Exhibit 10.1

ASSET PURCHASE AGREEMENT

SELLER GROUP:	GOLF TRUST OF AMERICA, INC.
GOLF TRUST OF AMERICA, L.P.
GTA-IB, LLC
GTA-IB GOLF RESORT, LLC
GTA-IB CONDOMINIUM, LLC
GTA-IB MANAGEMENT, LLC

BUYER GROUP:	SALAMANDER INNISBROOK SECURITIES, LLC
SALAMANDER INNISBROOK CONDOMINIUM, LLC
SALAMANDER INNISBROOK, LLC

DATED:	June 25, 2007

i

LIST OF SCHEDULES AND EXHIBITS

SCHEDULES

SCHEDULE 1.01(b)	—	Knowledge of Seller
SCHEDULE 1.01(d)	—	Parcel F Description
SCHEDULE 1.01(e)	—	Permitted Liens
SCHEDULE 1.01(f)	—	Material Contracts Requiring Consent for a Transfer
SCHEDULE 1.01(g)	—	Total Current Assets
SCHEDULE 1.01(h)	—	Total Current Liabilities
SCHEDULE 2.01(b)	—	Contracts
SCHEDULE 2.01(c)	—	Licenses, Permits, Certificates of Occupancy and Rights Under Permits, Approvals, and Allocations Relating to the Real Property and the Operation thereof and Other Similar Documents
SCHEDULE 2.01(i)(1)	—	Innisbrook Real Property and Condo Property
SCHEDULE 2.01(i)(2)	—	Unit 115 in Building 28 of the Innisbrook Condominiums
SCHEDULE 2.01(i)(3)	—	Parcel J-4
SCHEDULE 2.01(k)	—	Parcel Rights
SCHEDULE 2.01(m)	—	Wall Springs Rights
SCHEDULE 2.01(o)	—	Tangible Personal Property
SCHEDULE 2.01(p)	—	Intangible Personal Property
SCHEDULE 2.01(dd)	—	Acquired Plans
SCHEDULE 2.02(f)	—	Personal Property owned by any Employee or any employee of Troon
SCHEDULE 2.02(h)	—	Retained Assets
SCHEDULE 2.05(c)	—	Allocation of Consideration
SCHEDULE 2.07(c)	—	Closing Date Working Capital Statement
SCHEDULE 2.08(a)	—	Restricted Access for Third Parties
SCHEDULE 2.08(c)	—	Due Diligence Materials
SCHEDULE 4.03	—	Seller Governmental Authorizations and Filings
SCHEDULE 4.04	—	Noncontravention
SCHEDULE 4.06	—	Seller Financial Statements
SCHEDULE 4.07	—	Seller Disclosed Liabilities
SCHEDULE 4.08	—	Material Contracts
SCHEDULE 4.09	—	Seller Litigation
SCHEDULE 4.10(a)	—	Compliance with Laws
SCHEDULE 4.10(b)	—	Permits
SCHEDULE 4.11(a)	—	Real Property
SCHEDULE 4.11(b)	—	Leases

v

SCHEDULE 4.11(g)	—	Tax Reduction Proceedings
SCHEDULE 4.12(a)	—	Intellectual Property
SCHEDULE 4.12(b)	—	Proprietary Software
SCHEDULE 4.12(c)	—	License Agreements
SCHEDULE 4.14	—	Employees
SCHEDULE 4.14(a)	—	Terminated Employees
SCHEDULE 4.15(a)	—	Plans
SCHEDULE 4.15(e)	—	Multi-Employer Plans
SCHEDULE 4.16	—	Environmental Matters
SCHEDULE 4.16(e)	—	Location of Hazardous Substances and Underground Storage Tanks
SCHEDULE 4.17	—	Labor Matters
SCHEDULE 4.18	—	Tax Matters
SCHEDULE 4.20	—	Insurance
SCHEDULE 4.23	—	Suppliers
SCHEDULE 6.01(b)	—	Transition Capital Expenditures
SCHEDULE 10.02(i)	—	Buyer’s Required Consents
SCHEDULE 10.03(f)	—	Seller’s Required Consents

EXHIBITS

EXHIBIT 1.01(a)	—	Troon Estoppel Certificate
EXHIBIT 4.24	—	Vested Rights Agreement
EXHIBIT 6.01	—	Form of Innisbrook 2007 Rental Pool Annual Lease Agreement
EXHIBIT 10.02(b)	—	Form of Officer’s Certificate of Seller and General Partner of Parent
EXHIBIT 10.02(c)	—	Form of Bill of Sale
EXHIBIT 10.02(d)	—	Form of Assignment and Assumption Agreements
EXHIBIT 10.02(e)	—	Form of Deeds
EXHIBIT 10.02(f)	—	Form of Lease Agreements
EXHIBIT 10.02(h)	—	Form of 1445 Certificate
EXHIBIT 10.03(b)	—	Form of Officer’s Certificate of Buyer

ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (this “Agreement”) is dated as of  June 25,  2007 (the “Execution Date”), by and among (1) (i) Golf Trust of America, Inc., a Maryland corporation (“GTA”), (ii) GTA-IB, LLC, a Florida limited liability company (“Seller”), (iii) Golf Trust of America, L.P., a Delaware limited partnership and the indirect parent of Seller (“Parent”), (iv) GTA-IB Golf Resort, LLC, a Florida limited liability company (“Holding Company”), (v) GTA-IB Condominium, LLC, a Florida limited liability company (“Condo Owner”), and (vi) GTA-IB Management, LLC, a Florida limited liability company (“Management Company”, and (i) through (vi) together the “Seller Entities”), and (2) (i) Salamander Innisbrook Securities, LLC, a Florida limited liability company (“SIS”), (ii) Salamander Innisbrook Condominium, LLC, a Florida limited liability company (“SIC”), and (iii) Salamander Innisbrook, LLC, a Florida limited liability company (“SI”, and together with SIS and SIC, “Buyer”).

THE PARTIES ENTER INTO THIS AGREEMENT on the basis of the following facts, intentions and understandings:

A.            Buyer and Seller (or in the case of the Condo Property (as defined herein), Condo Owner, in the case of the GH Securities Stock Interests (as defined herein), Holding Company, and in the case of the Employees (as defined herein), Management Company) have approved, and deem it advisable to consummate the purchase of the Acquired Assets (as defined herein) by Buyer, which purchase is to be effected by the sale by Seller (or in the case of the Condo Property, Condo Owner, in the case of the GH Securities Stock Interests, Holding Company, and in the case of the Employees, Management Company) of all of the Acquired Assets to Buyer, subject to all of the Assumed Liabilities, and otherwise upon the terms and subject to the conditions set forth herein.

B.            On the Execution Date, Buyer shall deposit in escrow with Stewart Title Guaranty Company (the “Escrow Agent”) cash or a Letter of Credit (in a form acceptable to Seller) in the amount of  Three Million  Dollars ($3,000,000) (the “Deposit Amount”) as a deposit against the Purchase Price (as defined herein).   On the Execution Date, the deposit shall be non-refundable to Buyer except as otherwise expressly provided in this Agreement.

C.            On September 28, 2006, GTA filed with the SEC a Form 8-K to which was attached a Termination and Release Agreement dated September 28, 2006, by and among GTA-IB, LLC, GTA and Westin Hotel Management, L.P. (“Westin”), among other agreements respecting the termination of the Westin Management Agreement.

D.            On December 28, 2006, GTA filed with the SEC a Form 8-K to which was attached the following exhibits (i) a First Amendment to Defense and Escrow Agreement by and GTA, GTA, LP, GTA-IB and Escrow Agent, and (ii) a Loan Satisfaction and Termination of Assignment of Defense and Escrow Agreement by and between GTA and Elk Funding, LLC.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement, and subject to the conditions set forth herein, the parties hereto agree as follows:

ARTICLE 1

DEFINITIONS

1.01        Definitions.

The following terms, as used herein, have the following meanings (the use of the singular or the plural herein is not exclusive and the tenses may be used interchangeably as the context requires):

“Accounts Receivable” shall have the meaning set forth in Section 2.01(y) of this Agreement.

“Acquired Assets” shall have the meaning set forth in Section 2.01 of this Agreement.

“Acquired Plans” shall have the meaning set forth in Section 2.01(dd) of this Agreement.

“Acquisition Agreement” shall have the meaning set forth in Section 6.07(b) of this Agreement.

“Acquisition Proposal” shall have the meaning set forth in Section 6.07(a) of this Agreement.

“Action” shall have the meaning set forth in Section 11.03(a) of this Agreement.

“Adjustment Date” shall have the meaning set forth in Section 2.07(c) of this Agreement.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with such Person.

“Agreement” shall have the meaning set forth in the Preamble of this Agreement.

“Agreement for Effluent Disposal” shall have the meaning set forth in Section 2.01(l) of this Agreement.

“Allocation” shall have the meaning set forth in Section 2.05(c) of this Agreement.

“Applicable Period” shall have the meaning set forth in Section 6.07(a) of this Agreement.

“AR Holdback” shall have the meaning set forth in Section 2.05(a) of this Agreement.

“Assignment and Assumption Agreements” shall have the meaning set forth in Section 10.02(d) of this Agreement.

“Assignment, Consent, Subordination and Nondisturbance Agreement” means that certain Assignment, Consent, Subordination and Nondisturbance Agreement dated as of July 15, 2004, by and among Seller, Parent and Westin.

“Assignment of Defense and Escrow Agreement” means that certain Assignment of Defense and Escrow Agreement dated as of July 15, 2004, by and between Parent and Elk Funding, L.L.C., assigning all of the right, title, interest and estate of Parent in the Defense and Escrow Agreement to Elk Funding, L.L.C., as such agreement may have been amended.

“Assumed Liabilities” shall have the meaning set forth in Section 2.03 of this Agreement.

“Bill of Sale” shall have the meaning set forth in Section 10.02(c) of this Agreement.

“Business” means the business of operating the Resort.

“Business Day” means any day other than a Saturday, Sunday or a day on which banks in Tampa, Florida are authorized or obligated by applicable law or executive order to close or are otherwise generally closed.

“Buyer” shall have the meaning set forth in the Preamble of this Agreement.

“Buyer Indemnified Claims” shall have the meaning set forth in Section 11.02(b) of this Agreement.

“Buyer Parties” shall have the meaning set forth in Section 11.02(a) of this Agreement.

“Buyer’s Escrow Demand” shall have the meaning set forth in Section 3.02(b) of this Agreement.

“Casualty Loss” shall have the meaning set forth in Section 13.01(a) of this Agreement.

“Change of Recommendation” shall have the meaning set forth in Section 6.07(c) of this Agreement.

“CKT” shall have the meaning set forth in Section 2.01(k) of this Agreement.

“Claims” means all claims within the meaning of such term in 11 U.S.C. Section 101(5) (provided that a right to an equitable remedy is considered a claim whether or not the breach gives rise to a right to payment), including causes of action, reclamation claims, mortgages, pledges, restrictions, hypothecations, charges, indentures, loan agreements, instruments, leases, licenses, options, rights of first refusal, contracts, offsets, recoupment, rights of recovery, judgments, orders, claims for reimbursement, contribution, indemnity or exoneration, and decrees of any court or foreign or domestic governmental entity, interests, products liability, fraud, fraudulent transfers, breach of fiduciary duty, alter-ego, environmental, successor liability, tax and other liabilities and claims, including Tax claims, in each case whether secured or unsecured, choate or inchoate, filed or unfiled, scheduled or unscheduled, noticed or unnoticed, recorded or unrecorded, perfected or unperfected, allowed or disallowed, contingent or non-contingent, liquidated or unliquidated, matured or unmatured, material or immaterial, disputed or undisputed, or known or unknown, whether arising prior to, on, or subsequent to the Closing Date, whether imposed by agreement, understanding, law, equity or otherwise.

“Closing” shall have the meaning set forth in Section 2.06 of this Agreement.

“Closing Date” shall have the meaning set forth in Section 2.06 of this Agreement.

“Closing Transfer Amount” shall have the meaning set forth in Section 2.05(a) of this Agreement.

“Closing Date Working Capital” shall have the meaning set forth in Section 2.07(c) of this Agreement.

“COBRA” shall have the meaning set forth in Section 9.01(b) of this Agreement.

“Code” means the United States Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

“Condo Owner” shall have the meaning set forth in the Preamble of this Agreement.

“Condo Property” shall have the meaning set forth in Section 2.01(i) of this Agreement.

“Condo Property Purchase Price” shall have the meaning set forth in Section 6.04 of this Agreement.

“Condominium Approval” shall have the meaning set forth in Section 6.04 of this Agreement.

“Condominium Association” means Innisbrook Condominium Association, Inc., a Florida corporation not for profit.

“Confidentiality Agreement” means the Non-Disclosure Agreement dated as of April 10, 2007, by and between Golf Trust of America, Inc. and Salamander Hospitality Services, LLC.

“Contracts” shall have the meaning set forth in Section 2.01(b) of this Agreement.

“Current Group Accounts Receivable” shall mean all Accounts Receivable less than thirty (30) days old attributable as of the day prior to the Closing Date.

“Damages” shall have the meaning set forth in Section 2.08(b) of this Agreement.

“Data Room” means the “Eagle Golf” workspace on www.intralinks.com.

“Declaration of Condominium” means that certain Declaration of Condominium of Innisbrook Condominium No. 23, a Condominium dated as of September 13, 1974, by Golf Host South, Inc.

“Deeds” shall have the meaning set forth in Section 10.02(e) of this Agreement.

“Defense and Escrow Agreement” means that certain Defense and Escrow Agreement dated as of July 15, 2004, by and among GHR, Seller, Parent, GTA and Escrow Agent, as such agreement may have been amended.

“Demand” shall have the meaning set forth in Section 3.01(c) of this Agreement.

“Demanding Party” shall have the meaning set forth in Section 3.01(c) of this Agreement.

“Deposit Amount” shall have the meaning set forth in Recital B of this Agreement.

“Development Plan Costs” shall have the meaning set forth in Section 2.03(n) of this Agreement.

“Due Diligence Materials” shall have the meaning set forth in Section 2.08(c)(i) of this Agreement.

“Employees” means all active employees actively and solely dedicated to the operations of the Business employed by Seller or any of its Affiliates (but, for the avoidance of doubt, excluding any employees of Troon or any of its Affiliates), including any such employees on approved leaves of absence (whether vacation, family leave, workers’ compensation, short-term disability, maternity leave or otherwise) and the term “Employee” shall mean any of the foregoing such Employees.

“Environmental Laws” means any and all federal, state, local and foreign statutes, laws, regulations and rules, in each case as in effect on the Execution Date or as subsequently amended, that have as their purpose the protection of the environment or of human health or that relate to the transportation, handling, storage, use or exposure to Hazardous Substances, wastes or materials.

“Environmental Liabilities” means any Damages or obligations arising out of the ownership or operation of the Business or the ownership or operation of the Real Property, other than the Pinellas County Land, to the extent based upon (i) a material violation of or liability under any Environmental Law, (ii) a failure to obtain, maintain or comply with any material Environmental Permit, directive, order or notice of violation under, or any requirement of, any material Environmental Law, (iii) a material Release of any Hazardous Substance at, on or under any Real Property, other than the Pinellas County Land, or any environmental investigation, remediation, removal, clean-up or monitoring required under any Environmental Law or required by a Governmental Authority or other third party at, on or under any Real Property, other than the Pinellas County Land, or (iv) the use, generation, storage, transportation, treatment, sale or other off-site disposal of Hazardous Substances generated by or otherwise used in the Business.

“Environmental Permits” means all permits, licenses, franchises, certificates, approvals and other similar authorizations of Governmental Authorities required by any Environmental Law.

“Equipment” means all machinery, fixtures, furniture, supplies, accessories, materials, equipment, parts, automobiles, trucks, vehicles, golf carts, tooling, office equipment, furnishings and other similar items of personal property owned or leased by Seller which are used in connection with the Business.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.

“ERISA Affiliate” shall have the meaning set forth in Section 4.15(a) of this Agreement.

“ERISA Plans” shall have the meaning set forth in Section 4.15(a) of this Agreement.

“Escrow Agent” shall have the meaning set forth in Recital B of this Agreement.

“Escrow Period” shall have the meaning set forth in Section 3.02(a) of this Agreement.

“Estimated Closing Date Working Capital” shall have the meaning set forth in Section 2.05(b) of this Agreement.

“Estimated Closing Date Working Capital Certificate” shall have the meaning set forth in Section 2.05(b) of this Agreement.

“Execution Date” shall have the meaning set forth in the Preamble of this Agreement.

“Fairness Opinion” shall have the meaning set forth in Section 6.05 of this Agreement.

“Final Board Approval” shall have the meaning set forth in Section 6.05 of this Agreement.

“Final Working Capital” shall have the meaning set forth in Section 2.07(d)(v) of this Agreement.

“Financial Advisor” shall have the meaning set forth in Section 6.05 of this Agreement.

“First Amendment to the Agreement for Effluent Disposal” shall have the meaning set forth in Section 2.01(l) of this Agreement.

“GAAP” means the United States generally accepted accounting principles.

“GH Securities” means Golf Host Securities, Inc., a Florida corporation.

“GH Securities Stock Interests” means all of Holding Company’s direct or indirect ownership interest in GH Securities, including shares of capital stock, subordinated loans, advance, or contract rights.

“GHR” means Golf Host Resorts, LLC, a Colorado limited liability company, formerly known as Golf Host Resorts, Inc., a Colorado corporation.

“GHR Loan Agreement” means that certain Loan Agreement dated as of June 20, 1997, by and between GHR and Parent, as amended from time to time, including by amendment dated as of July 15, 2004, by and between Seller and Parent, as such agreement may have been amended.

“Governmental Authority” means any national, federal, regional, state, provincial, county, municipal, foreign or multinational court or other governmental or regulatory authority, administrative body or government, department, board, body, tribunal, instrumentality or commission of competent jurisdiction respecting the Acquired Assets.

“Ground and Property Leases” shall have the meaning set forth in Section 4.11(b) of this Agreement.

“GTA” shall have the meaning set forth in the Preamble of this Agreement.

“GTA Mortgage” means that certain Mortgage, Security Agreement and Fixture Filing with Assignment of Rents dated as of June 20, 1997, by and between GHR and Parent, as extended, amended, restated, consolidated or modified from time to time and recorded in the land records of Pinellas County, in Volume 9748 at Page 2292, and the related agreements, as amended, contemplated thereby and/or entered in furtherance thereof, including all corresponding promissory notes, deeds of trust, and loan agreements and, more specifically: (i) the rights of both the lender and the borrower under the GHR Loan Agreement, (ii) that certain Security Agreement dated as of June 20, 1997, by and between GHR and Parent, as extended, amended, restated, consolidated or modified from time to time, and (iii) any other related documents recorded in the public records of Pinellas County or Hillsborough County, Florida.

“GTA/Seller/Parent Indemnified Claims” shall have the meaning set forth in Section 11.02(a) of this Agreement.

“Hazardous Substance” means any pollutant, contaminant or any toxic, radioactive or otherwise hazardous substance, as such terms are regulated by, defined in, or identified pursuant to, any Environmental Law, (i) excluding petroleum and any petroleum products, chlorine, Freon, and any product related to golf course agronomy and maintenance, landscaping care and customary food preparation and (ii) including asbestos and polychlorinated biphenyls.

“Historical Financial Statements” means the financial statements of the Business filed in Seller’s annual report on Form 10-K for the year ended December 31, 2006.

“Holding Company” shall have the meaning set forth in the Preamble of this Agreement.

“Improvements” shall have the meaning set forth in Section 2.01(n) of this Agreement.

“Indemnified Party” shall have the meaning set forth in Section 11.03(a) of this Agreement.

“Indemnifying Party” shall have the meaning set forth in Section 11.03(a) of this Agreement.

“Independent Accounting Firm” shall have the meaning set forth in Section 2.07(d)(iii) of this Agreement.

“Initial Board Approval” shall have the meaning set forth in Section 6.05 of this Agreement.

“Innisbrook Condominium” means those certain condominiums located at the Resort in Palm Harbor, Florida.

“Innisbrook Real Property” shall have the meaning set forth in Section 2.01(i) of this Agreement.

“Intangible Personal Property” shall have the meaning set forth in Section 2.01(p) of this Agreement.

“Intellectual Property” means, to the extent owned or held for use by Seller with respect to the Business, any and all (a) patents, patent applications, patent disclosures and any reissue, continuation, continuation-in-part, revision, extension or reexamination thereof; (b) copyrights, copyright registrations and copyright applications, copyrightable works, rights in databases and data collections, and website content; (c) trademarks and service marks (including any common law or prior use rights that may exist therein), trade dress, trade names, corporate names, logos, Internet domain names, designs, slogans, and general intangibles of like nature, together with all goodwill associated with any of the foregoing; (d) computer programs, including Ironhorse rental pool management software program and any and all software implementations of algorithms, models and methodologies whether in source code or object code form, databases and compilations, including any and all data and collections of data, all documentation, including user manuals and training materials, related to any of the foregoing and the content and information contained on the websites set forth on Schedule 4.12(a) (collectively, “Software”); (e) trade secrets and confidential information, including databases, ideas, compositions, technology, know how, inventions, processes, formulae, algorithms, technical data, financial, business and marketing plans, sales and promotional literature, customer and supplier lists and related information, models and methodologies (such confidential items, collectively “Trade Secrets”); (f) registrations and applications relating to any of the foregoing, including any renewals, extensions, continuations (in whole or in part), divisionals, re-examinations or reissues or equivalent or counterpart thereof; (g) statutory, contractual and other claims, demands, and causes of action for royalties, fees, or other income from, or infringement, misappropriation or violation of, any of the foregoing, and all of the proceeds from the foregoing that are accrued and unpaid as of, and/or accruing after, the date of this Agreement; (h) copies and tangible embodiments of the foregoing (in whatever form or medium); (i) all trademark and other intellectual property rights related to the golf courses names,  and (j) rights analogous to those set forth in the preceding clauses, any other similar type of intellectual property right owned by Seller, any other proprietary rights relating thereto, and any licenses to use any of the foregoing.

“Interim Financial Statements” shall have the meaning set forth in Section 4.06 of this Agreement.

“Knowledge of Seller” or words of similar import means the actual knowledge, without inquiry of the individuals set forth in Schedule 1.01(b) attached hereto.

“Land Plans and Specifications” shall have the meaning set forth in Section 2.01(e) of this Agreement.

“Lease Assignments” shall have the meaning set forth in Section 10.02(f) of this Agreement.

“Leased Real Property” shall have the meaning set forth in Section 4.11(b) of this Agreement.

“Leases” shall have the meaning set forth in Section 4.11(b) of this Agreement.

“Liabilities” means all debts, liabilities, claims, demands, expenses, commitments and obligations (whether accrued or not, known or unknown, disclosed or undisclosed, fixed or contingent, asserted or unasserted, liquidated or unliquidated), whether arising prior to, at or after the Closing.

“License Agreements” shall have the meaning set forth in Section 4.12(c) of this Agreement.

“Lien” means, with respect to any of the Acquired Assets, any mortgage, lien, pledge, charge, security interest, encumbrance, hypothecation, claim, easement, encroachment, title defect, title retention agreement, voting trust agreement, option, right of first refusal or other restriction or limitation of any nature whatsoever in respect of such Acquired Asset.

“Management Company” shall have the meaning set forth in the Preamble of this Agreement.

“Material Adverse Effect” means any change, effect, event, violation, inaccuracy, circumstance, occurrence, state of facts or development that in the aggregate, when taken together with all other charges, effects, events, inaccuracies, occurrences, state of facts or developments occurring or existing at or about the same time, is or is reasonably likely to be materially adverse to (i) the Business or the Acquired Assets, (ii) the ability of any of the Seller Entities to perform any of their respective obligations pursuant to this Agreement, or (iii) prevent or materially delay the ability of any of the Seller Entities to consummate the transactions contemplated by this Agreement; provided, however, that none of the following shall be taken into account in determining whether there has been or will be a Material Adverse Effect: (A) changes affecting the United States economy (which changes or developments, in each case, do not disproportionately affect the Business in any material respect), (B) changes or developments in the industries in which the Business participates, including the resort or golf business (which changes or developments, in each case, do not disproportionately affect the Business in any material respect), (C) changes in any zoning laws or decisions of any zoning authority affecting the Business, excepting only such changes or decisions that actually result in a prohibition of the conduct of any material part of the Business or a material adverse change in the number of residential units that may be constructed on the Real Property, (D) changes in the weather and adverse atmospheric conditions, (E) changes resulting from political instability, acts of terrorism or war, (F) changes resulting from or arising out of the announcement of this Agreement or actions pursuant to (and required by) this Agreement, (G) any failure, in and of itself, by the Business to meet any internal or published projections, forecasts or revenue or earnings or bookings predictions for any period ending on or after the Execution Date (it being understood that the facts or occurrences giving rise to or contributing to such failure may be taken into account in determining whether there has been or will be a Material Adverse Effect), or (H) any termination of the Troon Management Agreement.

“Material Contracts” means those Contracts which involve payment or receipt by Seller or any of its Affiliates of amounts in excess of Fifty Thousand Dollars ($50,000) per annum and the other contracts set forth on Schedule 4.08, if any.

“Material Schedule Amendment” shall have the meaning set forth in the Preamble to Article 4 of this Agreement.

“NASD” means the National Association of Securities Dealers, Inc.

“Net Working Capital” shall have the meaning set forth in Section 2.07(a) of this Agreement.

“New Exception” shall have the meaning set forth in Section 2.08(e) of this Agreement.

“Non-Material” shall have the meaning set forth in Section 13.01(c) of this Agreement.

“Objection Notice” shall have the meaning set forth in Section 2.07(d)(i) of this Agreement.

“Owned Real Property” shall have the meaning set forth in Section 4.11(a) of this Agreement.

“Parcel F” means the parcel of real property more particularly described in Schedule 1.01(d) attached hereto.

“Parcel F Development Agreement” means that certain Parcel F Development Agreement dated as of March 29, 2004, by and among GHR, Parent and Innisbrook F, LLC (formerly known as Bayfair Innisbrook, L.L.C.), as amended from time to time, including by amendments dated as of March 11, 2005 and August 10, 2005.

“Parcel F Memorandum of Agreement” means that certain Parcel F Memorandum of Agreement dated as of July 15, 2004, by and between GHR, Parent, Seller and GTA.

“Parcel J-4” shall have the meaning set forth in Section 2.01(i) of this Agreement.

“Parcel J-4 Lease” shall have the meaning set forth in Section 2.01(i) of this Agreement.

“Parcels J-1 and J-2” shall have the meaning set forth in Section 2.01(k) of this Agreement.

“Parcel K” shall have the meaning set forth in Section 2.01(k) of this Agreement.

“Parcel Rights” shall have the meaning set forth in Section 2.01(k) of this Agreement.

“Parent” shall have the meaning set forth in the Preamble of this Agreement.

“PBGC” shall have the meaning set forth in Section 4.15(c) of this Agreement.

“Permits” means licenses, permits, registrations, waivers, exemptions, consents, authorizations, qualifications under or from any federal, state, local or foreign laws or Governmental Authorities or the NASD pertaining to the Business or the Real Property.

“Permitted Liens” means (i) Liens set forth in Schedule 1.01(e) attached hereto, including Liens relating to certain financing or leasing arrangements relating to certain personal property transferred to Buyer pursuant to Section 2.01 hereof, (ii) the lien of taxes and assessments on the Real Property for the years 2004, 2005 and 2006 which are currently being contested by Seller, (iii) the lien of taxes and assessment for the year 2007 and subsequent years, not due and payable at the date of Closing, provided that Seller retains the Liabilities described in Section 2.04(f) hereof, and (iv) all Permitted Title Exceptions.

“Permitted Title Exceptions” shall have the meaning set forth in Section 2.08(e)(i) of this Agreement.

“Person” means an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

“Phase I Environmental Site Assessments” means Phase I environmental reports of the Owned Real Property prepared by a certified environmental testing company.

“Phase II Environmental Site Assessments” means Phase II environmental reports of the Owned Real Property prepared by a certified environmental testing company.

“Pinellas County Land” shall have the meaning set forth in Section 2.01(l) of this Agreement.

“Pinellas County Rights” shall have the meaning set forth in Section 2.01(l) of this Agreement.

“Plan of Liquidation” means GTA’s liquidation plan, as described in the proxy statement on Schedule 14A filed on March 14, 2001, by GTA with the Securities and Exchange Commission, as amended.

“Plans” shall have the meaning set forth in Section 4.15(a) of this Agreement.

“Pre-Closing Environmental Liabilities” means any Environmental Liabilities to the extent arising out of the ownership, operation or condition of any of the Business or the Real Property, other than the Pinellas County Land, on or at any time prior to the Closing Date.

“Property Information” shall have the meaning set forth in Section 2.08(c)(ii) of this Agreement.

“Proprietary Software” shall have the meaning set forth in Section 4.12(b) of this Agreement.

“Purchase Price” shall have the meaning set forth in Section 2.05(a) of this Agreement.

“Real Property” means the Owned Real Property and the Leased Real Property.

“Release” means the presence of or any release, spill, emission, leaking, pumping, pouring, dumping, emptying, injection, deposit, disposal, discharge, dispersal, leaching or migration of Hazardous Substances not permitted by prevailing and applicable Environmental Laws or Environmental Permits, in or into air, soil, water or groundwater at the Owned Real Property.

“Rental Pool Agreement” means that certain Amended and Restated Innisbrook Rental Pool Master Lease Agreement dated as of January 1, 2004, by and among certain lessors and GHR, as lessee (as assigned to Seller as of July 15, 2004), including that certain Amended and Restated First Addendum dated as of January 1, 2004, and as supplemented, without limitation, by the Innisbrook 2005 Rental Pool Annual Lease Agreement effective as of October 15, 2004, by and among Seller and certain lessors, the Innisbrook 2006 Rental Pool Annual Lease Agreement effective as of October 1, 2005, by and among Seller and certain lessors and the Innisbrook 2007 Rental Pool Annual Lease Agreement effective as of October 1, 2006.

“Required Consents” means consents related to the transfer of the Material Contracts, including those set forth in Schedule 1.01(f).

“Resort” means the resort commonly known as Innisbrook Golf Resort located at 36750 U.S. Highway 19N, Palm Harbor, Florida.

“Retained Assets” shall have the meaning set forth in Section 2.02 of this Agreement.

“Retained Liabilities” shall have the meaning set forth in Section 2.04 of this Agreement.

“Retained Permits” shall have the meaning set forth in Section 2.02(b) of this Agreement.

“Scope of Work” shall have the meaning set forth in Section 2.08(a) of this Agreement.

“Seller” shall have the meaning set forth in the Preamble of this Agreement.

“Seller Entities” shall have the meaning set forth in the Preamble of this Agreement.

“Seller Parties” shall have the meaning set forth in Section 2.08(b) of this Agreement.

“Seller Termination Fee” shall have the meaning set forth in Section 12.02(b) of this Agreement.

“Seller’s Escrow Amount” shall have the meaning set forth in Section 2.05(a) of this Agreement.

“Seller Schedule Amendment” shall have the meaning set forth in the Preamble to Article 4 of this Agreement.

“Separate Condo Closing” shall have the meaning set forth in Section 6.04 of this Agreement.

“Settlement Agreement” means that certain Settlement Agreement dated as of July 15, 2004, by and among GHR and certain of its Affiliates, Seller and Parent.

“SI” shall have the meaning set forth in the Preamble of this Agreement.

“SIC” shall have the meaning set forth in the Preamble of this Agreement.

“SIS” shall have the meaning set forth in the Preamble of this Agreement.

“Software” shall have the meaning set forth in the definition of “Intellectual Property” in this Section 1.01.

“Starwood” means Starwood Hotels & Resorts Worldwide, Inc.

“Statement of the Closing Date Working Capital” shall have the meaning set forth in Section 2.07(c) of this Agreement.

“Subsidiary,” or, in the plural, “Subsidiaries,” means, with respect to any Person, any corporation, limited liability company or other organization, whether incorporated or unincorporated, of which (a) fifty percent (50%) or more of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such Person or by any one or more of its Subsidiaries, or by such Person and one or more of its Subsidiaries, or (b) such Person or any other Subsidiary of such Person is a general partner, excluding any such partnership where such Person or any Subsidiary of such party does not have fifty percent (50%) or more of the voting interests in such partnership.

“Superior Proposal” shall have the meaning set forth in Section 6.07(c) of this Agreement.

“Survey” shall have the meaning set forth in Section 2.08(d) of this Agreement.

“Taking” shall have the meaning set forth in Section 13.01(b) of this Agreement.

“Tangible Personal Property” shall have the meaning set forth in Section 2.01(o) of this Agreement.

“Target Working Capital” shall have the meaning set forth in Section 2.07(b) of this Agreement.

“Tax” means any tax, duty, fee, assessment or similar charge of any nature whatsoever imposed by any government or taxing authority, domestic or foreign, including any gross or net income, gross or net receipts, minimum, sales, use, ad valorem, value added, stamp, transfer, franchise, withholding, payroll, employment, excise, occupation, premium or property tax, together with any interest, penalty, addition to tax or additional amount imposed with respect thereto.

“Tax Returns” means all United States federal, state, local and foreign returns, declarations, statements, reports, schedules, forms and information returns relating to Taxes, including any amendments thereof.

“Third Party Action” shall have the meaning set forth in Section 11.03(b) of this Agreement.

“Title Commitment” means both that certain Stewart Title Guaranty Company ALTA Commitment (Number 20070177) effective as of May 15, 2007.

“Title Company” shall have the meaning set forth in Section 10.02(g) of this Agreement.

“Title Insurance Policies” shall have the meaning set forth in Section 10.02(g) of this Agreement.

“Title Objection Notice” shall have the meaning set forth in Section 2.08(e)(i) of this Agreement.

“Title Policy” shall have the meaning set forth in Section 10.02(g) of this Agreement.

“Title Report” shall have the meaning set forth in Section 2.08(d) of this Agreement.

“Total Current Assets” shall have the meaning set forth in Schedule 1.01(g) attached hereto.

“Total Current Liabilities” shall have the meaning set forth in Schedule 1.01(h) attached hereto.

“Trade Secrets” shall have the meaning set forth in the definition of “Intellectual Property” in this Section 1.01.

“Transferred Employees” shall have the meaning set forth in Section 9.01(a) of this Agreement.

“Transition Capital Expenditures” shall have the meaning set forth in Section 6.01(b).

“Troon” means Troon Golf L.L.C., a Delaware limited liability company.

“Troon Estoppel Certificate” means that certain estoppel certificate contemplated to be executed and delivered by Troon pursuant to Section 14.02 of the Troon Management Agreement, in the form of Exhibit 1.01(a) attached hereto.

“Troon Institute Lease Agreement” means that certain Lease Agreement dated as of July 15, 2004, by and between Seller and GHR.

“Troon Management Agreement” means that certain Facility Management Agreement for the Resort dated as of July 15, 2004, by and among Troon, Westin and Seller.

“Unaudited Balance Sheet” means the unaudited balance sheet of the Business for the quarter ended March 31, 2007 included in the Unaudited Financial Statements.

 “Unaudited Financial Statements” means the financial statements of the Business filed in Seller’s quarterly report on Form 10-Q for the quarter ended March 31, 2007.

“Unrestricted Cash” means all cash and cash equivalents of Seller, any of its Affiliates or the Business with the exception of the house bank cash which shall be not more than Eighty Thousand Dollars ($80,000) on the Execution Date, and the cash held in escrow for the Condo Property.

“Unused Parcel F Units” shall have the meaning set forth in Section 2.01(cc) of this Agreement.

“Vested Rights” shall have the meaning set forth in Section 2.01(cc) of this Agreement.

“Vested Rights Assignment” shall have the meaning set forth in Section 4.24 of this Agreement.

“Wall Springs Land” shall have the meaning set forth in Section 2.01(m) of this Agreement.

“Wall Springs Rights” shall have the meaning set forth in Section 2.01(m) of this Agreement.

“WARN” shall have the meaning set forth in Section 4.17(b) of this Agreement.

“Warranties and Guarantees” shall have the meaning set forth in Section 2.01(f) of this Agreement.

“Westin” means Westin Management Company South, a Delaware corporation.

“Westin Management Agreement” means that certain Management Agreement dated as of July 15, 2004, by and between Westin and Seller, which has been cancelled effective October 31, 2006.

ARTICLE 2

PURCHASE AND SALE

2.01        Sale and Transfer of Assets.  Upon the terms and subject to the conditions of this Agreement, Seller (or, in the case of the Condo Property, Condo Owner, in the case of the GH Securities Stock Interests, Holding Company, and in the case of the Employees, Management Company) agrees to sell, convey, assign, transfer and deliver to SI (or in the case of the Condo Property, SIC and in the case of the GH Securities Stock Interests, SIS), and SI (or in the case of the Condo Property, SIC and in the case of the GH Securities Stock Interests, SIS) shall purchase, acquire and accept from Seller (or, in the case of the Condo Property, Condo Owner, in the case of the GH Securities Stock Interests, Holding Company, and in the case of the Employees, Management Company), the following property and assets, excluding the Retained Assets (collectively, the “Acquired Assets”), together with the Assumed Liabilities:

(a)           all transferable and assignable rights and benefits of the Seller Entities under purchase orders, proposals, bids and bookings relating to the Business;

(b)           all transferable and assignable rights of the Seller Entities under all contracts and agreements written or oral pertaining to the operation of the Business in the ordinary course or related to the Acquired Assets described in Schedule 2.01(b) attached hereto, (A) including (i) the letter agreement dated as of August 9, 2005, by and between Starwood and GTA, regarding certain private class action lawsuits brought against Starwood in relation to certain automatic guest charges, (ii) the Troon Institute Lease Agreement, (iii) The Parcel F Development Agreement, (iv) the Parcel J-4 Lease, (v) Sections 1.1(q), 8.2 and 8.3 of the Settlement Agreement, (vi)  any rental pool agreements, including the Rental Pool Agreement, (vii) any agreements relating to the advertising of the Business and (viii) any and all membership agreements, equipment leases, guaranties, pledge agreements, contribution agreements, service contracts and any and all other such agreements, and (B) excluding the Parcel F Memorandum of Agreement (all contracts and agreements described in Schedule 2.01(b), excluding those specifically named in this clause (B) are collectively referred to as the “Contracts”) (the Westin Management Agreement and the Troon Management Agreement are specifically not part of the Acquired Assets as Buyer has agreed to pay Seller Four Million Dollars ($4,000,000) in order for Seller to terminate these agreements and retain any associated liability);

(c)           all transferable and assignable licenses (including liquor licenses), Permits, certificates of occupancy and rights under Permits, approvals and allocations issued or approved by a Governmental Authority relating to the Real Property or the Business and the operation thereof and other similar documents described in Schedule 2.01(c) attached hereto, in each case to the extent transferable by any of the Seller Entities pursuant to applicable law and subject to all regulatory or other approvals required by any Governmental Authority in respect thereto;

(d)           all transferable and assignable agreements, Permits, variances and approvals relating to the development of any of the Real Property, in each case to the extent transferable by any of the Seller Entities pursuant to applicable law and subject to all regulatory or other approvals required by any Governmental Authority in respect thereto;

(e)           all transferable surveys, plans, maps, specifications, drawings and other similar documents relating to the Owned Real Property and owned by Seller (the “Land Plans and Specifications”);

(f)            all transferable and assignable guarantees, Permits and warranties issued to or held by the Seller Entities in connection with (i) the construction, operation, use, improvement, alteration or repair of the Tangible Personal Property and the Improvements and (ii) the purchase or repair of any Tangible Personal Property or Improvements (the “Warranties and Guaranties”);

(g)           all books, files and records of Seller relating to the Business, the Acquired Assets or the Assumed Liabilities transferable from Seller to Buyer under applicable law, including the following to the extent owned or licensed by Seller, transferable and assignable: management information systems or software owned by Seller, engineering information, sales and promotional literature, manuals and data, sales and purchase correspondence, personnel and employment records, customer lists, vendor lists, catalogs, research material, URLs, source codes, technical information, trade secrets, technology, know-how, specifications, designs, drawings, processes and quality control data, if any, and any other intangible property and applications for the same; provided, however, Seller shall not be obligated to transfer to Buyer any books, files or records regarding other offers to purchase any or all of the Business, the Acquired Assets or the Assumed Liabilities;

(h)           all transferable and assignable rights of Seller under the Leases and the Leased Real Property;

(i)            all Owned Real Property, including (i) the real property on which the Resort and three and one-half (3½) eighteen (18) hole golf courses are located, but not that certain one half (½) (or nine (9) holes) of one such eighteen (18) hole golf course located at the Resort that is the subject of the Pinellas County Rights (as defined herein) (the “Innisbrook Real Property”), (ii) those certain three (3) condominium properties located at the Resort and commonly known as Unit 301 in Building 15, Unit 104 in Building 20 and Unit 103 in Building 28 of the Innisbrook Condominiums (the “Condo Property”) (each of (i) and (ii) as more particularly described in Schedule 2.01(i)(1) attached hereto), (iii) that certain linen closet commonly described as Unit 115 in Building 28 of the Innisbrook Condominiums (as more particularly described in Schedule 2.01(i)(2) attached hereto), and (iv) that certain 0.6 acre tract, more particularly depicted in Schedule 2.01(i)(3) attached hereto (“Parcel J-4”), within the property commonly referred to as Parcel J and contiguous to the eastern gatehouse of the Resort, as such Parcel J-4 is subject to the obligation of the owner thereof to lease a portion of J-4 to Parcel F, L.L.C., a Florida limited liability company (the “Parcel J-4 Lease”), upon sale of Parcel F as contemplated by the Amended and Restated Agreement for Sale and Purchase of Real Property — Parcel F dated as of June 29, 2004, as amended through the Execution Date by and between GHR and Parcel F, L.L.C. and the Parcel F Development Agreement, any Lease or Leased Real Property.

(j)            Condo Owner’s right to any rental pool or other distributions accruing as of the Closing Date relating to the Condo Property;

(k)           all transferable and assignable right, title and interest in and to any and all contractual, real property or other rights or benefits of the Seller Entities relating to (i) the property commonly referred to as Parcels J-1 and J-2, as such properties are further described in that certain Agreement for Sale and Purchase of Real Property — Multi-Family Sites last dated November 6, 2000, by and between GHR and CKT Development Co., a Florida corporation (“CKT”) (“Parcels J-1 and J-2”), and (ii) the property commonly referred to as Parcel K, as such property is further described in that certain Agreement for Sale and Purchase of Real Property — Multi-Family Sites dated as of June 19, 1998, by and between GHR and CKT (“Parcel K”), which contractual, real property or other rights or benefits are listed in Schedule 2.01(k) attached hereto (collectively, the “Parcel Rights”);

(l)            easements and rights granted in the second paragraph of the First Amendment to the Agreement for Effluent Disposal (as defined herein) and all other transferable and assignable right, title and interest in and to any and all contractual, real property or other rights or benefits of the Seller Entities solely relating to any portion of that certain real property owned by Pinellas County, Florida (the “Pinellas County Land”), which contractual, real property or other rights or benefits are those certain easements (including the exclusive easement to and for the benefit of Seller for the purposes of enabling Seller to construct, operate, maintain, repair and replace nine (9) holes of a golf course) and other rights set forth in that certain Agreement for Effluent Disposal (the “Agreement for Effluent Disposal”) dated as of April 30, 1973, by and between Golf Host South, Inc., a Florida corporation (succeeded by GHR by merger), and Pinellas County, as amended from time to time, including by the amendments thereto dated as of January 28, 1997 (the “First Amendment to the Agreement for Effluent Disposal”) and March 29, 2001, by and between GHR and Pinellas County (all such right, title and interest collectively, the “Pinellas County Rights”);

(m)          all transferable and assignable right, title and interest in and to any and all contractual, real property or other rights or benefits of the Seller Entities solely relating to any portion of that certain real property which is owned (or previously owned) by Wall Springs Conservatory, Inc. and located adjacent to part of the Real Property, as such real property is described more particularly in Schedule 2.01(m) attached hereto (the “Wall Springs Land”), which contractual, real property or other rights or benefits are set forth in Schedule 2.01(m), including those certain easements (including the easements over and across the Wall Springs Land relating to, among other matters, drainage matters, cart paths and utility installations) and other rights set forth in that certain Easements and Development Agreement dated as of February 11, 1997, by and between GHR and Wall Springs Conservatory, Inc., as amended and/or restated (all such right, title and interest collectively, the “Wall Springs Rights”);

(n)           all improvements located on the Owned Real Property, including the driving ranges, putting greens, tees, fairways, cart paths, clubhouse facilities, snack bars, restaurants, pro shops, buildings, structures, parking lots, roadways, landscaping, fixtures and other improvements located on the Owned Real Property (collectively, the “Improvements”);

(o)           all transferable and assignable items of tangible personal property and fixtures owned, leased or used by Seller and located on or used in connection with the maintenance, operation and/or management of the Business and the Owned Real Property and the golf courses located thereon commonly known as Copperhead, Island and Highlands North and South Golf Courses, including inventory, machinery, equipment, furniture, furnishings, movable walls or partitions, phone, utility, electrical, mechanical, HVAC, plumbing, refrigeration, security and other control systems, restaurant equipment, computers, trade fixtures, golf carts, golf course operation and maintenance equipment (including pump stations, generators and irrigation transfer lines), valves or rotors, driving range equipment, athletic training equipment, office equipment or machines, antiques, other decorations and equipment or machinery of every kind or nature located on or used in connection with the operation of the Real Property, whether on or off-site, including all warranties and guaranties associated therewith (collectively, the “Tangible Personal Property”) (non-exclusive schedule of the Tangible Personal Property as of April 30, 2007 is attached hereto as Schedule 2.01(o));

(p)           all transferable and assignable items of intangible personal property owned by Seller and used in connection with the construction, ownership, operation, leasing or maintenance of the Real Property and the golf courses located thereon and commonly known as Copperhead, Island, and Highlands North and South Golf Courses or the Tangible Personal Property related thereto, including all goodwill attributed to the Owned Real Property, and any and all rights to trademarks, copyrights, tradenames, guarantees, authorizations, general intangibles, business records, plans and specifications, surveys, licenses, Permits and approvals with respect to the construction, ownership, operation, leasing or maintenance of the Real Property, any unpaid award for taking by condemnation or any damage to the Owned Real Property or Tangible Personal Property (collectively, the “Intangible Personal Property”) (non-exclusive schedule of the Intangible Personal Property as of the Execution Date is attached hereto as Schedule 2.01(p));

(q)           all of the Seller Entities’ keys, security codes, passwords and combinations to the Real Property, the Tangible Personal Property and the Improvements;

(r)            all of the GH Securities Stock Interests;

(s)           all transferable and assignable Intellectual Property relating to the operation of the Business or the Acquired Assets, excluding any and all rights to any name representing the legal entity (i) GTA or any of its Subsidiaries or Affiliates, other than GH Securities, (ii) Westin, or (iii) Troon, except to the extent expressly permitted by the Troon Management Agreement;

(t)            all transferable and assignable advertising or promotional materials related to or used in connection with the Acquired Assets or the Business;

(u)           all transferable rights to the telephone numbers (and related directory listings) used in connection with the Business or the Acquired Assets;

(v)           subject to Sections 2.05(d) and 2.07 hereof, all transferable security deposits, earnest deposits, and all other forms of security placed with Seller or any of its Affiliates related to the Business for the performance of a contract or agreement which otherwise constitutes a portion of the Acquired Assets which Seller has not drawn upon prior to the Closing Date;

(w)          any transferable goodwill in or arising from the Acquired Assets and the Business;

(x)            all of Seller’s, Condo Owner’s or any of their Affiliates’ transferable and assignable right, title and interest with respect to any and all insurance policies related to the Acquired Assets and the Business set forth in Schedule 4.20 attached hereto under the heading “The following insurance policies shall be transferred to Buyer to the extent transferable and/or assignable”, including any net proceeds or net premium refunds accrued and payable thereunder after the Closing Date; provided, however, that neither Seller, Condo Owner nor any of their Affiliates shall have any obligation to maintain any insurance with respect to the Acquired Assets or the Business after the Closing Date nor any obligation to transfer any insurance related to (i) Parent, Seller or Condo Owner other than related exclusively to the Business, (ii) any Retained Assets, or (iii) any Retained Liabilities; provided, further, that (w) after the Closing Seller and any of its Affiliates, as applicable, shall retain the right, and Buyer shall agree to Seller and any of its Affiliates, as applicable, retaining the right, to make any claims in which Seller or any of its Affiliates has an insurable interest under any of the insurance policies transferred to Buyer pursuant to this Section 2.01(x) which relate to the operations of the Business before the Closing Date and do not relate to an Assumed Liability, (x) Buyer shall add Seller and any of its Affiliates, as applicable, as an additional insured to each insurance policy transferred to Buyer pursuant to this Section 2.01(x) with respect to the operations of the Business prior to the Closing Date and to the extent not relating to an Assumed Liability, (y) Buyer shall neither terminate nor agree to terms less favorable under, and shall act in conformance with the terms of, any insurance policy transferred to Buyer pursuant to this Section 2.01(x) prior to the expiration of each such insurance policy’s current term as of the Closing Date, and (z) Buyer shall use commercially reasonable efforts, at Seller’s sole cost, to cooperate with Seller or any of its Affiliates, as applicable, to file, defend and/or obtain any claims to the benefit of Seller or any of its Affiliates, as applicable, under any of the insurance policies transferred to Buyer pursuant to this Section 2.01(x);

(y)           except as provided in Section 2.05(f), all accounts receivable, notes receivable, loans receivable, advances, letters of credit and other rights to receive payments of the Business (collectively, “Accounts Receivable”) accruing (i) after the Closing Date or (ii) prior to the Closing Date to the extent a corresponding amount is included in the Total Current Assets used in the Statement of the Closing Date Working Capital as finally determined pursuant to Section 2.07 hereof;

(z)            subject to Sections 2.05(d) and 2.07 hereof, all prepaid expenses or deposits of the Business;

(aa)         all other transferable assets and properties owned by Seller or any of its Affiliates used in connection with the Business;

(bb)         all transferable and assignable rights of Seller under (i) that certain Agreement for Professional Consulting Services dated as of March 15, 2006, by and between King Engineering Associates, Inc. and Seller, (ii) that certain Agreement for Professional Services dated as of February 15, 2006, by and between Florida Design Consultants, Inc. and Seller, (iii) that certain Agreement for Professional Services dated as of February 27, 2007 between Florida Design Consultants, Inc. and Seller and (iv) that certain Agreement for Professional Services dated as of April 16, 2007 between Florida Design Consultants, Inc. and Seller;

(cc)         all right, title and interest in and to any and all vested rights of the Seller Entities, including those associated with the development of 139 residential units (or such greater number of units, if any, to which such parties have vested rights to develop, including that number of residential units which equals the difference between (i) 400 residential units and (ii) the actual number of units constructed in the event that fewer than 400 residential units are developed on Parcel F (the “Unused Parcel F Units”) on the Real Property), along with any prospective rights to develop an additional 139 residential units (the “Vested Rights”); and

(dd)         the Plans set forth on Schedule 2.01(dd), if any (the “Acquired Plans”).

2.02        Retained Assets.  Notwithstanding Section 2.01 hereof or anything else in this Agreement to the contrary, all of Seller’s and its Affiliates’ right, title and interest in and to the following properties, assets and rights shall be excluded from the Acquired Assets and not sold or assigned to Buyer and shall be retained by Seller or any of its Affiliates for the period accruing prior to and after the Closing Date (collectively, the “Retained Assets”):

(a)           Unrestricted Cash;

(b)           all non-assignable or non-transferable Permits of the Business (to the extent the parties are unable to obtain the required consent to the assignment of any such Permit) (any such Permits collectively the “Retained Permits”);

(c)           any claims arising out of any Retained Assets or Retained Liabilities, including those certain actions filed by Seller to contest the property tax assessments for 2004, 2005 and 2006 issued by Pinellas County in connection with the Resort as described in Schedule 4.09 attached hereto;

(d)           Seller’s right to payments from Aon Corporation in the total amount of Four Thousand Six Hundred Forty Dollars and Sixty-Two Cents ($4,640.62) pursuant to that certain General Release dated as of July 12, 2005, by and between Seller and Aon Corporation;

(e)           all books, files, records and related documents and materials of Seller and any of its Affiliates not related to the Business;

(f)            all personal property owned by any Employee or any employee of Troon all of which is set forth in Schedule 2.02(f);

(g)           all Accounts Receivable accruing prior to the Closing Date to the extent a corresponding amount is not included in the Total Current Assets used in the Statement of the Closing Date Working Capital as finally determined pursuant to Section 2.07 hereof;

(h)           the assets set forth in Schedule 2.02(h) attached hereto; and

(i)            except as provided in Section 2.01(x), all policies of insurance of any Seller Entities, all rights thereunder, and any rights to any premiums or premium rebates or credits thereunder.

In the event of a conflict between the definition of “Acquired Assets” and the definition of “Retained Assets”, the definition of “Retained Assets” shall control.

2.03        Assumed Liabilities.  Buyer shall assume, and shall be solely and exclusively liable with respect to, and shall pay, perform or discharge, indemnify, defend and hold harmless the Seller Entities and their Affiliates against any Liabilities specifically set forth in this Section 2.03 (the “Assumed Liabilities”):

(a)           all Liabilities relating to Acquired Assets and the obligation to (i) pay Seller Four Million Dollars ($4,000,000) at closing to supplement Seller’s termination of, and retention of all liabilities associated with, the Westin Management Agreement and the Troon Management Agreement, and (ii) reimburse Seller for Three Hundred Sixteen Thousand Six Hundred Forty Eight Dollars ($316,648) in connection with the Transition Capital Expenditures;

(b)           all Liabilities relating to any fees and expenses of Buyer or any of its Affiliates incurred in connection with this Agreement, including any fees or expenses of counsel to Buyer and its Affiliates;

(c)           subject to Sections 2.05(d) and 2.07 hereof and except as provided in Section 8.03 hereof, all Liabilities for Taxes arising out of the Business or any of the Acquired Assets (i) accruing from or after the Closing Date and (ii) accruing prior to the Closing Date, but only to the extent such Liabilities for Taxes arising out of the Business or any of the Acquired Assets accruing prior to the Closing Date are specifically included in the Total Current Liabilities used in the Statement of the Closing Date Working Capital as finally determined pursuant to Section 2.07 hereof; provided, further, Buyer shall not be liable for any federal or state income taxes due on the income received by the Seller Entities for the sale of the Resort and the Acquired Assets pursuant to this Agreement;

(d)           all Liabilities to any Employee hired by Buyer for wages and benefits (i) accruing on or after the Closing Date and (ii) accruing prior to the Closing Date; provided, however, Buyer shall not assume any Liabilities to any Employee hired by Buyer for wages and benefits accruing prior to the Closing Date for which a corresponding amount is not included in the Total Current Liabilities used in the Statement of the Closing Date Working Capital as finally determined pursuant to Section 2.07 hereof;

(e)           (i) all Liabilities of Seller to any Employee of Seller arising from the failure of Buyer, prior to the Closing Date, to make offers of employment, effective as of the Closing Date, (A) to, at a minimum, the number of Employees required to avoid liability arising from WARN or any similar state or local laws (B) with compensation and benefits no less favorable in the aggregate than the compensation and benefits applicable in regards to each respective Employee at the Closing Date to the extent required to comply with WARN or any similar state or local laws and (ii) any and all termination or severance Liabilities incurred on or after the Closing Date as a result of the actions of the Buyer;

(f)            all Liabilities of Seller or any of its Affiliates arising under the Contracts (including (i) the Rental Pool Agreement, including liability for any payments of principal and interest made, to be made or due under the Rental Pool Agreement on or after February 15, 2007  to any lessor thereunder regarding certain completed refurbishments, (ii) the letter agreement dated as of August 9, 2005, by and between Starwood and GTA, regarding GTA’s and its Affiliates’ participation in the Automatic Hotel Charges Settlement, and (iii) Sections 1.1(q), 8.2 and 8.3 of the Settlement Agreement) (A) accruing from or after the Closing Date and (B) accruing prior to the Closing Date; provided, however, Buyer shall not assume any Liabilities arising under the Contracts accruing prior to the Closing Date (except for any payments of principal and interest that are payable under subsection (i) above) for which a corresponding amount is not included in the Total Current Liabilities used in the Statement of the Closing Date Working Capital as finally determined pursuant to Section 2.07 hereof.  While such obligation is not an Assumed Liability, Buyer shall have the obligation to pay Seller Four Million Dollars ($4,000,000) at closing to supplement Seller’s termination of, and retention of all liabilities associated with the Westin Management Agreement and the Troon Management Agreement.

(g)           transfer, assumption or assignment fees up to, but not exceeding, in the aggregate, Ten Thousand Dollars ($10,000), payable by Seller or any of its Affiliates under the Contracts for assigning the Contracts to Buyer, it being agreed upon by the parties hereto that there shall be no transfer, assumption or assignment fee payable by Buyer for any contract with an Affiliate of Seller;

(h)           any termination fee payable by Seller or any of its Affiliates under a Contract Buyer elects to terminate, it being agreed upon by the parties hereto that there shall be no termination fee payable by Buyer for any contract with an Affiliate of Seller;

(i)            all Liabilities under that certain Consent Order (Final Agency Action) by and between GHR and the State of Florida Department of Environmental Protection (OGC File No. 04-0582; EPA ID. NO. FLR 000 099 846) arising after the Closing Date;

(j)            all Liabilities for death, personal injury, other injury to persons or property damage relating to, resulting from, caused by or arising out of, directly or indirectly, use on or after the Closing Date of, or exposure on or after the Closing Date to, any of the Acquired Assets, or any part or component serviced, distributed, leased or sold on or after the Closing Date by or on behalf of the Resort, or services performed by the Resort on or after the Closing Date, including any such Liabilities based on negligence, strict liability, product liability, design or manufacturing defect, conspiracy, failure to warn, or breach of express or implied warranties of merchantability or fitness for any purpose or use, or any allegations concerning any of the foregoing;

(k)           subject to Sections 2.05(d) and 2.07 hereof, any premiums, reinsurance payments, payments under reimbursement contracts or other adjustments accruing with respect to any time period (i) ending on or after the Closing Date and (ii) prior to the Closing Date under any insurance policy assigned to Buyer pursuant to this Section 2.03; provided, however, Buyer shall not assume any premiums, reinsurance payments, payments under reimbursement contracts or other adjustments accruing with respect to any time period prior to the Closing Date under any insurance policy assigned to Buyer pursuant to this Section 2.03 for which a corresponding amount is not included in the Total Current Liabilities used in the Statement of the Closing Date Working Capital as finally determined pursuant to Section 2.07 hereof;

(l)            all Liabilities arising out of any Permitted Liens;

(m)          notwithstanding anything to the contrary in this Agreement, all current Liabilities on the Statement of the Closing Date Working Capital, subject to the adjustment thereof pursuant to Section 2.07 hereof;

(n)           all Liabilities to King Engineering Associates, Inc. or Florida Design Consultants, Inc. arising or accruing prior to, from or after the Closing under (i) that certain Agreement for Professional Consulting Services dated as of March 15, 2006, by and between King Engineering Associates, Inc. and Seller, (ii) that certain Agreement for Professional Services dated as of February 15, 2006, by and between Florida Design Consultants, Inc. and Seller, exclusive in both cases of any Liabilities associated with Parcel F, (iii) that certain Agreement for Professional Services dated as of February 27, 2007 between Florida Design Consultants, Inc. and Seller and (iv) that certain Agreement for Professional Services dated as of April 16, 2007 between Florida Design Consultants, Inc. and Seller (the “Development Plan Costs”);

(o)           all Liabilities arising or accruing on or after the Closing Date in connection with the GH Securities Stock Interests (including any Tax liability of GH Securities arising or accruing on or after the Closing Date); and

(p)           all Liabilities arising on or after the Closing Date under the Defense and Escrow Agreement (as amended) and the Parcel F Development Agreement (as amended).

2.04        Retained Liabilities.  Notwithstanding anything in this Agreement to the contrary and excluding the Assumed Liabilities (unless otherwise specified below), Buyer shall not assume, and shall not be deemed to have assumed, and Seller and its Affiliates shall be solely and exclusively liable with respect to, and shall pay, perform or discharge, indemnify, defend and hold harmless Buyer and its Affiliates against, any loss, liability, damage or expense arising from those certain specified Liabilities of Seller set forth below (collectively, the “Retained Liabilities”):

(a)           all Liabilities solely relating to the Retained Assets;

(b)           all Liabilities that Seller and its Affiliates have expressly agreed to retain, pay for or be responsible for, as particularly set forth in this Agreement;

(c)           all Liabilities relating to any professional fees and expenses of Seller or any of its Affiliates incurred in connection with this Agreement, including any fees or expenses of legal counsel to Seller and fees and expenses of the entity providing the Fairness Opinion or any of its Affiliates;

(d)           all Liabilities related to Seller’s interest in all pending litigation involving or relating to the Business or the Acquired Assets arising prior to the Closing Date, including the pending litigation set forth in Schedule 4.09 attached hereto, (i) including those certain actions filed by Seller to contest the property tax assessments for 2004, 2005 and 2006 issued by Pinellas County in connection with the Resort and (ii) excluding (A) the Liabilities assumed by Buyer pursuant to Section 2.03(i) hereof and (B) for the avoidance of doubt, Liabilities for any change in any zoning law or decision of any zoning authority affecting the business of operating the Resort or the Real Property resulting from the Parcel F litigation described in Schedule 4.09 attached hereto;

(e)           subject to Sections 2.05(d) and 2.07 hereof and except as provided in Section 8.03 hereof, all Liabilities for Taxes arising out of the Business or any of the Acquired Assets attributable to any period (or portion thereof) ending prior to the Closing Date;

(f)            any retrospective premiums, reinsurance payments, payments under reimbursement contracts or other adjustments under any insurance policy covering any Retained Liability;

(g)           except as otherwise provided herein, all Liabilities relating to any agreement or arrangement not transferred to or acquired by Buyer pursuant to this Agreement (including all Liabilities relating to the Plans (other than the Acquired Plans) and all other employee benefit plans maintained by Seller or any of its Affiliates) which requires payments to be made or benefits to be given on or after the Closing Date;

(h)           subject to Sections 2.05(d) and 2.07 hereof and except as otherwise expressly assumed by Buyer pursuant to this Agreement, all Liabilities to Employees or former employees of the Business, including all Liabilities under the Plans (other than the Acquired Plans) and all other employee benefit plans maintained by Seller or any of its Affiliates; and

(i)            all Liabilities relating to the Business, Real Property or any of the Acquired Assets and/or any services which are performed by the Business which are Pre-Closing Environmental Liabilities or which constitute, may constitute or are alleged to constitute a tort, breach of contract or violation of, or noncompliance with, any applicable law, including any law relating to employment, workers’ compensation, occupational health and safety, occupational disease, occupational injury, toxic tort or Environmental Law, in each case arising from or based on Seller’s or any of its Affiliates’ conduct, or failure to act, occurring during the period of Seller’s title to the related Acquired Assets.

In the event of a conflict between the definition of “Assumed Liabilities” and the definition of “Retained Liabilities”, the definition of “Retained Liabilities” shall control.

2.05        Purchase Price.

(a)           Subject to the terms and conditions of this Agreement and the adjustments provided for in Section 6.04 and Section 2.07 hereof, in consideration of the aforesaid assumption of the Assumed Liabilities and the sale, conveyance, assignment, transfer and delivery to Buyer of the Acquired Assets, at the Closing Buyer shall pay to Seller cash in the amount of Thirty- Five Million Dollars ($35,000,000) (the “Purchase Price”), (i) less the Deposit Amount (including interest earned on the Deposit Amount held by Escrow Agent pursuant to Article 3 hereof), upon Seller’s full receipt thereof at the Closing, (ii) less Seller’s Escrow Amount (as defined herein), provided that Buyer delivers to Escrow Agent cash in the amount of Two Million Dollars ($2,000,000) (the “Seller’s Escrow Amount”) to secure Seller’s obligations pursuant to Article 11 hereof, (iii) less the net proceeds from the sale of any Condo Property occurring at or before the Closing, (iv) less Two Hundred Fifty Thousand Dollars ($250,000) which represents Seller’s contribution to Buyer to obtain Warren & Lewis Investment Corporation’ s release of its interest in the Resort, (v) less an amount equal to twenty-five percent (25%) of the Current Group Accounts Receivable (the “AR Holdback”), (vi) plus Eight Hundred Forty Four Thousand Four Hundred Ninety Eight Dollars ($844,498) for payments pursuant to the Rental Pool Agreement made by Seller on or about February 15, 2007 and May 15, 2007, (vii) plus the amount, if any, by which the Estimated Closing Date Working Capital (as defined herein) is more than the Target Working Capital (as defined herein) or minus the amount, if any, by which the Estimated Closing Date Working Capital is less than the Target Working Capital (the amount paid to Seller at the Closing, the “Closing Transfer Amount”).  At the Closing, Buyer shall also deliver to Seller cash in the amount (not to exceed Twenty Five Thousand Dollars ($25,000)) of any Development Plan Costs paid by Seller or any of its Affiliates prior to the Closing Date.

(b)           At least five (5) Business Days prior to the Closing, Seller shall furnish to Buyer a certificate (the “Estimated Closing Date Working Capital Certificate”) setting forth an estimate of the Closing Date Working Capital (the “Estimated Closing Date Working Capital”).  Seller shall also provide Buyer with any available supporting documentation used in the preparation of the Estimated Closing Date Working Capital Certificate as is reasonably requested by Buyer.  Seller and Buyer shall use good faith efforts to agree upon the Estimated Closing Date Working Capital, subject to the post-closing procedures set forth herein.

(c)           Seller and Buyer will agree to the allocation of the Purchase Price (as it may be adjusted pursuant to Section 2.07 hereof) plus the Assumed Liabilities set forth in Schedule 2.05(c) attached hereto (the “Allocation”) prior to the Closing.  The Seller Entities and Buyer shall (i) be bound, and cause their Affiliates to be bound, by the Allocation, and (ii) act, and cause their Affiliates to act, in accordance with, and to take no position inconsistent with, the Allocation in the preparation, filing and audit of any Tax Return (including the filing of any forms, information returns, reports or statements with any Tax Return for the taxable year that includes the Closing Date) and for all tax and accounting purposes.

(d)           Notwithstanding anything in this Agreement to the contrary, as of the Closing Date, the assets and liabilities included in the Total Current Assets and Total Current Liabilities (as such Total Current Assets and Total Current Liabilities are finally determined pursuant to Section 2.07 hereof) shall constitute Acquired Assets and Assumed Liabilities, as applicable.  Nothing in this Section 2.05(d) shall release Seller or Buyer from their respective obligations pursuant to Section 2.07 hereof.

(e)           As set forth in Section 2.03(f), Buyer shall pay Seller an aggregate of Four Million Dollars ($4,000,000) at Closing to supplement Seller’s termination of, and retention of all Liabilities associated with the Westin Management Agreement and the Troon Management Agreement.

(f)            Buyer hereby covenants to use its reasonable best efforts to collect the Current Group Accounts Receivable as soon as practicable after the Closing Date in accordance with its customary collection practices.  Buyer also hereby covenants to promptly notify Seller of any information, event or circumstance that could reasonably be expected to have an adverse impact on the collectability of any account within, or portion of, the Current Group Accounts Receivable.  If at any time and from time to time Buyer collects, in the aggregate, any amount in excess of seventy-five percent (75%) of the Current Group Accounts Receivable, Buyer shall pay to Seller within five (5) Business Days after the end of each calendar month any such amount collected in such calendar month until the aggregate payments to Seller with respect to such excess Current Group Accounts Receivable collections are equal to the AR Holdback.  Upon the earlier of Buyer’s election to write off any Current Group Accounts Receivable and December 31, 2007, Buyer will promptly assign any uncollected Current Group Accounts Receivable to Seller and, upon such assignment, Buyer will have no further rights or obligations with respect to such assigned Current Group Accounts Receivable other than reasonable cooperation with Seller and promptly remitting to Seller any payments received by Buyer with respect thereto.  If at any time and from time to time Buyer collects, in the aggregate, any amounts with respect to the Accounts Receivable in excess of the Accounts Receivable included in the Total Current Assets less the reserves related thereto, Buyer shall pay to Seller within five (5) Business Days after the end of each calendar month any such excess amount collected in such calendar month until the aggregate payments to Seller with respect to such excess Accounts Receivable collections are equal to such reserves.

2.06        Closing.  The closing of the purchase and sale of the Acquired Assets hereunder (the “Closing”) shall take place at 9:00 a.m. (Eastern time) at the offices of DLA Piper US LLP, 101 E. Kennedy Boulevard, Tampa, Florida 33602, on July 16, 2007 (the “Closing Date”), unless another date or place is agreed to in writing upon the mutual agreement of the parties hereto.  At the Closing, the parties shall deliver all funds required to be delivered pursuant to Article 10 hereof; provided that each party shall deliver all documents and instruments required to be delivered pursuant to Article 10 hereof to the other party on July 13, 2007 to be held in escrow until the Closing.

2.07        Post-Closing Purchase Price Adjustment.  The Purchase Price is subject to adjustment (such adjustment not to result in a duplicate accounting or calculation of any Acquired Asset, Retained Asset, Assumed Liability or Retained Liability, respectively, in whole or in part) to be determined as follows:

(a)           For purposes of this Agreement, the term “Net Working Capital” shall mean (i) Total Current Assets, minus (ii) Total Current Liabilities (excluding for this purpose all liabilities paid by or on behalf of Seller or any of its Affiliates pursuant to this Agreement at the Closing), all as finally determined by this Section 2.07.  For purposes of calculating Total Current Assets hereunder, food and beverage inventory shall only include unopened, unexpired and unspoiled inventory.

(b)           The parties have heretofore mutually agreed that the target Net Working Capital of the Business (the “Target Working Capital”) is Zero Dollars ($0).

(c)           Within ninety (90) days after the Closing Date, Buyer shall deliver to Seller (the date of such delivery being the “Adjustment Date”) a statement of the Net Working Capital as of the Closing Date (the “Statement of the Closing Date Working Capital”), which

(a) shall have been prepared in accordance with GAAP applied on a basis consistent with that used to prepare the Unaudited Balance Sheet and (b) shall set forth the Net Working Capital as of 11:59 p.m. Eastern time on the day prior to the Closing Date (the “Closing Date Working Capital”).   Schedule 2.07(c) sets forth the statement of Closing Date Working Capital calculated as of April 30, 2007 for purposes of setting forth the methodology of such calculation.

(d)           Any dispute which may arise between Buyer and Seller as to the Closing Date Working Capital shall be resolved in the following manner:

(i)            If Seller disputes the calculation of the Closing Date Working Capital or any portion thereof, Seller shall deliver a notice (the “Objection Notice”) to Buyer within ten (10) days after the Adjustment Date.  The Objection Notice shall specify in reasonable detail those items or amounts as to which Seller disagrees and Seller shall be deemed to have agreed with all other items and amounts in the Statement of the Closing Date Working Capital delivered pursuant to this Section 2.07.

(ii)           During the ten (10) day period following the delivery of the Objection Notice, Buyer and Seller shall attempt to resolve such dispute.  In attempting to resolve such dispute, Buyer shall permit Seller and its auditors, at the earliest practicable date, access to and copies of the work papers and calculations related thereto of Buyer which Buyer used to determine the Closing Date Working Capital.

(iii)          If at the end of the ten (10) day period specified in clause (ii) above, the parties shall have failed to reach agreement with respect to such dispute, the matter shall be referred to the Tampa, Florida office of Grant Thornton LLP (the “Independent Accounting Firm”) for resolution.  The Independent Accounting Firm shall be instructed to use every reasonable effort to perform such services within thirty (30) days of the submission to it of the Statement of the Closing Date Working Capital and related dispute and, in any case, as soon as practicable after such submission.  Each of Seller and Buyer shall submit evidence in support of its position on each item in dispute as well as the procedures to be followed by the Independent Accounting Firm, and the Independent Accounting Firm shall decide the dispute in accordance therewith.  The Independent Accounting Firm shall establish such procedures giving due regard to the intention of Seller and Buyer to resolve disputes as quickly, efficiently and inexpensively as possible, which procedures may be, but need not be, those proposed by either Seller or Buyer.  In reaching a decision on each item in dispute, the Independent Accounting Firm’s decision is expressly limited to the selection of either Seller’s or Buyer’s position on each such disputed item.  The resolution of the dispute by the Independent Accounting Firm shall be final and binding on the parties and there shall be no right of appeal therefrom.

(iv)          Seller shall bear the percentage of the fees and expenses of the Independent Accounting Firm that equals the difference between Seller’s calculation of the Closing Date Working Capital and the Final Working Capital (as defined herein) divided by the difference between Seller’s calculation and Buyer’s calculation of the Closing Date Working Capital.  Buyer shall bear the percentage of the expenses of the Independent Accounting Firm that equals the difference between the Final Working Capital and Buyer’s calculation of the Closing Date Working Capital divided by the difference between Seller’s calculation and Buyer’s calculation of the Closing Date Working Capital.

(v)           The final working capital shall be, (i) in the event of a dispute, the final amount determined pursuant to either Section 2.07(d)(ii) or 2.07(d)(iii) hereof or, (ii) in the event there is no dispute, the Closing Date Working Capital (the “Final Working Capital”).

(vi)          Within five (5) Business Days after the later of (i) thirty (30) days following the Adjustment Date if there is no Objection Notice, (ii) the date of the settlement of any dispute made in accordance with the provisions of Section 2.07(d)(ii) hereof, or (iii) the date of the decision of the Independent Accounting Firm in connection with any dispute made in accordance with the provisions of Section 2.07(d)(iii) hereof: (x) Seller shall reimburse Buyer, by wire transfer of immediately available funds, to such bank as indicated by Buyer in an amount by which the Final Working Capital is less than the Estimated Closing Date Working Capital or (y) Buyer shall reimburse Seller, by wire transfer of immediately available funds, to such bank as indicated by Seller in an amount by which the Final Working Capital is greater than the Estimated Closing Date Working Capital.  The amount of any payment to be made pursuant to this Section 2.07 shall bear interest from, and including, the Closing Date until, but excluding, the date of payment at a rate per annum equal to the rate of interest publicly announced by Bank of America, N.A. from time to time as its “reference rate” during the period from the Closing Date to the date of payment.  Such interest shall be payable at the same time as the payment to which it relates and shall be calculated daily on the basis of a year of three hundred sixty-five (365) days and the actual number of days elapsed.

(e)           Buyer and Seller agree that they will, and agree to cause their respective auditors and Affiliates to, cooperate and assist in the preparation of the calculation of the Final Working Capital and the Closing Date Working Capital and in the conduct of the audits and reviews referred to in this Section 2.07, including making available to the extent necessary all books, records, work papers and personnel, including the execution of customary release or indemnification letters required by the auditors in connection with the foregoing.

(f)            If an adjustment is made with respect to the Purchase Price pursuant to this Section 2.07, the allocations in Schedule 2.05(c) attached hereto shall be adjusted in accordance with the Code and any other applicable state or local Tax law and as mutually agreed by Buyer and Seller.  In the event that an agreement is not reached within twenty (20) days after the later of (i) the Adjustment Date, (ii) the date of the settlement of any dispute made in accordance with the provisions of Section 2.07(d)(ii) hereof, or (iii) the date of the decision of the Independent Accounting Firm in connection with any dispute made pursuant to Section 2.07(d)(iii) hereof, any disputed items shall be referred to the Independent Accounting Firm to resolve.  Upon resolution of the disputed items, the allocation reflected in Schedule 2.05(c) attached hereto shall be adjusted to reflect such resolution.  The costs, fees and expenses of resolving the allocation disputes described in this Section 2.07(f) by the Independent Accounting Firm shall be borne equally by Buyer and Seller.  Buyer and Seller agree to file any additional Tax Return required to be filed pursuant to the Code and any state, local or foreign Tax law, regardless of whether any Tax is required to be paid in connection with such filing, and Buyer and Seller shall cooperate with each other in the preparation, execution and filing of such Tax Returns.

(g)           Notwithstanding anything in this Agreement to the contrary, Buyer shall reimburse Seller (i) any portion of the Total Current Liabilities reflected in the Statement of the Closing Date Working Capital (A) attributed to the 2004, 2005 and 2006 real property taxes referred to in Section 2.02(c) hereof and (B) not used to complete payment of such real property taxes in the amount finally determined by a court of competent jurisdiction and (ii) any amount exceeding the portion of the Total Current Assets reflected in the Statement of the Closing Date Working Capital attributed to Accounts Receivable accruing prior to the Closing Date collected by Buyer or any of its Affiliates. Seller shall reimburse Buyer for any amount payable in respect of 2004, 2005 and 2006 real property taxes in excess of the amount attributed thereto in Total Current Liabilities in the Statement of the Closing Date Working Capital.

2.08        Due Diligence.

(a)           Access.  The parties acknowledge that Buyer has performed its due diligence necessary to execute this Agreement on the Execution Date.  Between the Execution Date and the Closing Date, subject to applicable contracts and Seller’s right to prior written notice of and attendance at all meetings (including telephonic or other forms of communication) with any third parties listed on Schedule 2.08(a) and employees of the Business during normal business hours.  Buyer and its agents, contractors and representatives shall be entitled to enter the Real Property to perform any and all reasonable inspections and tests required by Buyer of the Business, the Real Property and the structural and mechanical systems within any Improvements located on the Real Property, including environmental tests; provided, however, that (i) any inspections or tests of the Leased Real Property leased or subleased by Seller or any of its Affiliates shall be conducted only upon receipt by Seller and Buyer of the prior written consent of the owner of such Leased Real Property, which consent shall be pursued by the Seller Entities after Buyer’s written request through the use of commercially reasonable efforts but may be withheld at the owner’s sole election, (ii) such inspections or tests shall be conducted at Buyer’s sole risk, cost and expense, (iii) such inspections or tests shall not unreasonably disrupt or disturb the ongoing operation of the Business, the Real Property or the rights of any tenants or users thereof, (iv) Buyer or its agents, contractors or representatives shall not drill or bore on or through the surface of the Real Property unless, and only to the extent that, Seller has provided its prior written consent allowing Buyer to do so, which consent shall not be unreasonably withheld or delayed, and at Seller’s election, may be subject to reasonable conditions imposed by Seller, and (v) Buyer shall provide Seller with an original certificate of insurance, in a form reasonably approved by Seller, naming Seller, and each such other Person as Seller may name, as an additional named insured.  Buyer shall not conduct any material environmental or physically intrusive inspection or test pursuant to this Section 2.08 without Seller’s specific prior written consent to the underlying scope of work, which consent shall not be unreasonably withheld or delayed.  Prior to performing any material environmental or physically intrusive inspections or tests, Buyer shall furnish Seller with a detailed scope of work in respect of such inspection or test (a “Scope of Work”).  Within two (2) Business Days of Seller’s receipt of a Scope of Work from Buyer, Seller shall, pursuant to a written notice to Buyer, consent or reasonably withhold Seller’s consent to such Scope of Work.  If Seller does not furnish Buyer with the written notice contemplated by the immediately preceding sentence in the time and in the manner provided in this Section 2.08, Seller shall be deemed to have consented to the applicable Scope of Work.  At Seller’s election, Seller may subject Seller’s consent to certain reasonable conditions.  After making any tests and inspections pursuant to this Section 2.08, Buyer agrees to promptly restore the Real Property to substantially the same condition as existed prior to such tests and inspections, which obligation shall survive any termination of this Agreement and shall be an exception to the limitations on liquidated damages provided in Section 3.01 hereof.

(b)           Indemnification.  Buyer agrees to keep the Real Property free from all liens and to indemnify, defend and hold harmless each of the Seller Entities and their Affiliates and their respective officers, directors, managers, employees, agents, advisors, representatives, successors and assigns (collectively, the “Seller Parties”) from and against all damages, loss, charges, judgments, penalties, fines, cost, liability, fees and expense (including reasonable expenses of investigation or remediation, any reasonable consulting or engineering fees in connection with any investigation or remediation and reasonable attorneys’ fees and expenses in connection with any action, suit or proceeding) (“Damages”) incurred or suffered by the Seller Parties, or any of them, by reason of any damage to the Real Property or injury to Persons caused solely by Buyer and/or any of its Affiliates, agents, contractors or other representatives in exercising their rights under this Section 2.08.  The indemnity provided pursuant to this Section 2.08(b) shall survive the Closing and any termination of this Agreement.  Notwithstanding the foregoing, the indemnity provided pursuant to this Section 2.08(b) shall not cover existing liabilities for matters merely discovered by Buyer, including latent environmental contamination, provided that the inspections, tests or other activities performed by Buyer were properly conducted by Buyer or it agents in accordance with the standard of care applicable to trained professionals and such activities were performed in accordance with the Scope of Work approved in writing by Seller prior to the commencement thereof.

(c)           Due Diligence Documents and Information.

(i)            Between the Execution Date and the Closing Date, Seller shall continue to make available on a confidential basis pursuant to this Agreement and the Confidentiality Agreement to Buyer and its agents, contractors and other representatives in the Data Room, in hard or electronic copy, at Seller’s Charleston, South Carolina office or at the location of the Real Property all material documents in Seller’s actual possession pertaining to the Business, the Acquired Assets and the Assumed Liabilities as Buyer shall reasonably request, including the items set forth in Schedule 2.08(c) attached hereto (collectively, the “Due Diligence Materials”); provided, however, Buyer shall not be entitled to receive from Seller, and Seller shall not be obligated to deliver to Buyer, (A) any corporate or other books, records or documents related to GTA, Parent or any of their Affiliates or related to assets or properties of GTA, Parent or any of their Affiliates not related to the Business, the Acquired Assets or the Assumed Liabilities, or (B) any information or analysis pertaining to the valuation of the Business, the Acquired Assets or the Assumed Liabilities or any other bid or bidder therefor whether prepared for the benefit of Seller, by the management of Seller, counsel of Seller, the Board of Directors of GTA, the entity providing the Fairness Opinion, any of the Seller Parties, any of their Affiliates or otherwise.  In the event Seller provides to Buyer any document, information or analysis described in Section 2.08(c)(i)(A) or (B), such document, information or analysis shall be included as part of the Due Diligence Materials for all purposes.

(ii)           Buyer further acknowledges and agrees that, subject to the additional investigations, examinations and inspections to be conducted as provided in this Agreement, Seller has afforded Buyer the opportunity for full and complete investigations, examinations and inspections of the Real Property, the Business, the Acquired Assets and the Assumed Liabilities and all documentation relating to the Real Property, the Business, the Acquired Assets and the Assumed Liabilities (the “Property Information”) and has advised Buyer to review all matters of public record with respect to the Real Property, the Business, the Acquired Assets and the Assumed Liabilities.

(iii)          Buyer acknowledges and agrees that (A) the Due Diligence Materials and the Property Information (including any environmental reports) delivered or made available to Buyer and its representatives by the Seller Parties may have been prepared by third parties and may not be the work product of the Seller Parties (or any of them), (B) none of the Seller Parties has made any independent investigation or verification of, or has any actual knowledge of, the accuracy or completeness of the Property Information or the Due Diligence Materials prepared by third parties and not the work product of the Seller Parties (or any of them) and no representations, warranties or covenants are made by Seller, any of the Seller Parties or any other Person with respect thereto, (C) the Due Diligence Materials and Property Information delivered or made available to Buyer and Buyer’s representatives are furnished to each of them at the request, and for the convenience, of Buyer, (D) except as otherwise expressly represented by Seller in this Agreement, Buyer is relying solely on its own investigations, examinations and inspections of the Real Property, the Business, the Acquired Assets and the Assumed Liabilities and those of Buyer’s representatives, (E) the Due Diligence Materials and Property Information shall be made available by Seller on a confidential basis solely to accommodate and facilitate Buyer’s investigations relating to the Real Property, the Business, the Acquired Assets and the Assumed Liabilities, (F) the contents of the Due Diligence Materials and Property Information shall not constitute representations, warranties or covenants of Seller or any other Person, and (G) any further distribution of the Due Diligence Materials and the Property Information is subject to the confidentiality provisions of this Agreement and the Confidentiality Agreement.  In no event and under no circumstances shall Buyer’s alleged or actual failure to receive or obtain access to any Due Diligence Materials or Property Information be deemed a breach of this Agreement by Seller.  This Section 2.08(c) shall survive any Closing and any termination of this Agreement.

(d)           Title Reports; Surveys.  Buyer may obtain, if Buyer so desires in its sole discretion, title reports or commitments for the Real Property, together with the documents supporting exceptions referenced therein (each, a “Title Report”), and any current as-built surveys of any parcel or parcels of the Real Property (each, a “Survey”); provided, however, that except for the Title Commitment, which shall be made available to Buyer at Seller’s expense prior to the Execution Date, all such Title Reports and Surveys shall be obtained at Buyer’s sole cost and expense.

(e)           Permitted Title Exceptions.

(i)            Buyer shall have until five (5) Business Days after the Execution Date (the “Objection Period”) to object to any exceptions to title to, or any Survey matters affecting, the Real Property or any part thereof, which objection shall be made, if at all, by Buyer’s delivery of written notice thereof to Seller, such notice to expressly state that Buyer objects to such title exception pursuant to this Section 2.08(e) by the expiration of the Objection Period and which shall not be made to any Permitted Title Exception.  In addition, in the event Buyer obtains an update or continuation of its title insurance commitment subsequent to the expiration of the Objection Period, which update or continuation discloses matters (any such matter a “New Exception”), other than Permitted Title Exceptions or exceptions caused by Buyer, to which Buyer objects, Buyer shall, within three (3) Business Days of Buyer’s receipt of such update or continuation, object to such title exception upon written notice to Seller, such notice to expressly state that Buyer objects to such title exception pursuant to this Section 2.08(e).  (Any written notice to Seller of an objection by Buyer as described above in this Section 2.08(e)(i) to be referred to herein as a “Title Objection Notice”.)  Upon Seller’s receipt of a Title Objection Notice, Seller shall have three (3) Business Days to notify Buyer in writing whether Seller elects to (A) seek to cure or to seek to acquire a title endorsement over the exception and/or matter, if possible, on or prior to the Closing or (B) terminate this Agreement; provided, however, that in no event shall Seller be obligated to seek to cure or seek to acquire a title endorsement over an exception and/or matter in regards to an exception or matter controlled by the owners of any Leased Real Property leased or subleased by Seller or any of its Affiliates.  In the event Seller notifies Buyer that Seller elects to terminate this Agreement, Buyer shall have three (3) Business Days from Seller’s written notice thereof to elect by written notice to Seller to irrevocably withdraw and waive its objection in writing and proceed to the Closing pursuant to this Agreement without any further objection to any such exception and/or matter.  In the event Seller notifies Buyer that it elects either to seek to cure or to seek to acquire a title endorsement over the exception and/or matter, if possible, on or prior to the Closing, then so long as Seller accomplishes, in a reasonable manner, such cure and/or title endorsement over such title exception on or prior to the Closing, such exception and/or matter shall thereafter be automatically deemed a Permitted Title Exception; provided, however, that Seller’s failure, if any, to cure or to acquire a title endorsement over such title exception and/or matter shall not constitute a breach of this Agreement by Seller or any of its Affiliates and, in the event of such failure, Seller may elect, by written notice to Buyer within three (3) Business Days after Seller’s notice of such failure, to proceed pursuant to clause (B) of this Section 2.08(e)(i).  If Seller notifies Buyer in writing within the initial three (3) Business Day period that Seller does not elect either of clauses (A) or (B) of this Section 2.08(e)(i), or Seller does not respond to Buyer within the initial three (3) Business Day period or elects not to seek to cure the same, then Seller shall not be deemed in breach of this Agreement and Buyer, notwithstanding anything in this Agreement to the contrary, including Sections 12.02 and 13.15 hereof, as its sole remedy, may either (y) terminate this Agreement by delivering a written termination notice to Seller, in which case Buyer’s rights and obligations to purchase the Acquired Assets and this Agreement shall be terminated and Seller may thereafter sell the Acquired Assets to any third party without any obligation to Buyer whatsoever and Buyer shall have timely terminated this Agreement and the Deposit Amount shall be returned to Buyer in accordance with the provisions of Section 3.01 hereof, or (z) irrevocably withdraw and waive its objections in writing and proceed pursuant to this Agreement.  “Permitted Title Exceptions” means (1) 6 through 10, 12 through 15, 17 through 38, 40 through 43, 45 through 46, and 48 of Title Commitment No. 20070177, (2) any New Exception to title to, or Survey matters affecting, any portion of the Real Property not timely objected to in writing by Buyer within the aforesaid time period, (3) any New Exception to title to, or Survey matters affecting, the Real Property or any part thereof timely objected to by Buyer but cured and/or a title endorsement acquired over, if possible, in a reasonable manner by Seller pursuant to this Section 2.08(e), (4) any New Exception to title to, or Survey matters affecting, such portion of the Real Property that are objected to by Buyer within the aforesaid time period, but Seller elects not to seek to, or to, cure or acquire a title endorsement over and Buyer irrevocably withdraws and waives its objections pursuant to this Section 2.08(e), (5) all building codes and other applicable governmental laws, ordinances, rules and regulations affecting any portion of the Real Property, (6) all Permitted Liens, and (7) that certain Memorandum of Termination Agreement dated as of October 31, 2006, by and among Seller, GTA and Westin.

(ii)           Notwithstanding anything to the contrary set forth in this Agreement, Seller shall use commercially reasonable efforts to obtain, at or prior to the Closing, the termination and release of all Liens other than Permitted Liens, it being understood that Seller has an obligation to discharge all monetary liens on the Real Property.  Notwithstanding anything in this Section 2.08(e)(ii) to the contrary, Seller shall have no obligation to take any action with respect to the termination or release of the Permitted Liens. Seller shall indemnify Buyer and the Title Company against loss by reason of any lien arising from litigation in which Seller or its Affiliates is a named defendant sufficient to cause the Title Company to affirmatively insure Buyer against loss by reason of any such lien.  Seller agrees to discharge of record, at or before Closing, any mechanic’s, laborer’s, materialman’s, repairman’s, or other similar lien, any judgment lien, and the lien of any mortgage, it being understood that Seller may satisfy this obligation by causing the Title Policy to insure over such matters.

(iii)          Notwithstanding anything in this Agreement to the contrary, Buyer may, upon written notice to Seller at any time at or prior to the Closing, elect to accept such title to the Real Property as Seller can convey, notwithstanding the existence of title defects (other than with respect to any Permitted Liens).  In such event, (x) this Agreement shall remain in full force and effect and unmodified, (y) the parties shall close the transactions contemplated by this Agreement on the Closing Date, and (z) Buyer shall not be entitled to any abatement of the Purchase Price or any claim for damages or otherwise against Seller by reason of the existence of title defects or alleged title defects.

ARTICLE 3

DEPOSIT

3.01        Deposit

(a)           Except as otherwise expressly provided in this Agreement, including in Section 12.02 hereof, the Deposit Amount shall become non-refundable to Buyer upon the execution of this Agreement and shall be delivered to Seller as liquidated damages hereunder forthwith without demand, deduction, offset or delay upon termination of this Agreement.

(b)           Upon deposit of the Deposit Amount with Escrow Agent, Escrow Agent shall hold and invest the Deposit Amount in: (i) United States government obligations or obligations of agencies of the United States government which are guaranteed by the United States government, (ii) interest-bearing certificates of deposit of banks having capital and surplus in excess of Five Hundred Million Dollars ($500,000,000) and rated at least AAA by Standard & Poor’s Corporation and AAA by Moody’s Investors Service, Inc., (iii) a money market fund registered under the Investment Company Act of 1940, as amended, the portfolio of which is limited to the obligations described in clause (i) above, or (iv) commercial paper rated at least P-1 by Moody’s Investors Service, Inc. and A-1 by Standard & Poor’s Corporation.  Interest on the Deposit Amount, or any portion thereof, shall be paid to the party entitled to receive the Deposit Amount, or any portion thereof, at such time as such party receives the Deposit Amount, or any portion thereof, except that interest shall be credited against the cash balance of the Purchase Price due at the Closing in the event of a Closing.  The party receiving interest on the Deposit Amount, or any portion thereof, shall pay any income taxes payable thereon.

(c)           In the event that a Closing hereunder is not consummated, the party with rights pursuant to this Agreement to the Deposit Amount (such party, the “Demanding Party”) may make a written demand upon Escrow Agent for payment of the Deposit Amount (a “Demand”).  Upon receipt of a Demand, Escrow Agent shall furnish a copy thereof to the non-Demanding Party.  Unless the non-Demanding Party, upon written notice to Escrow Agent and the Demanding Party within five (5) Business Days of its receipt of a copy of a Demand, objects in writing to payment of the Deposit Amount pursuant to the Demand (together with a detailed written explanation of the reason for the objection), the Deposit Amount shall be transferred to the Demanding Party without deduction, offset or delay and (A) if Seller is the Demanding Party the Deposit Amount shall be transferred to Seller as liquidated damages hereunder without demand, deduction, offset or delay, and Buyer (on behalf of itself and its Affiliates, as applicable) hereby covenants and agrees to execute, acknowledge and deliver to Seller any and all instruments and documents requested by Seller in order to legally transfer such Deposit Amount to Seller and/or evidence such transfer and (B) if Buyer is the Demanding Party Seller (on behalf of itself and its Affiliates, as applicable) hereby covenants and agrees to execute, acknowledge and deliver to Buyer any and all instruments and documents requested by Buyer in order to legally transfer such Deposit Amount to Buyer and/or evidence such transfer (clauses (A) and (B) shall survive any Closing and any termination of this Agreement).  In the event the non-Demanding Party objects to payment of the Deposit Amount pursuant to this Section 3.01(c), Escrow Agent shall continue to hold the Deposit Amount in accordance with the provisions of this Article 3 until otherwise directed by joint written instructions of Seller and

Buyer or final judgment of a court of competent jurisdiction.  Escrow Agent may, however, upon written notice of Seller and Buyer, deposit the Deposit Amount with the clerk of the United States District Court for the Middle District of Florida or any state court located in the 13th Judicial Circuit of the State of Florida.  ANY DEPOSIT AMOUNT PAID TO OR RETAINED BY SELLER AS LIQUIDATED DAMAGES UNDER THIS AGREEMENT SHALL, EXCEPT AS OTHERWISE SET FORTH IN THIS AGREEMENT, BE SELLER’S SOLE REMEDY IN THE EVENT BUYER FAILS TO CLOSE THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.  THE PARTIES HERETO EXPRESSLY AGREE AND ACKNOWLEDGE THAT SELLER’S ACTUAL MONETARY DAMAGES IN SUCH EVENT WOULD BE EXTREMELY DIFFICULT OR IMPRACTICABLE TO ASCERTAIN AND THAT THE LIQUIDATED DAMAGES (I.E., THE VALUE OF THE DEPOSIT AMOUNT) STATED ABOVE REPRESENT THE PARTIES’ REASONABLE ESTIMATE OF THE DAMAGES SELLER WOULD SUFFER AS A RESULT OF BUYER’S FAILURE TO CLOSE THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, EXCEPT AS OTHERWISE SET FORTH IN THIS AGREEMENT.  THE PAYMENT OF ANY SUCH DEPOSIT AMOUNT BY BUYER TO SELLER AS LIQUIDATED DAMAGES IS NOT INTENDED AS A FORFEITURE OR PENALTY, BUT IS INTENDED TO CONSTITUTE LIQUIDATED DAMAGES TO SELLER.

3.02        Seller’s Escrow Amount.

(a)           Escrow Agent shall hold and invest Seller’s Escrow Amount, or a portion thereof, from and after the Closing Date until March 31, 2008 (the “Escrow Period”) in: (i) United States government obligations or obligations of agencies of the United States government which are guaranteed by the United States government, (ii) interest-bearing certificates of deposit of banks having capital and surplus in excess of Five Hundred Million Dollars ($500,000,000) and rated at least AAA by Standard & Poor’s Corporation and AAA by Moody’s Investors Service, Inc., (iii) a money market fund registered under the Investment Company Act of 1940, as amended, the portfolio of which is limited to the obligations described in clause (i) above, or (iv) commercial paper rated at least P-1 by Moody’s Investors Service, Inc. and A-1 by Standard & Poor’s Corporation.  Interest on Seller’s Escrow Amount shall be paid automatically without demand, deduction, offset or delay to Seller within five (5) Business Days of the expiration of the Escrow Period.  Seller shall pay any income taxes on the interest.  Within five (5) Business Days of the expiration of the Escrow Period, Escrow Agent shall deliver automatically without demand, deduction, offset or delay to Seller any portion of Seller’s Escrow Amount not subject to Buyer’s Escrow Demand at the expiration of the Escrow Period.

(b)           Except as otherwise expressly provided in this Agreement, in the event Seller becomes liable to Buyer pursuant to Article 11 hereof during the Escrow Period, Escrow Agent shall deliver to Buyer the portion of Seller’s Escrow Amount held by Escrow Agent that equals such liability pursuant to the terms of this Article 3.  At any time during the Escrow Period, if Buyer is entitled to payment by Seller pursuant to Article 11 hereof and Buyer has filed a judicial action in relation thereof in the United States District Court for the Middle District of Florida or any state court located in the 13th Judicial Circuit of the State of Florida, then Buyer shall make a written demand detailing the claim and attaching all available evidence and proof upon Escrow Agent for payment of the amount of Seller’s liability from Seller’s Escrow Amount, or portion thereof held by Escrow Agent (a “Buyer’s Escrow Demand”).  Upon receipt of a Buyer’s Escrow Demand, Escrow Agent shall furnish a copy thereof to Seller.  Unless Seller, upon written notice to Escrow Agent within five (5) Business Days of its receipt of a copy of a Buyer’s Escrow Demand, objects in writing to payment of the applicable portion of Seller’s Escrow Amount pursuant to Buyer’s Escrow Demand, the applicable portion of Seller’s Escrow Amount shall be transferred to Buyer and Seller shall execute and deliver to Buyer such documents as may be reasonably and customarily utilized, if any, to legally transfer the applicable portion of Seller’s Escrow Amount to Buyer.  If Seller objects to payment of the applicable portion of Seller’s Escrow Amount pursuant to Buyer’s Escrow Demand, Escrow Agent shall continue to hold the applicable portion of Seller’s Escrow Amount in accordance with the provisions of this Article 3 until otherwise directed by joint written instructions of Seller and Buyer or final judgment of a court of competent jurisdiction.  Escrow Agent may, however, upon written notice of Seller and Buyer, deposit Seller’s Escrow Amount, or applicable portion thereof, with the clerk of the United States District Court for the Middle District of Florida or any state court located in the 13th Judicial Circuit of the State of Florida.

3.03        Escrow Agent.

(a)           The parties acknowledge that (i) Escrow Agent is acting solely as a stakeholder at their request and for their convenience, (ii) Escrow Agent shall not be deemed to be the agent of any of the parties, and (iii) Escrow Agent shall not be liable to any of the parties for any act or omission on its part unless taken or suffered in bad faith, in willful disregard of this Agreement or involving gross negligence.  Seller and Buyer shall jointly and severally indemnify and hold Escrow Agent harmless from and against all costs, claims and expenses, including reasonable attorneys’ fees, incurred in connection with the performance of Escrow Agent’s duties hereunder, except with respect to actions or omissions taken or suffered by Escrow Agent in bad faith, in willful disregard of this Agreement or involving gross negligence.

(b)           Escrow Agent shall not be bound by any modification to this Article 3 unless Escrow Agent shall have agreed to such modification in writing.  Escrow Agent shall be entitled to rely or act upon any written notice, instrument or document reasonably believed by Escrow Agent in good faith to be genuine and to be executed and delivered by the proper person, and shall have no obligation to verify any statements contained in any written notice, instrument or document or the accuracy or due authorization of the execution of any written notice, instrument or document.

(c)           Escrow Agent has acknowledged agreement to the foregoing provisions of this Article 3 by signing this Agreement on the signature page hereof.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF THE SELLER ENTITIES

Except as specifically set forth in the schedules attached hereto prepared by the Seller Entities (the “Schedules”), the Seller Entities, jointly and severally, represent and warrant to Buyer that all of the statements contained in this Article 4 are true and correct as of the Execution Date and shall be true and correct as of the Closing Date as though made on the Closing Date, except as modified or amended from time to time prior to the Closing Date in writing to Buyer (any such modification or amendment by the Seller Entities a “Seller Schedule Amendment”); provided, however, in the event any Seller Schedule Amendment (the “Material Schedule Amendment”) reflects a matter in existence prior to the Execution Date of which Seller had Knowledge prior to the Execution Date and which, together with matters reflected in prior Seller Schedule Amendments, if any, has a Material Adverse Effect, Buyer, as Buyer’s sole remedy, shall have the right to terminate this Agreement by written notice to Seller within five (5) Business Days of Buyer’s receipt of the applicable Material Schedule Amendment and shall be entitled to receive the Deposit Amount plus reimbursement from Seller for all reasonable and actual third party costs incurred by Buyer in connection with its review of the Real Property and other items associated with the transaction contemplated by this Agreement not to exceed Two Hundred Fifty Thousand Dollars ($250,000), subject to Seller’s receipt of a quitclaim deed for the Real Property from Buyer (Seller being responsible for all recording costs and transfer or similar taxes thereon).  Each schedule prepared by the Seller Entities attached hereto specifically refers to the particular section or subsection of this Agreement to which the information set forth in such schedule relates; any information set forth in a schedule attached hereto prepared by the Seller Entities shall be deemed to apply to each other section or subsection thereof or hereof to which its relevance is readily apparent on its face.  No reference to or disclosure of any item or other matter set forth in the Schedules shall be construed as an admission or indication that (A) such item or other matter is material, that it could have a Material Adverse Effect or that such item or other matter is required to be referred to or disclosed in such schedule, or (B) such agreement or document is enforceable or currently in effect or that there are any obligations remaining to be performed or any rights that may be exercised under such agreement or document.  No disclosure in the Schedules relating to any possible breach or violation of any agreement, law or regulation shall be construed as an admission or indication that any such breach or violation exists or has actually occurred.

4.01        Corporate Existence and Power.   GTA is duly organized, validly existing and in good standing under the laws of the State of Maryland, and is duly authorized to conduct its business in the State of Maryland.  Seller is duly organized, validly existing and in good standing under the laws of the State of Florida, and is duly authorized to conduct the Business in the State of Florida.  Parent is duly organized, validly existing and in good standing under the laws of the State of Delaware, and is duly authorized to conduct its business in the State of Delaware.  Holding Company is duly organized, validly existing and in good standing under the laws of the State of Florida, and is duly authorized to conduct its business in the State of Florida.  Condo Owner is duly organized, validly existing and in good standing under the laws of the State of Florida, and is duly authorized to conduct its business in the State of Florida.  Management Company is duly organized, validly existing and in good standing under the laws of the State of Florida, and is duly authorized to conduct its business in the State of Florida.

4.02        Corporate Authorization.  The execution, delivery and performance by GTA, Seller, Parent, Holding Company, Condo Owner and Management Company of this Agreement and the consummation of the transactions contemplated hereby by GTA, Seller, Parent, Holding Company, Condo Owner and Management Company are within the corporate powers of GTA, Seller, Parent, Holding Company, Condo Owner and Management Company and have been duly authorized by all necessary corporate action on the part of GTA, Seller, Parent, Holding Company, Condo Owner and Management Company; provided, however, that Seller shall obtain the Final Board Approval (as defined herein) pursuant to Section 6.05 hereof.  This Agreement has been duly executed and delivered by GTA, Seller, Parent, Holding Company, Condo Owner and Management Company, and, assuming the due authorization, execution and delivery by Buyer, this Agreement constitutes a valid and binding agreement of GTA, Seller, Parent, Holding Company, Condo Owner and Management Company, enforceable against GTA, Seller, Parent, Holding Company, Condo Owner and Management Company in accordance with its terms, except as (i) the enforceability hereof may be limited by bankruptcy, insolvency, moratorium or other similar applicable laws affecting the enforcement of creditors’ rights generally, and (ii) the availability of equitable remedies may be limited by equitable principles of general applicability.

4.03        Governmental Authorizations.  The execution, delivery and performance by the Seller Entities of this Agreement and the consummation of the transactions contemplated hereby require no material action by or in respect of, or material filing with, any Governmental Authority, except as set forth in Schedule 4.03 attached hereto.

4.04        Noncontravention.  The execution, delivery and performance by the Seller Entities of this Agreement and the consummation of the transactions contemplated hereby by the Seller Entities, where applicable, do not and will not in connection with the Closing, in a manner which has had, or could reasonably be expected to constitute or result in, a Material Adverse Effect, (i) violate any provision of the certificate of incorporation, bylaws or any other organizational document of any of the Seller Entities, (ii) assuming compliance with the matters referenced in Section 4.03 hereof, violate any applicable law, rule, regulation, judgment, injunction, order or decree, or agreement with or condition imposed by any Governmental Authority, (iii) assuming receipt of all Required Consents listed in Schedule 1.01(f) attached hereto and except as disclosed in Schedule 4.04 attached hereto, require any approval or consent or other action by any Person under, constitute a breach or default under (or with notice, lapse of time, or both would result in such a breach or default), or give rise to any right of termination, material amendment, cancellation or acceleration of any right or obligation of any of the Seller Entities or to a loss of any benefit to which any of the Seller Entities is entitled under any provision of any Material Contract to which any of the Seller Entities is a party or to which any of the Seller Entities or any of the Acquired Assets is subject, or (iv) result in the creation or imposition of any Lien on any of the Acquired Assets, except for any Permitted Liens or Assumed Liabilities.

4.05        Capitalization; Subsidiaries.

(a)           All of Seller’s, Condo Owner’s and GH Securities’ equity interests are owned by Holding Company, in each case as sole member or sole stockholder, and are fully paid and non-assessable and subject to no pledge or option agreement.  All of Holding Company’s equity interests are owned by Parent.  All of Parent’s equity interests are owned directly or indirectly by GTA

(b)           Neither Seller, Condo Owner nor GH Securities has or beneficially owns any Subsidiaries.

4.06        Financial Statements.  Set forth in Schedule 4.06 attached hereto are copies of the unaudited balance sheet of the Business as of May 31, 2007 and the related unaudited statement of operations and cash flows of the Business for the five-month period ended May 31, 2007 (the “Interim Financial Statements”).  The Unaudited Financial Statements, subject to certain quarter-end adjustments and reclassifications, present fairly, in all material respects, the financial condition of the Business as of such dates in accordance with GAAP consistently applied.  The Historical Financial Statements, subject to certain year-end adjustments and reclassifications, present fairly, in all material respects, the financial condition of the Business as of such dates in accordance with GAAP consistently applied.  Neither Seller, Parent nor any of their Affiliates makes any representation, warranty or covenant with respect to the Interim Financial Statements.

4.07        No Undisclosed Liabilities.  To the Knowledge of Seller, neither Seller nor any of its Affiliates has any material Liabilities arising out of or relating to the Business, other than:

(a)           Liabilities reflected on the Unaudited Balance Sheet, including to the extent reserved therefor therein;

(b)           Liabilities disclosed in Schedule 4.07 attached hereto;

(c)           Liabilities incurred since the Balance Sheet Date which are on customary arms-length terms and (i) resulted from transactions in the ordinary course of business generally consistent with past practice and are of a nature, type and magnitude generally consistent with the Liabilities reflected on the Unaudited Balance Sheet after accounting for seasonal fluctuations, (ii) were incurred in accordance with the terms of this Agreement, or (iii) do not and will not materially impair the ability of Seller or Parent to perform any of their respective obligations under this Agreement; and

(d)           Liabilities otherwise disclosed in the Due Diligence Materials and Property Information and in this Agreement, including in the Schedules and exhibits attached hereto.

4.08        Material Contracts.

(a)           Schedule 4.08 attached hereto contains a true and correct list of all the Material Contracts.  The Contracts, together with the Parcel F Memorandum of Agreement the Termination and Release Agreement dated as of September 28, 2006, and the Mutual Release of Claims dated as of October 31, 2006, represent all of the material contracts and agreements currently in effect and entered into by Seller or any of its Affiliates in connection with the Business or which otherwise materially affect the Owned Real Property.

(b)           Seller has made available to Buyer true and correct copies of all items listed in Schedule 4.08 attached hereto, including all amendments, supplements and modifications to each Material Contract listed in Schedule 4.08 attached hereto.  Except as disclosed in Schedule 4.08 attached hereto or as otherwise provided in this Agreement and the Schedules, (i) all of the Material Contracts are in full force and effect, (ii) each Material Contract is a valid and binding obligation of Seller or its Affiliate, enforceable against Seller or its Affiliate in accordance with its terms, and, to the Knowledge of Seller, each Material Contract is a valid and binding obligation of the third party which is a party thereto, enforceable against such third party in accordance with its terms, (iii) neither Seller nor its Affiliate nor, to the Knowledge of Seller, any other party to a Material Contract is in material default under, or in violation of, any of the terms of any of the Material Contracts, and no event has occurred which, with the passage of time or giving of notice or both, would result in Seller, or to the Knowledge of Seller, any other party to any Material Contract, being in material default under or in material violation of, any of the terms of any of the Material Contracts, (iv) in respect of any Material Contract, neither Seller nor its Affiliate nor any other party thereto has furnished any other party thereto with a written notice of material default thereunder which written notice pertains to a default which, as of the Execution Date, remains uncured, and (v) no Material Contract requires the consent of any other party thereto in connection with any of the transactions contemplated by this Agreement.

4.09        Litigation.  Except as disclosed in Schedule 4.09 attached hereto, there is no material administrative, judicial or other action, suit, investigation, inquiry, arbitration, claim or proceeding pending against or affecting, or to the Knowledge of Seller, threatened against or relating to Seller or any of its Affiliates with respect to the Business or any of the Acquired Assets before or by any court or administrative agency or arbitrator or any Governmental Authority, or which in any manner challenges or seeks to prevent, enjoin, alter or materially delay any of the transactions contemplated by this Agreement and, to the Knowledge of Seller, there is no basis for any such action, suit, investigation, arbitration, claim or proceeding.

4.10        Compliance with Laws, Court Orders and Permits.

(a)           Except as disclosed in Schedule 4.10(a) attached hereto, to the Knowledge of Seller, the Seller Entities and their Affiliates have complied, and will continue to comply, in a timely manner and in all material respects with all laws, rules and regulations, ordinances, judgments, decrees, orders, writs and injunctions of all United States federal, state, local and foreign governments and agencies thereof and all by-laws, rules, regulations and applicable restrictive agreements of the NASD that affect the properties, operations or assets of the Business or any of the Acquired Assets and to the Knowledge of Seller there are no circumstances that, if not remedied or modified, would prevent or materially interfere with such compliance in a manner which could reasonably be expected to constitute or result in a Material Adverse Effect.

(b)           Schedule 4.10(b) attached hereto sets forth a list of all Permits currently held by Seller and GH Securities related to the conduct of the Business.  To the Knowledge of Seller, Seller holds all Permits required by applicable law for the conduct of the Business and each such Permit has been duly obtained and is in full force and effect, except to the extent that the failure of Seller to obtain any such Permit could not reasonably be expected to constitute or result in a Material Adverse Effect.  Seller shall use commercially reasonably efforts to maintain all such Permits in full force and effect and shall timely file and diligently prosecute applications for renewal of all such Permits until the Closing Date.  To the Knowledge of Seller, (i) no notice of material violation of the terms of any Permit related to the Acquired Assets has been received by Seller, which notice pertains to a default which as of the Execution Date, remains uncured, (ii) no violation has been alleged by any Governmental Authority the NASD or any third party, which violation remains uncured, as of the Execution Date and (iii) no proceeding is pending or, to the Knowledge of Seller, threatened, to revoke or materially limit any such Permit.

4.11        Real Property.

(a)           Schedule 4.11(a) attached hereto sets forth a true and correct list of all of the real property, together with all undeveloped real property, all buildings and Improvements and all easements and other rights and interests appurtenant thereto, which are directly or indirectly owned by Seller or Condo Owner, without regard to whether such real property is used solely in the operation or conduct of the Business (the “Owned Real Property”).  Schedule 4.11(a) attached hereto shall also include a general description of the Owned Real Property.  None of the Seller Entities or any of their Affiliates own any real property or building improvements within one-half (½) mile of the Owned Real Property.  To the Knowledge of Seller, the Owned Real Property is not subject to any Liens other than Permitted Liens or Liens otherwise disclosed in this Agreement, including the Schedules. Seller has granted no option or right of first refusal to purchase or lease any part of the Owned Real Property.  Other than those documents set forth as exceptions to title on the Title Commitment, to the extent in possession of Seller and its Affiliates, Seller has made available to Buyer true and correct copies of (i) all deeds, mortgages, deeds of trust, certificates of occupancy, title insurance policies and surveys relating to the Owned Real Property and (ii) all Liens, occupancy agreements, possessory rights, options and rights of first refusal, other than the Permitted Liens, relating to or affecting any parcel of the Owned Real Property.

(b)           Schedule 4.11(b) attached hereto sets forth a true and correct list of all of the real property leases, subleases and other occupancy agreements in effect as of the Execution Date regarding real property that will be transferred to Buyer on the Closing Date (i) under which Seller or any of its Affiliates is a lessor or sublessor (the “Leases”) and (ii) under which Seller or any of its Affiliates is a lessee or sublessee (the “Ground and Property Leases”) (collectively, the “Leased Real Property”); provided, however, that the Rental Pool Agreement shall not be considered a Lease for purposes of this Agreement.  Seller has made available to Buyer true and correct copies of all Leases, including all material amendments, modifications, assignments, supplements and renewals thereof.  There are no oral agreements in effect as to any Lease.  To the Knowledge of Seller, all such Leases are valid, binding and enforceable in accordance with their terms and are in full force and effect free and clear of all Liens, other than Permitted Liens.  There are no existing defaults by Seller or any of its Affiliates beyond any applicable grace periods under such Leases, except for defaults which, individually or in the aggregate, have not had, and could not reasonably be expected to have, a Material Adverse Effect, and neither Seller nor any of its Affiliates has received any notice of default, except for default which have not had, and could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.  To the Knowledge of Seller, there are no existing defaults by any landlord or tenant, as applicable, under such Leases.  Except as set forth in Schedule 4.11(b) attached hereto, (i) the consummation of the transactions contemplated by this Agreement will not constitute a default, or give rise to a right of termination, cancellation or acceleration of any right under, any of the Leases and (ii) no Lease requires the consent of the applicable landlord or tenant under such Lease in order to transfer such Lease to Buyer in accordance with the terms of such Lease.  Each guaranty, if any, by Seller or its applicable Affiliate with respect to a Lease is in full force and effect.

(c)           Neither Seller nor any of its Affiliates has assigned its interests under any of the Leases, sublet any interest in any premises demised thereunder or otherwise encumbered its interest therein.  Seller and its Affiliates have, and shall have as of the Closing Date, good and valid leasehold title to the Leased Real Property not directly owned by Seller or any of its Affiliates free and clear of all Liens, other than Permitted Liens.

(d)           Neither Seller nor any of its Affiliates has received any written notice from any Governmental Authority with jurisdiction that any certificate of occupancy or Permits with respect to the buildings (including the units subject to the Rental Pool Agreement), structures and improvements on any of the Owned Real Property and the occupancy and use thereof have not been obtained and are not in full force and effect, and there is no presently pending or, to the Knowledge of Seller, threat of modification, suspension or cancellation of any of the same which has had, or could reasonably be expected to have, a Material Adverse Effect.

(e)           Neither Seller nor any of its Affiliates has received written notice from any Governmental Authority with jurisdiction of any outstanding condemnation, expropriation or other proceedings in eminent domain pending, proposed or threatened with respect to any of the Real Property or the Business.

(f)            Neither Seller nor any of its Affiliates has given any notice to any party under any of the Leases indicating that Seller or any of its Affiliates will not exercise any expansion or renewal options under the Leases, except such non-extension or non-renewal of such options that could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(g)           Except as set forth in Schedule 4.11(g) attached hereto, there are no tax reduction proceedings pending in respect of the Owned Real Property of which Seller has received notice from the applicable taxing authority.

(h)           Neither Seller nor any of its Affiliates has received any written notice of default from any other party to any reciprocal easement agreement, which default remains uncured, as of the Execution Date.

4.12        Intellectual Property.

(a)           To the Knowledge of Seller, Schedule 4.12(a) attached hereto sets forth a true and correct list of all United States, state and foreign Intellectual Property owned by Seller and used in the Business, including all: (i) patents and patent applications, (ii) trademark and service mark registrations (including the service mark for “Innisbrook”), trademark and service mark applications and material unregistered trademarks and service marks, (iii) copyright registrations, copyright applications and material unregistered copyrights and (iv) Internet domain name registrations.

(b)           To the Knowledge of Seller, Schedule 4.12(b) attached hereto lists all material Software which is licensed, leased or otherwise used in or by the Business, and all material Software owned by Seller (“Proprietary Software”).

(c)           Schedule 4.12(c) attached hereto sets forth a true and correct list of all agreements granting or obtaining any right to use or practice any rights under any material  Intellectual Property to which Seller is a party or otherwise bound, as licensee or licensor thereunder, including license agreements, settlement agreements and covenants not to sue (collectively, the “License Agreements”).

(d)           To the Knowledge of Seller:

(i)            Seller owns or possesses adequate licenses or other legal rights to use all Intellectual Property owned or used by Seller, free and clear of all Liens or other encumbrances that would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect;

(ii)           all Intellectual Property owned or used by Seller and its Affiliates, that is material to the Business, has been duly maintained, is valid and subsisting, in full force and effect and has not been cancelled, expired or abandoned;

(iii)          neither Seller nor any of its Affiliates has received notice from any third party regarding any claim of actual or potential infringement, misappropriation or any other similar claim by Seller or any of its Affiliates of any intellectual property of such third party nor is any such claim threatened; and

(iv)          neither Seller nor any of its Affiliates has received notice from any third party regarding any assertion or claim challenging the validity, enforceability or ownership of any Intellectual Property owned by Seller or used in the Business nor is any such claim threatened.

(e)           No third party is misappropriating, infringing, diluting or violating any Intellectual Property owned or used by Seller.

(f)            Seller has not licensed or sublicensed its rights in any material Intellectual Property, or received or been granted any such rights, other than pursuant to the License Agreements and the Contracts, including the Westin Management Agreement.

(g)           Each License Agreement is a valid and binding obligation of Seller or its Affiliate party thereto, enforceable in accordance with its terms, and, to the Knowledge of Seller, there exists no event or condition which will result in a violation or breach of, or constitute a default by Seller or its Affiliate party thereto or, to the Knowledge of Seller, the other party or parties thereto, under such License Agreement.

4.13        Finders’ Fees.  Except for the entity rendering the Fairness Opinion at Seller’s request, whose fees shall be paid by Seller or any of its Affiliates at the Closing, there is no investment banker, broker, finder, financial advisor or other intermediary which is or might be entitled to any fee, commission or compensation from, or which has been retained by or is authorized to act on behalf of, Seller or any of its Affiliates in connection with any of the transactions contemplated by this Agreement.  In the event of any claims therefor, Seller shall indemnify, defend and hold Buyer and its Affiliates harmless from and against all such claims, losses, costs or expenses, including reasonable attorneys’ fees, arising as a result thereof.

4.14        Employees.

(a)           Schedule 4.14 attached hereto sets forth a true and correct list of all Employees of the Business as of the date referenced on Schedule 4.14, as well as, for informational purposes, those employees of Troon, involved in the Business or operation of the Acquired Assets.  Schedule 4.14(a) includes the complete list of all Employees of Seller who were fired or whose employment was terminated by Seller within the ninety (90) days prior to the Execution Date.  The parties acknowledge and agree that this list will be relied on by Buyer in connection with Section 2.03(e) of this Agreement.

(b)           The employment of no managers of the Business with an annual salary of Seventy-Five Thousand Dollars ($75,000) or more for such employment has been terminated involuntarily as of the date referenced on Schedule 4.14(a) other than those persons who are listed in Schedule 4.14(a).

(c)           There are no pending, or to the Knowledge of Seller, threatened or anticipated actions, suits, investigations or claims raised by or on behalf of any Employees with respect to their employment by Seller.

4.15        Employee Benefit Plans.

(a)           Schedule 4.15(a) attached hereto contains a true and correct list of each material employment, bonus, deferred compensation, incentive compensation, stock purchase, stock option, stock appreciation right or other stock-based incentive, severance, change-in-control, or termination pay, hospitalization or other medical, retiree medical, dental, vision, disability, life or other insurance, supplemental unemployment benefits, profit-sharing, pension, retention, or retirement plan, program, agreement or arrangement and each other material employee benefit plan, program, agreement or arrangement, sponsored, maintained or contributed to or required to be contributed to by Seller, or by any trade or business, whether or not incorporated (an “ERISA Affiliate”), that together with Seller would be deemed a “single employer” within the meaning of Section 4001(b)(1) of ERISA, for the benefit of any Employee or former employee of the Business, whether formal or informal and whether legally binding or not (the “Plans”).  Schedule 4.15(a) attached hereto includes each of the Plans, if any, that is an “employee welfare benefit plan” or “employee pension benefit plan” as such terms are defined in Sections 3(1) and 3(2) of ERISA (such plans collectively, the “ERISA Plans”).  Except as disclosed in Schedule 4.15(a) attached hereto, none of Seller nor any ERISA Affiliate has any formal plan or commitment, whether legally binding or not, to create any additional Plan or modify or change any existing Plan that would affect any Employee or former employee or director of the Business in a manner which could reasonably be expected to constitute or result in a Material Adverse Effect.

(b)           With respect to each of the Plans, Seller shall make available to Buyer, upon Buyer’s request, true and correct copies of each of the following documents, as applicable:

(i)            a copy of the Plan document, including all amendments thereto, for each written Plan or a written description of any Plan that is not otherwise in writing;

(ii)           a copy of the annual report or Internal Revenue Service Form 5500 Series, if required under ERISA, with respect to each ERISA Plan for the last two Plan years ending prior to the Execution Date; and

(iii)          all contracts relating to the Plans, including insurance contracts, investment management agreements, subscription and participation agreements and record keeping agreements.

(c)           To the Knowledge of Seller, no liability under Title IV of ERISA has been incurred by Seller or any ERISA Affiliate since the effective date of ERISA that has not been satisfied in full, and no condition exists that presents a material risk to Seller or any ERISA Affiliate of incurring any liability under such Title, other than liability for premiums due to the Pension Benefit Guaranty Corporation (the “PBGC”), which payments have been or will be made when due.

(d)           To the Knowledge of Seller, none of Seller, any ERISA Affiliate, any of the ERISA Plans, any trust created thereunder nor any trustee or administrator thereof has engaged in a transaction or has taken or failed to take any action in connection with which Seller or any ERISA Affiliate could be subject to any material liability for either a civil penalty assessed pursuant to Section 409 or 502(i) of ERISA or a tax imposed pursuant to Section 4975, 4976 or 4980B of the Code.

(e)           Except as set forth on Schedule 4.15(e), no Plan is a “multi-employer pension plan”, as such term is defined in Section 3(37) of ERISA.

(f)            To the Knowledge of Seller, each of the Plans has been operated and administered in all material respects in accordance with applicable laws, including ERISA and the Code.

(g)           Each of the ERISA Plans that is an “employee pension benefit plan” as defined in Section 3(2) of ERISA that is intended to qualify under Section 401(a) of the Code has (i) received a favorable determination letter that such Plan satisfied the requirements of the Tax Reform Act of 1986 and the statutes referenced in IRS Announcement 2001 104 and any amendments thereto or (ii) has submitted a request for a determination within the applicable remedial amendment period.

(h)           No Plan provides benefits, including death or medical benefits whether or not insured, with respect to any Employee or former employee of Seller or any ERISA Affiliate after retirement or other termination of service other than (i) coverage mandated by applicable laws or (ii) benefits the full direct cost of which are borne by the Employee or former employee or beneficiary thereof.

(i)            Subject to Buyer’s compliance with its covenants contained herein, the consummation of the transactions contemplated by this Agreement will not, either alone or in combination with any other event, (i) entitle any Employee or former employee, officer, director or consultant of Seller or any ERISA Affiliate to severance pay, unemployment compensation or any other similar termination payment, or (ii) accelerate the time of payment or vesting, or increase the amount of, or otherwise enhance, any benefit due to any such employee, officer, director or consultant.

(j)            There are no pending, or to the Knowledge of Seller, threatened or anticipated claims by or on behalf of any Plain, by any employee or beneficiary under any such Plan or otherwise involving any such Plan other than routine claims for benefits.

4.16        Environmental Matters.  Except as set forth in any environmental report made available to Buyer or as disclosed in Schedule 4.16 attached hereto or other matters which may be customary in the operation of a golf course or could not reasonably be expected to constitute or result in a Material Adverse Effect:

(a)           except for ongoing groundwater monitoring as set forth in that certain April 6, 2007 proposal from URS, no written claim, notice, request for information, order, complaint or penalty has been sent to or, to the Knowledge of Seller, is threatened against, Seller or any of its Affiliates relating to the Business or the Real Property and there are no judicial, administrative or other actions, suits or proceedings pending or threatened against Seller which relate to the Acquired Assets and allege a violation of or a liability under any Environmental Law, in each case arising out of any Environmental Law or relating to the disposal or Release of Hazardous Substances and relating to (i) Seller or any of its Affiliates or (ii) any other Person whose liability for such matter Seller or any of its Affiliates has assumed or retained contractually or by operation of law;

(b)           to the Knowledge of Seller, Seller has received no written notice that, in relation to the Business or the Acquired Assets, Seller or any of its Affiliates is not in material compliance with applicable Environmental Laws and, to the Knowledge of Seller, there are no facts or circumstances that would or materially increase the cost of maintaining such compliance in the future;

(c)           to the Knowledge of Seller, Seller has received no written notice that, during the time period of Parent’s lender relationship with GHR, GHR was not in material compliance with applicable Environmental Law in relation to the Business or the Acquired Assets;

(d)           to the Knowledge of Seller, none of Seller, any of its Affiliates or any third party has Released or threatened to Release a Hazardous Substance at (i) any parcel of Owned Real Property or (ii) any other location as a result of the operation of the Business or with respect to which Seller or any of its Affiliates has incurred, assumed or retained liability contractually or by operation of law;

(e)           any of its Affiliates has filed any notice with any Governmental Authority under any Environmental Law reporting a Release or threatened Release of any Hazardous Substance relating to the Business;

(f)            to the Knowledge of Seller, none of the Real Property is subject to any lien in favor of any Governmental Authority or any other party for any liability, costs, or damages incurred in response or a Release of Hazardous Substances; and

(g)           without in any way limiting the generality of the foregoing, (i) all on-site and off-site locations where, with respect to the Business, Seller or any of its Affiliates has stored, disposed or arranged for the disposal of Hazardous Substances are identified in Schedule 4.16(e) attached hereto, and (ii) all underground storage tanks located on the Owned Real Property or the Leased Real Property are identified in Schedule 4.16(e) attached hereto, except as set forth in any environmental report made available to Buyer.

4.17        Labor Matters.

(a)           Except as set forth in Schedule 4.17 attached hereto, (i) there are no collective bargaining agreements or agreed upon work rules or practices in effect relating to the Employees (other than any employee handbook, workplace publication or similar materials) or any other contract or commitment to any labor union or association representing any Employee, (ii) no labor union or association or collective bargaining agent represents or claims to represent any Employee, (iii) there is no organizational effort currently being made or, to the Knowledge of Seller, threatened to organize any Employee, nor was there any within the two (2) years prior to the Execution Date, (iv) there has been no strike, slowdown, work stoppage, lockout, arbitration or other material work-related dispute involving any Employee, and no such action is now pending or affecting the Business, nor, to the Knowledge of Seller, is any such action threatened, (v) there are no grievances arising out of any collective bargaining or similar agreement or other grievance procedure, (vi) neither Seller nor any of its Affiliates has received notice of the intent of any national, federal, state, local or foreign agency responsible for the enforcement of labor or employment laws to conduct an investigation with respect to or relating to the Business, and no such investigation is in progress, (vii) no proceeding against Seller or any of its Affiliates relating to the Business, or controversy or dispute between Seller or any of its Affiliates and any Employee or former employee, or any applicant for employment in the Business, has been filed or, to the Knowledge of Seller, threatened, relating to the alleged violation of any law pertaining to labor relations or employment matters, including any charge, complaint or petition filed by any Employee or former employee of the Business or applicant for employment in the Business or labor organization or labor union with the National Labor Relations Board, the Equal Employment Opportunity Commission, the United States Department of Labor or any other Governmental Authority, and (viii) there are no written personnel policies, rules or procedures applicable to Employees, other than any employee handbook, workplace publication or similar material and the items set forth in Schedule 4.17 attached hereto, true and correct copies of which shall be made available to Buyer.  To the Knowledge of Seller, Seller and its Affiliates are, and have at all times been, in compliance in all material respects with the terms and requirements of, and are not currently in default in any material respect under, (i) any collective bargaining agreement or other labor union contract covering any Employee or (ii) any applicable laws respecting employment and employment practices, terms and conditions of employment, wages, hours of work and occupational safety and health, and are not engaged in any unfair labor practices as defined in the National Labor Relations Act or other applicable law, ordinance or regulation with respect to any Employee or former employee of the Business.

(b)           Neither Seller nor any of its Affiliates has incurred any liability or obligation under the Worker Adjustment and Retraining Notification Act (“WARN”) or similar state or local laws, including with respect to the provision of any notice of any plant closing or mass layoff taking place up to and including the Closing Date, which remains unpaid or unsatisfied or which has not been accrued and which relates to any Employee or former employee of the Business.  Neither Seller nor any of its Affiliates has ordered a plant closing or mass layoff (as defined in WARN) in the past six (6) months involving any Employee or former employee of the Business nor has the Business laid off more than forty-nine (49) full-time employees accounting for thirty-three percent (33%) or more of the total number of employees at any single site of employment in any thirty (30) day period during the last twelve (12) months.

(c)           Seller agrees that it bears responsibility for providing the required list of Employees (per Schedule 4.14(a)) who were fired or whose employment was terminated by Seller within ninety (90) days prior to the Execution Date.

4.18        Tax Matters.

Except as set forth in Schedule 4.18 attached hereto or other matters which could not be reasonably be expected to constitute or result in a Material Adverse Effects:

(a)           Seller is and always has been classified as a “disregarded entity” for United States federal, state and local income Tax purposes;

(b)           Seller has duly filed, or has had filed, all Tax Returns required to be filed by or in respect of Seller in a timely manner, and, to the Knowledge of Seller, all such Tax Returns are true and correct in all material respects;

(c)           to the Knowledge of Seller, Seller has duly paid or has had paid, all Taxes required to be paid by or in respect of Seller in a timely manner, whether or not shown or required to be shown on any Tax Return or has adequate reserves to pay any contested Taxes;

(d)           there is no outstanding request, agreement, waiver or consent providing for an extension of the statutory period of limitations with respect to any Taxes or Tax Returns of or in respect of Seller, and no power of attorney granted by or in respect of Seller with respect to any Tax matter relating to the Business or the Acquired Assets is currently in force;

(e)           no Tax liens (except for statutory liens for current Taxes not yet due and payable) on any of the Acquired Assets have been filed and there is no action, suit, proceeding, investigation, audit or claim now pending or threatened against or in respect of Seller with respect to any Tax or Tax Return nor are there any Taxes for which Seller could be liable under Treasury Regulation Section 1.1502-6 or any comparable provision of state, local or foreign Tax law;

(f)            Seller is not a party to or otherwise bound by any agreement or understanding providing for the allocation or sharing of Taxes, nor does Seller have any obligation or liability under any such agreement or understanding to which it was once a party or otherwise bound; and

(g)           Seller is not a “foreign person” as defined in Section 1445(b)(2) of the Code.

4.19        Accounts Receivable.

All of the Accounts Receivable of Seller and its Affiliates that are reflected in the Unaudited Balance Sheet have been recorded, net of reserves, in accordance with GAAP, and all Accounts Receivable that have arisen since the date of the Unaudited Balance Sheet, have arisen only from bona fide transactions with independent third parties in the ordinary course of business consistent with past practice.  The Accounts Receivable used in the preparation of the Statement of the Closing Date Working Capital shall be net of the respective reserves used in the preparation of the Statement of the Closing Date Working Capital shown thereon, which reserves shall be adequate and calculated in accordance with GAAP in a manner generally consistent with past practice.  Subject to such reserves, to the Knowledge of Seller, each of the Accounts Receivable used in the preparation of the Statement of the Closing Date Working Capital is collectible in the ordinary course of business in accordance with its terms and has not been factored.

4.20        Insurance.

(a)           Schedule 4.20 attached hereto contains a true and correct list of all policies of property, fire and casualty, product liability, workers’ compensation and other forms of insurance owned or held by Seller or any of its Affiliates in relation to the Business or the Acquired Assets.  Except as set forth in Schedule 4.20 attached hereto or as disclosed in the Due Diligence Materials and Property Information, as of the Execution Date, to the Knowledge of Seller, there is no occurrence or incident that could reasonably be expected to give rise to a material claim for insurance by Seller or any of its Affiliates under any “claims made” insurance policy that has not been reported to the primary carrier and, if applicable, excess carrier issuing any such policy.

(b)           Seller and its Affiliates have paid all premiums due and, to the Knowledge of Seller, have otherwise performed all of their respective material obligations under the insurance policies listed in Schedule 4.20 attached hereto, except to the extent that any failure to pay or perform thereunder could not reasonably be expected to constitute or result in a Material Adverse Effect.  Neither Seller nor any of its Affiliates has received any notice of cancellation or any other indication that any material insurance policy listed in Schedule 4.20 attached hereto is no longer in full force and effect or will not be renewed or that the issuer of any such policy is not willing or able to perform its obligations thereunder.  To the Knowledge of Seller, there is no material claim asserted by Seller or any of its Affiliates pending under the insurance policies listed in Schedule 4.20 attached hereto as to which coverage has been finally denied by the underwriters of any such policy or arrangement.

4.21        Transactions with Affiliates.  As of the Execution Date, no Material Contracts or material transactions relating to the Business, other than employment or consulting contracts terminable without penalty on 30 days notice, between any Employee, partner, limited partner, officer or director of Seller or any of their relatives, on the one hand, and Seller or any of its Affiliates, on the other hand, existed.

4.22        Acquired Assets.  To the Knowledge of Seller, other than with respect to Retained Assets, the Acquired Assets constitute all of the assets, properties, licenses and other agreements which are presently being used primarily in connection with the Business as presently conducted.

4.23        Suppliers.  Schedule 4.23 contains a complete and accurate list, with respect to the Business, of Seller’s twenty largest suppliers (measured by dollar volume of purchases) and the dollar amount of the Business which supplier represented during the fiscal year ended December 31, 2006.  Except as set forth in Schedule 4.23, the Seller Entities have received no notice that, and have no Knowledge that, any such supplier of a Seller Entity does not plan to continue to do business with Buyer, or plans to reduce its supplies to or volume of orders from Buyer or will not do business on substantially the same terms and conditions with Buyer subsequent to the Closing Date as such supplier or customer did with the Seller Entities before such date.

4.24        Vested Rights.  The Vested Rights shall be assigned to Buyer at Closing, pursuant to that certain assignment agreement, a form of which is attached hereto as Exhibit 4.24 (the “Vested Rights Assignment”).

4.25        GH Securities.  GH Securities (i) is a duly organized and validly existing corporation in good standing under the laws of the state of Florida, (ii) is duly qualified as a foreign entity in each other jurisdiction in which its business is conducted, if any, (iii) has the requisite entity power and authority to carry on its business as now being conducted.  Holding Company has full right, title and interest in and to the GH Securities Stock Interests and has not transferred, pledged or hypothecated the GH Securities Stock Interests.  Holding Company has the requisite entity power to execute and deliver, and perform its obligations hereunder.   The GH Securities Stock Interests constitute 100% of the capital stock of GH Securities, and there are no outstanding options to purchase, or securities convertible into, equity interests in GH Securities, nor any obligation to issue any of the foregoing.  Delivery of the GH Securities Stock Interest Transfer Documents will transfer to Buyer good and valid title to the GH Securities Stock Interests, free and clear of all liens and encumbrances, except as created by this Agreement.  As of the Closing Date, the Seller Entities, shall have timely filed all required filings with the SEC (and shall have agreed to file all subsequent required filings with the SEC or NASD, as applicable, respecting any period prior to the Closing Date).

4.26        NASD.  The Seller Entities and their Affiliates own or possess all documents, manuals, policies and programs required by the rules and regulations of the NASD and the SEC, including operating manuals, compliance manuals, operating and procedure manuals, securities trading policy manuals, and continuing education files, and GH Securities has complied in all material respects with all aforementioned documents, manuals, policies and programs.

4.27        Partnership Program LLCs.  All securities (units of membership interests and rental pool leases) of the limited liability companies formed under the Seller’s so-called “partnership program” were offered and sold in transactions exempt from the registration requirements of Section 5 of the Securities Act of 1933, as amended, and comparable provisions of applicable state securities and blue sky laws. The written offering materials provided to the purchasers of units of membership interests in the so-called “partnership program” limited liability companies did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statement therein, in the light of the circumstances under which they were made, not misleading.

4.28        Troon Employees.  To the Knowledge of Seller, Seller has not entered into any agreements that would prohibit Buyer from hiring any employees of Troon after the termination of the Troon Management Agreement.

ARTICLE 5

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to the Seller Entities that all of the statements contained in this Article 5 are true and correct as of the Execution Date, and shall be true and correct in all material respects as of the Closing Date as though made on the Closing Date.

5.01        Corporate Existence and Power.  Each entity constituting Buyer is a limited liability company duly formed, validly existing and in good standing under the laws of Florida, and is duly authorized to conduct the business in which it is engaged and to own and use the properties owned and used by it and has, in all material respects, all the permits required to carry on its business as now conducted.

5.02        Corporate Authorization.  The execution, delivery and performance by Buyer of this Agreement and the consummation of the transactions contemplated hereby by Buyer are within the corporate powers of Buyer and have been duly authorized by all necessary corporate action on the part of Buyer.  This Agreement has been duly executed and delivered by Buyer, and assuming the due authorization, execution and delivery by the Seller Entities, this Agreement constitutes a valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, except as (i) the enforceability hereof or thereof may be limited by bankruptcy, insolvency, moratorium or other similar applicable laws affecting the enforcement of creditors’ rights generally, and (ii) the availability of equitable remedies may be limited by equitable principles of general applicability.

5.03        Governmental Authorizations.  The execution, delivery and performance by Buyer of this Agreement and the consummation of the transactions contemplated hereby require no material action by or in respect of, or material filing with, any Governmental Authority other than any material action or material filing applicable to Section 4.03 hereof.

5.04        Noncontravention.  The execution, delivery and performance by Buyer of this Agreement and the consummation of the transactions contemplated hereby by Buyer do not and will not (i) violate any provision of the organizational documents of Buyer, (ii) violate any applicable law, rule, regulation, judgment, injunction, order or decree, or agreement with or condition imposed by any Governmental Authority on Buyer, or (iii) require any approval or consent or other action by any Person under, constitute a default under (or with notice, lapse of time, or both would result in such a breach or default), or give rise to any right of termination, material amendment, cancellation or acceleration of any right or obligation of Buyer or to a loss of any benefit to which Buyer is entitled under any provision of any agreement or other instrument binding upon Buyer prior to the Closing.

5.05        Financing.  There shall be no financing contingency for the benefit of Buyer.  Notwithstanding anything to the contrary set forth in this Agreement, the parties acknowledge and agree that it shall not be a condition to the obligations of Buyer to consummate the transactions contemplated hereby that Buyer have sufficient funds for payment of the Purchase Price and any adjustments thereto.

5.06        Finders’ Fees.  Other than Warren & Lewis Investment Corporation, there is no investment banker, broker, finder, financial advisor or other intermediary which is or might be entitled to any fee, commission or compensation from, or which has been retained by or is authorized to act on behalf of, Buyer or any of its Affiliates in connection with any of the transactions contemplated by this Agreement.  In the event of any claims by any investment banker, broker, finder, financial advisor or other intermediary which is or might be entitled to any fee, commission or compensation from, or which has been retained by or is authorized to act on behalf of, Buyer or any of its Affiliates in connection with any of the transactions contemplated by this Agreement, Buyer shall indemnify, defend and hold Seller and its Affiliates harmless from and against all such claims, losses, costs or expenses, including reasonably attorneys’ fees, arising as a result thereof.

5.07        No Liability.  None of (i) any other document provided to Buyer or any of its agents or representatives by the entity providing the Fairness Opinion or any of their Affiliates, (ii) any other document provided or made available as part of the Due Diligence Materials or Property Information or (iii) any statement any of the documents referenced above constitutes a representation, warranty or covenant of any of the Seller Parties or any other Person.  Notwithstanding the first sentence of this Section 5.07, any information independently set forth in the Seller Entities’ representations and warranties is not modified by the contents of the first sentence.

5.08        As-Is Sale; Release.

(a)           Seller Disclaimer.  Other than as specifically set forth in this Agreement, each of the Seller Parties hereby disclaims the making of any representations or warranties, express or implied, regarding the Acquired Assets, Assumed Liabilities, Business or Real Property or any part thereof or any matters affecting the Acquired Assets, Assumed Liabilities, Business or Real Property or any part thereof, including the physical condition of the Acquired Assets, Assumed Liabilities, Business or Real Property or any part thereof, title to or boundaries of the Acquired Assets, Assumed Liabilities, Business or Real Property or any part thereof, pest control, soil conditions, hazardous wastes, toxic substances or other environmental matters, compliance with building, health, safety, land use or zoning laws, regulations and orders, structural and other engineering characteristics, traffic patterns and all other information pertaining to the Acquired Assets, Assumed Liabilities, Business or Real Property or any part thereof.  Moreover, Buyer acknowledges that (i) Buyer is a sophisticated investor, knowledgeable and experienced in the financial and business risks attendant with an investment in real property and capable of evaluating the merits and risks of entering into this Agreement and acquiring the Acquired Assets, Assumed Liabilities, Business and Real Property, (ii) except with respect to the representations and warranties expressly contained in this Agreement and in the certificates or other writings delivered by Seller pursuant to Article 10 hereof, Buyer has entered into this Agreement with the intention of making and relying upon its own, or its experts’, investigation of the physical, environmental, economic, and legal condition of the Acquired Assets, Assumed Liabilities, Business and Real Property or any part thereof, including any mechanical, electrical, HVAC, life support, fire safety, fire control and other systems, and all documents relating to the leasing, management and operation of the Acquired Assets, Assumed Liabilities, Business or Real Property or any part thereof, the compliance of the Acquired Assets, Assumed Liabilities, Business or Real Property or any part thereof with all authorizations of any Governmental Authority and other governmental laws, rules and regulations and the operation of the Acquired Assets, Assumed Liabilities, Business or Real Property or any part thereof, (iii) Buyer is not relying upon any representation or warranty, other than as expressly set forth in this Agreement and in the certificates or other writings delivered by Seller pursuant to Article 10 hereof, made by any of the Seller Parties or anyone acting or claiming to act on their behalf concerning the Acquired Assets, Assumed Liabilities, Business or Real Property or any part thereof, and (iv) except with respect to the representations and warranties of Seller expressly set forth in this Agreement and in the certificates or other writing delivered by Seller pursuant to

Article 10 hereof, Buyer has not relied on, or been induced to enter into this Agreement or any transaction contemplated herein by, any duty, obligation or responsibility on the part of any of the Seller Parties to disclose any fact or circumstance relating to the Acquired Assets, Assumed Liabilities, Business or Real Property or any part thereof.  Buyer further acknowledges that it has not received from any of the Seller Parties any accounting, tax, legal, securities, architectural, engineering, property management, real property or any other advice with respect to the transactions contemplated by this Agreement and is relying solely upon the advice of Buyer’s own accounting, tax, legal, securities, architectural, engineering, property management, real property and other advisors with respect to the transactions contemplated by this Agreement.  Except as otherwise expressly set forth in this Agreement and in the certificates or other writings delivered by Seller pursuant to Article 10 hereof, and except as otherwise provided in Section 5.09(c) hereof with respect to fraud claims, Buyer shall acquire the Acquired Assets, Assumed Liabilities, Business and Real Property and each part thereof “AS IS-WHERE IS” and with all faults on the Closing Date and assume the risk that adverse physical, environmental, economic or legal conditions may not have been revealed to Buyer.  Except with respect to a breach of the representations and warranties expressly made by any of the Seller Entities in this Agreement and as otherwise provided in Section 5.09(c) hereof with respect to fraud claims, none of the Seller Parties shall have any liability of any kind or nature for any subsequently discovered defects in the physical condition of the Acquired Assets, Assumed Liabilities, Business or Real Property or any part thereof, whether such defects were latent or patent.  This Section 5.09(a) shall survive any Closing and any termination of this Agreement.

(b)           Buyer Releases of Seller Parties.  Except as specifically set forth in this Agreement, at the expiration of the period for the survival of the same as more fully described herein, Buyer and its Affiliates and anyone claiming by, through or under them, each hereby fully and irrevocably releases each of the Seller Parties from any and all claims, whether known or unknown, foreseen or unforeseen, now existing or hereafter arising, that it or they may then have against any of the Seller Parties for any cost, loss, liability, damage, expense, action or cause of action at law, in equity or otherwise, arising from or relating in any way to (i) the parcels or any of them, including any and all claims, whether known or unknown, foreseen or unforeseen, now existing or hereafter arising, relating in any way to or arising under or in connection with any of the Leases or management agreements and/or any claim relating in any way to or arising from the physical or environmental condition of such parcels, the operation of such parcels and/or the repair or maintenance of such parcels, or arising from any breach of an express representation, warranty or covenant of Seller contained in this Agreement, except for claims arising from any breach of an express representation, warranty or covenant of Seller contained in this Agreement that expressly survives the Closing by the terms of this Agreement, or (ii) the partnership agreement of Seller, or any relationship of any of the Seller Parties with Buyer or any of its Affiliates, including as partners in Seller or any other relationship among any of the Seller Parties with Buyer and/or its Affiliates, whether as partners, co-members, shareholders or any other relationship, including any and all claims, whether known or unknown, foreseen or unforeseen, now existing or hereafter arising, that any such Seller Parties may have accrued as fiduciaries of Buyer or any of its Affiliates, or arising in any manner whatsoever; provided, however, that this release shall no longer be effective if this Agreement is terminated and (A) a court of competent jurisdiction determines on a final, non-appealable basis that Seller materially breached this Agreement, (B) Buyer’s closing conditions set forth in Article 10 hereof have not been satisfied or waived by Buyer, or (C) Seller’s closing conditions set forth in

Article 10 hereof have not been satisfied or waived by Seller.  Buyer and its Affiliates further agree that the releases hereunder shall be given full force and effect according to each of their express terms and provisions, including any unknown and suspected claims, damages and causes of action.  Notwithstanding any provisions at law or by statute pertaining to releases and waivers of claims, the releases contained herein shall each constitute a full release in accordance with its terms.  Buyer and its Affiliates hereby knowingly and voluntarily waive any and all statutes, laws, rules and/or regulations that in any way would otherwise limit, restrict or nullify the effect of the releases and waivers contained herein, and acknowledge that each release and waiver contained herein is an essential and material term of this Agreement, and without such release or waiver this Agreement would not have been entered into by Seller.  Buyer and its Affiliates hereby respectively represent and warrant that they have been advised by their legal counsel or have had the opportunity to obtain advice of legal counsel of their choice, and understand and acknowledge the significance of the releases and waivers contained herein and the specific waiver of any and all statutes, laws, rules and/or regulations that in any way would otherwise limit, restrict or nullify the effect of any release or waiver contained herein.  This Section 5.09(b) shall survive any Closing and any termination of this Agreement.

(c)           No Fraud Waiver.  Notwithstanding anything to the contrary set forth in this Agreement, including this Section 5.09(c), in no event shall Buyer or Seller or any of their Affiliates waive hereby, or be deemed to have waived hereby, any right, claim or cause of action that Buyer or Seller or any of their Affiliates may have or assert against the other or any of its Affiliates relating to active fraud, and the waivers in this Agreement shall not be deemed to waive or absolve Seller or Buyer or any of their Affiliates from any liability for the active fraud of Seller.

ARTICLE 6

COVENANTS OF THE SELLER ENTITIES

6.01        Conduct of the Business.

(a)           Between the Execution Date and the Closing Date, except as set forth in this Agreement, the Seller Entities shall use commercially reasonable efforts to (i) operate and preserve the Business in the ordinary course of business on a basis generally consistent with past practice, (ii) preserve the goodwill of suppliers and service providers with respect to the Business, (iii) maintain the books, records and accounts of the Business in the usual, regular and ordinary course of business generally consistent with past practice, (iv) enforce all Contracts to be assigned to and assumed by Buyer in the ordinary course of business generally consistent with past practice (provided, however, Seller shall not be obligated to commence any litigation or terminate any such Contracts), and (v) maintain the Real Property (subject to normal wear and tear) generally consistent with past practice; provided, however, that the Seller Entities shall not be required to make or commit to make any capital improvements, repairs or replacements to the Acquired Assets, except improvements, repairs or replacements that any of the Seller Entities reasonably determines to be of an emergency nature.  Between the Execution Date and the Closing Date, none of the Seller Entities nor any of their Affiliates shall enter into any new lease affecting the Owned Real Property, or modify any existing Lease, without first obtaining the prior written consent of Buyer, which consent shall not be unreasonably withheld or delayed;

provided, however, that Seller may enter into any Innisbrook 2007 Rental Pool Annual Lease Agreement in the form set forth in Exhibit 6.01 attached hereto without the prior written consent of Buyer.  Between the Execution Date and the Closing Date, none of the Seller Entities nor any of their Affiliates shall enter into any new contracts or agreements not in the ordinary course of business affecting the Business or the Owned Real Property, or modify any of the existing Contracts other than in the ordinary course of business; provided, however, that the Seller Entities and their Affiliates may enter or modify any contracts or agreements that may be terminated upon not more than thirty (30) days’ notice without payment of a penalty.

(b)           Except in the case of emergencies and capital expenditures committed prior to the Closing Date but after the Execution Date , Seller shall notify Buyer in writing of any capital expenditure of a non-emergency nature that the Seller Entities or any of their Affiliates propose to make relating to the Acquired Assets after Execution Date.  Within three (3) Business Days of Buyer’s receipt of such notice, Buyer shall, pursuant to a written notice to Seller, consent or reasonably withhold its consent to such capital expenditure.  In the event Buyer does not furnish Seller with written notice pursuant to this Section 6.01(b), Buyer shall be deemed to have consented to the applicable capital expenditure.  The obligations of Seller related to any capital expenditure to which Buyer consents pursuant to this Section 6.01(b) shall be assumed by Buyer at the Closing.  In the event Buyer reasonably withholds its consent by written notice to Seller pursuant to this Section 6.01(b), Seller shall not make the applicable capital expenditure; provided, however, and notwithstanding anything in this Agreement to the contrary, Seller shall have the unrestricted right, in Seller’s sole discretion, to commit to and expend funds for capital improvements or replacements without reimbursement by Buyer; provided, however, that Buyer will not be deemed to have assumed such obligations of Seller if Buyer has not provided consent pursuant to the provisions set forth in this Section 6.01.  Seller represents and warrants that as of the Execution Date, it has incurred (or anticipates that it will incur prior to the Closing Date) an approximate total of Six Hundred Thirty Three Thousand Two Hundred Ninety Seven Dollars ($633,297) in capital expenditures with respect to the matters set forth on Schedule 6.01(b) hereto (the “Transition Capital Expenditures”).  Notwithstanding anything to the contrary, Buyer agrees to reimburse Seller for Three Hundred Sixteen Thousand Six Hundred Forty Eight Dollars ($316,648) in connection with the Transition Capital Expenditures, subject to Buyer’s good faith review and verification of such amounts prior to the Closing Date; provided, that if Seller’s actual expenses incurred in Transition Capital Expenditures are less than Six Hundred Thirty Three Thousand Two Hundred Ninety Seven Dollars ($633,297), Seller shall remit to Buyer fifty percent (50%) of the difference between Six Hundred Thirty Three Thousand Two Hundred Ninety Seven Dollars ($633,297) and the actual expenses incurred by Seller.  Buyer shall have no obligation to assume, commit, or be obligated for any additional Transition Capital Expenditures beyond its commitment set forth herein.

6.02        Access to Information.

From the Execution Date until the Closing Date, and otherwise subject to the limitations, restrictions and exceptions provided in Section 2.08(c) hereof, upon reasonable notice, Seller shall (i) make available to Buyer reasonable access to the books and records of Seller related to the Acquired Assets and Assumed Liabilities; (ii) make available to Buyer such financial and operating data and other information relating to the Business as Buyer may reasonably request and Seller may have, (iii) to the extent not otherwise available under this Section 6.02, allow

Buyer reasonable access to Seller’s senior executive officers for Buyer’s reasonable investigation of the Business, and (iv) abide by the terms set forth in Section 2.08 hereof; provided, however, that any such access or furnishing of information shall be conducted during normal business hours upon reasonable notice to Seller, under the supervision of Seller’s personnel or designees in such a manner as to not unreasonably interfere with the conduct of the Business or the normal operations of Seller or any of its Affiliates and at Buyer’s sole cost and expense, except that Buyer shall not compensate Seller for any payment made by Seller for the time or reasonable travel, lodging or meal expenses of Seller’s executives, employees, agents or representatives in relation thereof.  Notwithstanding anything to the contrary in this Agreement, Seller shall not be required at any time to disclose any information to Buyer (1) that is, in Seller’s sole discretion, confidential, including any information regarding other bids, bidders or analysis or advice with respect thereto, or (2) if such disclosure would (A) in Seller’s sole discretion jeopardize any applicable privilege, including attorney-client privilege or work-product privilege, or (B) contravene any duty imposed by applicable laws.

6.03        Estoppel Certificates.

(a)           Within three (3) Business Days after the Execution Date, Seller shall request of each landlord under each Lease that an executed copy of any estoppel certificate that is an obligation pursuant to the terms of the applicable Lease be delivered to Buyer or Seller.  In the event any or all landlords under any Lease do not provide such certificates under this Section 6.03(a), such event shall not in any way constitute a breach of this Agreement by Seller or any of its Affiliates.

(b)           Within three (3) Business Days after the Execution Date, Seller shall request of Troon that an executed copy of the Troon Estoppel Certificate be delivered by Troon to Buyer or Seller.  In the event Troon does not provide the Troon Estoppel Certificate to Buyer or to Seller as provided under this Section 6.03(b) for any reason, such event shall not in any way constitute a breach of this Agreement by Seller or any of its Affiliates.

6.04        Condo Association Approval.  Within two (2) Business Days after the Execution Date, Condo Owner shall notify Condo Association, pursuant to Section 11.2(a)(i) of the Declaration of Condominium, of its intention to sell the Condo Property to Buyer and shall request that Condo Association approve such sale (the “Condominium Approval”).  Pursuant to Section 11.2(b)(i) of the Declaration of Condominium, Condominium Association has thirty (30) days after receipt of such notice from Condo Owner to approve or disapprove the sale of the Condo Property.  In the event that Condominium Association has not approved the sale of the Condo Property prior to the Closing Date, Seller and Buyer shall (i) close all of the transactions contemplated by this Agreement, other than the purchase and sale of the Condo Property, on the Closing Date with a reduction of One Million Nine Hundred Thousand Dollars ($1,900,000) (less a reduction in such amount equal to the amount of net proceeds received by Seller from the sale of any such Condo Property prior to the Closing Date) in the Purchase Price (such reduction amount, the “Condo Property Purchase Price”) and (ii) close the purchase and sale of the Condo Property separately from the other Acquired Assets (the “Separate Condo Closing”).  In the event of a Separate Condo Closing, the closing of the purchase and sale of the Condo Property and the payment of the Condo Property Purchase Price by Buyer to Seller shall take place at 10:00 a.m. Eastern time) at the offices of DLA Piper US LLP, 101 E. Kennedy Blvd,,

Suite 2000, Tampa, Florida, on the third Business Day immediately following receipt of the Condominium Association’s approval, if any, of the sale of the Condo Property to Buyer.  In the event that Condominium Association does not approve the sale of the Condo Property, such event shall not in any way constitute a breach of this Agreement by Seller, Condo Owner or any of their Affiliates and the balance of the transaction for the purchase and sale of the Acquired Assets, other than the Condo Property, shall continue to occur on the Closing Date.

6.05        Approval of GTA Board of Directors. The GTA Board of Directors approved this Agreement and the transactions contemplated hereby (the “Initial Board Approval”), subject to the GTA Board of Director’s receipt of a fairness opinion, in a form satisfactory to the GTA Board of Directors in their sole discretion, from a financial advisor selected by the GTA Board of Directors in their sole discretion (the “Financial Advisor”) concluding that the transactions contemplated by this Agreement are fair to Seller from a financial point of view (the “Fairness Opinion”).  Within ten (10) Business Days after the Execution Date, Seller (i) shall cause the Financial Advisor to deliver the Fairness Opinion and (ii) shall submit the Fairness Opinion to the GTA Board of Directors for its consideration.  Seller shall advise Buyer of the GTA Board of Director’s determination (whether it is an approval or a disapproval thereof) within one (1) Business Day thereafter (such approval of the GTA Board of Directors, if any, the “Final Board Approval”).  In the event Seller does not obtain the Final Board Approval within the aforesaid time period, and Buyer is not in material breach under this Agreement, this Agreement shall automatically terminate and Seller shall pay to Buyer the Termination Fee (as defined below) and authorize the Escrow Agent to release to Buyer that portion of the Deposit Amount that Buyer has deposited with the Escrow Agent.  Seller’s failure to obtain any approval of the GTA Board of Directors, including the Final Board Approval, shall not constitute a breach of this Agreement by Seller or any of its Affiliates and Buyer shall have no claim against Seller or any of its Affiliates in the event thereof, or any right, title or interest in the Business, the Acquired Assets or the Real Property, other than to the payment of the amount due under Section 8.07, the return of the Deposit Amount and the Termination Fee in the case of the Final Board Approval provided that Buyer is not in material breach of this Agreement.

6.06        Disclosure Supplements.  Prior to the Closing, Seller shall supplement or amend the Schedules from time to time with respect to any material matter, condition or occurrence to the Knowledge of the Seller Entities arising after the Execution Date which, if existing at, or occurring prior to or on, the Execution Date, would have been required to be set forth or described by the Seller Entities in the Schedules.  All such supplements or amendments, if any, shall be deemed to cure any breach of and/or modify (i) any representation or warranty made in this Agreement by the Seller Entities and (ii) any covenants of any of the Seller Entities set forth in this Agreement.  In the event any supplement or amendment made to the Schedules by the Seller Entities pursuant to this Section 6.06 reflects a matter which, together with matters reflected in prior supplements or amendments made to the Schedules by the Seller Entities pursuant to this Section 6.06, if any, has a Material Adverse Effect, Buyer, as Buyer’s sole remedy, shall have the right to terminate this Agreement by written notice to Seller within three (3) Business Days after the Seller Entities make such supplement or amendment.  In the event Buyer elects to terminate this Agreement as aforesaid, Buyer, as Buyer’s sole remedy, shall be entitled to receive the Deposit Amount, subject to Seller’s receipt of a quitclaim deed for the Real Property from Buyer (Seller being responsible for all recording costs and transfer or similar taxes directly related thereto).

6.07        No Solicitation.

(a)           During the period following the Execution Date and prior to the Closing (or earlier termination of this Agreement), the Seller Entities shall not, nor shall they authorize or permit any of their Affiliates, directors or officers to, and shall use their commercially reasonable efforts to cause any director, employee, investment banker, financial advisor, attorney, accountant or other representative retained by them or any of their Affiliates not to, directly or indirectly, (i) solicit, initiate, knowingly encourage or knowingly take any other action designed to facilitate any inquiries or the making of any proposal that constitutes an Acquisition Proposal (as defined below), (ii) participate in any negotiations or discussions regarding, or furnish to any Person any nonpublic information with respect to, any Acquisition Proposal, (iii) approve, endorse or recommend any Acquisition Proposal, or (iv) enter into any letter of intent or similar document or any contract, agreement or commitment accepting any Acquisition Proposal or relating to any Acquisition Proposal (other than a confidentiality agreement entered into with a party making an Acquisition Proposal contemplated by clause (x) below); provided, however, that if, at any time prior to the Closing (the “Applicable Period”), any of the Seller Entities receives a bona fide Acquisition Proposal that did not result from a breach of this Section 6.07(a), and the Board of Directors of any of the Seller Entities determines in good faith (A) that such Acquisition Proposal may result in a Superior Proposal (as defined below) and (B) that failure to do so may result in a breach of such Board of Directors’ fiduciary obligations under applicable law, any of the Seller Entities may (x) furnish information with respect to the Acquired Assets to the Person making such Acquisition Proposal (and its representatives) pursuant to a confidentiality agreement containing terms no less favorable to the interests of any of the Seller Entities than those set forth in the Confidentiality Agreement (such confidentiality agreement may allow such party to submit to any of the Seller Entities a proposal or offer relating to a transaction; provided, however, that such confidentiality agreement shall not in any way restrict any of the Seller Entities from complying with their disclosure obligations under this Agreement, including with respect to such Acquisition Proposal) and (y) participate in discussions or negotiations regarding such Acquisition Proposal.  For purposes of this Agreement, “Acquisition Proposal” means any bona fide inquiry, proposal, request or offer from any third party relating to any direct or indirect acquisition or purchase of the Acquired Assets that constitutes ten percent (10%) or more of the net value of the Acquired Assets taken as a whole.

(b)           Except as expressly permitted by Section 6.05 and this Section 6.07, the Board of Directors of none of the Seller Entities nor any committee thereof shall (i) withdraw or modify, or propose publicly to withdraw or modify, in a manner adverse to Buyer, the approval or recommendation by such Board of Directors or such committee of this Agreement or Buyer’s purchase of the Acquired Assets, (ii) approve or recommend, or propose publicly to approve or recommend, any Acquisition Proposal, or (iii) cause Seller to enter into any letter of intent, agreement in principle, acquisition agreement or other similar agreement (each, an “Acquisition Agreement”) related to any Acquisition Proposal.

(c)           Notwithstanding the foregoing, in response to an Acquisition Proposal that did not otherwise result from a breach of Sections 6.05, 6.07(a) or 6.07(b) hereof, during the Applicable Period, the Board of Directors of any of the Seller Entities may, if it determines in good faith that the failure to take such action may result in a breach of such Board of Directors’

fiduciary obligations under applicable law, (A) withdraw or modify, or propose publicly to withdraw or modify, the approval or recommendation by such Board of Directors or any committee thereof of this Agreement or Buyer’s purchase of the Acquired Assets, (B) approve or recommend, or propose to approve or recommend, such Superior Proposal (any of the foregoing actions contemplated by clause (A) or (B), a “Change of Recommendation”), or (C) terminate this Agreement pursuant to Section 12.01(h) hereof, but only after:

(i)            such Board of Directors has determined in good faith that such Acquisition Proposal constitutes a Superior Proposal;

(ii)           Seller or Parent shall have delivered to Buyer written notice at least one (1) Business Day prior to publicly effecting such Change of Recommendation or terminating this Agreement which shall state expressly (1) that GTA, Seller, Parent, Condo Owner, Holding Company or Management Company has received a Superior Proposal, (2) the material terms and conditions of the Superior Proposal, and (3) that GTA, Seller, Parent, Condo Owner, Holding Company or Management Company intends to effect a Change of Recommendation or terminate this Agreement if Buyer does not, within five (5) Business Days of receipt of the written notice delivered pursuant to this Section 6.07(c)(ii), unequivocally confirm in writing, in a manner reasonably satisfactory to Seller, that Buyer shall (A) modify and amend the terms of the transactions contemplated by this Agreement in a manner and on terms which the applicable Board of Directors determines is more favorable than the Superior Proposal, and, (B) acknowledge without qualification or condition that the Deposit Amount shall continue to be non-refundable to Buyer upon Seller’s disapproval of the Superior Proposal and shall be delivered to Seller forthwith as liquidated damages hereunder without demand, deduction, offset or delay in the event that this Agreement is terminated for any reason other than as otherwise expressly provided in this Agreement; provided, however, that in no event shall Seller be obligated to provide the name of the Person offering the Superior Proposal or any Acquisition Proposal to Buyer; and

(iii)          Buyer does not, within five (5) Business Days of receipt of the written notice delivered pursuant to Section 6.07(c)(ii) hereof, unequivocally confirm in writing, in a manner reasonably satisfactory to Seller, that Buyer shall (A) modify and amend the terms of the transactions contemplated by this Agreement in a manner and on terms which the applicable Board of Directors determines is more favorable than the Superior Proposal, and, (B) acknowledge without qualification or condition that the Deposit Amount shall continue to be non-refundable to Buyer upon Seller’s disapproval of the Superior Proposal and shall be delivered to Seller forthwith as liquidated damages hereunder without demand, deduction, offset or delay in the event that this Agreement is terminated for any reason other than as otherwise expressly provided in this Agreement.

For purposes of this Agreement, “Superior Proposal” means any written bona fide offer made by a third party to acquire, directly or indirectly, pursuant to an asset purchase, merger, consolidation or other business combination, all or substantially all of the Acquired Assets, on terms that the Board of Directors of any of the Seller Entities determines in good faith to be more favorable (taking into account (i) all financial considerations, including relevant legal, financial, regulatory and other aspects of such Acquisition Proposal and the transactions contemplated by this Agreement deemed relevant by the Board of Directors, (ii) the identity of the third party making such Acquisition Proposal, and (iii) the conditions and prospects for completion of such Acquisition Proposal) to its equity holders than the transactions contemplated by this Agreement (taking into account all of the terms of any proposal by Buyer to amend or modify the terms of the transactions contemplated by this Agreement).

(d)           In addition to the obligations of the Seller Entities set forth in paragraphs (a) and (b) of this Section 6.07, the Seller Entities shall as promptly as practicable (i) advise Buyer of any Acquisition Proposal, (ii) advise Buyer of the principal terms and conditions of any Acquisition Proposal and any changes thereto, that, in the determination of the Board of Directors of any of the Seller Entities constitutes or is reasonably likely to lead to a Superior Proposal, (iii) provide Buyer with notice of any of the Seller Entities’ intention to enter into negotiations with any third party with respect to an Acquisition Proposal, and (iv) contemporaneously with furnishing any nonpublic information with regard to any of the Seller Entities and their Affiliates to such third party, furnish such nonpublic information to Buyer (to the extent such nonpublic information has not been previously furnished to Buyer); provided, however, that in no event shall Seller be obligated to provide the name of the Person offering the Superior Proposal or any Acquisition Proposal to Buyer.

(e)           Nothing contained in this Section 6.07 shall prohibit any of the Seller Entities (i) from taking and disclosing to its respective equity holders a position contemplated by Rule 14e-2(a) promulgated under the Securities Exchange Act of 1934, as amended, or from making any disclosure to its equity holders if, in the good faith judgment of the Board of Directors of any of the Seller Entities failure so to disclose would be inconsistent with the respective entity’s obligations under applicable law, including such Board of Directors’ duty of candor to its equity holders, or (ii) from taking actions permitted by Section 6.01 hereof.

(f)            The parties hereto agree that irreparable damage would occur in the event that the provisions of this Section 6.07 were not performed in accordance with their specific terms or were otherwise breached.  It is accordingly agreed by the parties hereto that Buyer shall be entitled to seek an immediate injunction or injunctions, subject to proving the inadequacy of money damages as a remedy and the posting of a bond or other security, to prevent breaches of the provisions of this Section 6.07 and to enforce specifically the terms and provisions hereof in the United States District Court for the Middle District of Florida or any state court located in the 13th Judicial Circuit of the State of Florida, this being in addition to any other remedy to which Buyer may be entitled at law or in equity.

(g)           In the event of a Change of Recommendation, Buyer shall have the right to terminate this Agreement.  In the event Buyer or Seller terminates this Agreement pursuant to this Section 6.07, Buyer, as Buyer’s sole remedy, shall be entitled to receipt of the Deposit Amount and Seller shall pay to Buyer the Seller Termination Fee, subject to Seller’s receipt of a quitclaim deed for the Real Property(Seller being responsible for all recording costs and transfer or similar taxes thereon).

6.08        Conduct of the Seller Entities.  Except as otherwise provided in this Agreement, including Section 6.07 hereof, the Seller Entities shall not take, or agree or commit to take, any action that would (i) or is reasonably likely to result in, any of the conditions to the Closing set forth in Article 10 hereof not being satisfied, (ii) make any representation or warranty of the Seller Entities contained herein inaccurate in any material respect as of the Closing Date, (iii) materially impair the ability of the Seller Entities or Buyer to consummate the Closing in accordance with the terms of this Agreement, or (iv) materially delay the consummation of the Closing in accordance with the terms of this Agreement.  In addition, on or prior to the Closing Date, the Seller Entities shall not enter into any agreement, contract, commitment or arrangement to do any of the foregoing, or in writing or otherwise agree, authorize, recommend, propose or announce an intention to do any of the foregoing.

6.09        GTA Mortgage.  On the Closing Date, Seller shall cause (i) the GTA Mortgage to be fully paid, satisfied, released and discharged with a portion of the Purchase Price from Buyer, and (ii) the Real Property secured thereby to be released from (a) the lien of the GTA Mortgage and (b) the Assignment, Consent, Subordination and Nondisturbance Agreement.

ARTICLE 7

COVENANTS OF BUYER

7.01        Access.  Buyer shall, on and after the Closing Date and for a period of seven (7) years thereafter, upon reasonable advance notice, afford the Seller Entities and their respective representatives and agents, at Seller’s sole cost and expense (except that Seller shall not compensate Buyer for any payment made by Buyer for the time or reasonable travel, lodging or meal expenses of Buyer’s executives, employees, agents or representatives in relation thereof), reasonable access during extended business hours (i.e., 7:00 a.m. to 10:00 p.m. (Eastern time)) and/or on weekends to Buyer’s books, records and employees, as to the Acquired Assets to the extent reasonably necessary to permit any of the Seller Entities and their respective representatives and agents to determine any matter relating (i) to any of the Seller Entities’ or any of their Affiliates’ rights and obligations hereunder, (ii) to any of the Seller Entities’ or any of their Affiliate’s obligations to any Governmental Authority, including any filings or reports to be made with the Internal Revenue Service of the United States or the Securities and Exchange Commission (including GTA’s and Seller’s quarterly reports on Form 10-Q for the quarters ended March 31, 2007 and June 30, 2007 and GTA’s and Seller’s annual reports on Form 10-K for the year ended December 31, 2007), (iii) to any period ending on or prior to the Closing Date with respect to the Business, or (iv) to any litigation, arbitration proceeding or claim relating to the Acquired Assets or the Business in which any of the Seller Entities or any of their Affiliates is involved; provided, however, in no event shall Buyer afford the Seller Entities and their respective representatives and agents access to any information or materials protected by the attorney-client privilege.  Any such access by any of the Seller Entities or any of their respective representatives and agents shall (x) not unreasonably interfere with the conduct of the Business by Buyer or the conduct of any other business of Buyer, (y) be performed in an adequate place to work specified by Buyer, and (z) be subject to Buyer’s right to have a representative or agent present at all times; provided, however, Buyer’s presence shall not be a condition to the access rights of any of the Seller Entities pursuant to this Section 7.01.  Pursuant to Section 13.03 hereof, the Seller Entities shall hold, and shall use their commercially reasonable efforts to cause their officers, directors, employees, accountants, counsel, consultants, advisors and agents to hold, in confidence, unless compelled to disclose pursuant to court order, subpoena or other legal process (in which case the Seller Entities shall give Buyer written notice as soon as reasonably practicable upon receipt of the subpoena or court order prior to such disclosure), all confidential documents and information concerning the Business provided to them pursuant to this Section 7.01, except to the extent such documents were already in the possession of any of the Seller Entities or are in the public domain.

7.02        Plan of Liquidation.  Buyer, on behalf of itself and each of its Affiliates, hereby covenants and agrees that Buyer shall not, and Buyer’s Affiliates shall not, act or fail to act in any manner which adversely interferes with the Plan of Liquidation, including (i) casting any votes against any proposal submitted by GTA to its stockholders and (ii) without Seller’s prior written consent, communicating in any manner, other than in the ordinary course of customer relations in relation to the Resort, with any stockholder of GTA or any partner of Parent prior to six (6) months after the Closing.  Notwithstanding anything in this Section 7.02 to the contrary, Buyer shall have the right to exercise its rights and remedies under this Agreement subject to the Confidentiality Agreement.

7.03        Conduct of Buyer.  Buyer shall neither:

(a)           take, any action that would (i) or is reasonably likely to result in, any of the conditions to the Closing set forth in Article 10 hereof not being satisfied, (ii) make any representation or warranty of the Buyer contained herein inaccurate in any material respect as of the Closing Date, (iii) materially impair the ability of the Seller Entities or Buyer to consummate the Closing in accordance with the terms of this Agreement, or (iv) materially delay the consummation of the Closing in accordance with the terms of this Agreement;

(b)           take, or agree to or commit to take, any action that would or is reasonably likely to materially impact Seller’s or any of its Affiliate’s ability to sell the Acquired Assets to a third party in the event that the transactions contemplated by this Agreement are not consummated; nor

(c)           on or prior to the Closing Date, enter into any agreement, contract, commitment or arrangement to do any of the foregoing, or in writing or otherwise agree, authorize, recommend, propose or announce an intention to do any of the foregoing.

7.04        Westin and Troon Terminations.  Pursuant to the terms of this Agreement, at Closing, Buyer shall pay an aggregate amount of Four Million Dollars ($4,000,000) towards Seller’s termination of the Westin Management Agreement and the Troon Management Agreement.  Effective as of the Closing, Seller hereby agrees to indemnify the Buyer Parties against and agrees to hold each of them harmless from any and all Damages incurred or suffered by the Buyer Parties arising from the Westin Management Agreement and the Troon Management Agreement.

7.05        Parcel F.  In the event Buyer breaches any of Buyer’s obligations pursuant to any of the Assumed Liabilities under the Parcel F Development Agreement which has a Material Adverse Effect on the ability of Seller or any of its Affiliates to collect any proceeds to be paid to Seller or any of its Affiliates pursuant to the Defense and Escrow Agreement (as amended), Buyer shall indemnify Seller or any of its Affiliates in the amount of the proceeds Seller or any of its Affiliates would have otherwise received pursuant to the Defense and Escrow Agent.

ARTICLE 8

COVENANTS OF BUYER AND THE SELLER ENTITIES

Buyer and the Seller Entities agree that:

8.01        Efforts and Actions to Cause the Transactions Contemplated by this Agreement to Occur.

(a)           Subject to the terms and conditions of this Agreement, Buyer, Parent and Seller shall use commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, and cooperate with each other to do, all things reasonably necessary or desirable under applicable laws and regulations to consummate the transactions contemplated by this Agreement as promptly as reasonably practicable, including any obligations of any of their respective Affiliates under this Agreement.

(b)           Seller, Parent and Buyer shall reasonably cooperate with one another in determining whether any action by or in respect of, or filing with, any Governmental Authority is required, or any actions, consents, approvals or waivers are required to be obtained from any third party, in connection with the consummation of the transactions contemplated by this Agreement.  Seller, Parent and Buyer agree to take commercially reasonable actions necessary to obtain any required approvals, authorizations, consents, orders, licenses, permits, qualifications, exemptions or waivers by any third party or Governmental Authority.  If required, each party shall as promptly as reasonably practicable, in cooperation with the other parties, but at its own expense (except as otherwise provided in this Agreement, including Section 8.03 hereof), file any reports or notifications or furnish information and pay any fees that may be required to be paid by it under applicable law.

(c)           Prior to the Closing, Seller, Parent and Buyer shall promptly consult with the other party or parties hereto with respect to, provide any necessary information with respect to, and provide the other party or parties or their respective legal counsel with copies of, all filings made by such party with any Governmental Authority or any information supplied by such party or parties to any Governmental Authority in connection with this Agreement and the transactions contemplated hereby.  Each party hereto shall promptly provide the other parties with copies of any written communication received by such party from any Governmental Authority regarding this Agreement or any of the transactions contemplated hereby.

(d)           Seller and Parent shall reasonably cooperate with Buyer to transfer any liquor licenses in the name of the Resort to Buyer, including execution of a right of occupancy and management agreement prior to the Closing Date substantially in a form to be provided by Seller to Buyer; provided, however, that Buyer shall indemnify Seller and Parent for any and all taxes, fees and costs incurred by Seller, Parent or any of their Affiliates, including attorneys’ fees, in connection with such transfer.  Buyer shall be solely responsible for the process with respect to the transfer of any liquor licenses.  Transfer of any liquor licenses shall not be a condition to the Closing of either Buyer or Seller.

8.02        Notices of Certain Events.  From the Execution Date until the Closing Date, Seller and Parent, on the one hand, and Buyer, on the other hand, shall promptly, after becoming aware of the following, notify the other of:

(a)           any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with any of the transactions contemplated by this Agreement;

(b)           any notice or other communication from any Governmental Authority in connection with any of the transactions contemplated by this Agreement; and

(c)           any event, transaction or circumstance that such party learns has caused or will cause any covenant or agreement of such party under this Agreement to be breached or that renders or will render untrue any representation or warranty of such party contained in this Agreement in each case so as to cause a condition to Closing not to be satisfied.

8.03        Transfer and Other Taxes; Title Policy.  All transfer, documentary, recording, sales, use, registration and other such Taxes, including all applicable real estate transfer Taxes, related to the conveyance of the Acquired Assets to Buyer shall be paid by Buyer, except for recording fees relating to the release of Seller’s Liens; Parent, Seller and Buyer shall each prepare and file any Tax Returns required to be filed in connection with any of the transactions contemplated by this Agreement regardless of whether any Tax is required to be paid in connection with such filing, and Parent, Seller and Buyer shall cooperate with each other in the preparation, execution and filing of such Tax Returns. Seller shall pay for all of the cost of title searches and examinations, and one half (½) of the cost of the Title Insurance Policy (as hereinafter defined).  Buyer shall be responsible for the cost of title insurance endorsements and any lender’s title insurance policy and one half (½) of the cost of the Title Insurance Policy.

8.04        Escrow Fees.  Buyer and Seller shall each pay one half (½) of the customary escrow fees incurred by Escrow Agent with respect to the services of Escrow Agent under this Agreement.  Notwithstanding anything in this Agreement to the contrary, the Escrow Agent is authorized to pay Buyer’s portion thereof from the Deposit Amount.

8.05        Further Assurances.  Each party hereto shall reasonably cooperate with the other parties hereto, and execute and deliver, or use its commercially reasonable efforts to cause to be executed and delivered, all such other reasonable instruments, including instruments of conveyance, assignment and transfer, and to make all reasonable filings with and to obtain all reasonable consents, approvals or authorizations of any Governmental Authority or other regulatory authority or any other Person under any Permit, agreement or other instrument, and take all such other reasonable actions as such party may reasonably be requested to take by the other parties hereto from time to time, consistent with the terms of this Agreement, in order to effectuate the provisions and purposes of this Agreement and the transactions contemplated hereby, including seeking to obtain Required Consents.

8.06        Transfers Not Effected as of the Closing.  Subject to Section 8.01 hereof, nothing in this Agreement shall be deemed to require the conveyance, assignment or transfer of any of the Acquired Assets or Assumed Liabilities that by the terms of such Acquired Asset or Assumed Liability or by operation of applicable law cannot be freely conveyed, assigned, transferred or assumed.  Other than the Required Consents the obtaining of which are a condition to Closing, to the extent any party hereto has been unable to obtain any governmental or any third party consents or approvals required under applicable law for the transfer of any of the Acquired Assets or Assumed Liabilities, and to the extent not otherwise prohibited by the terms of any Acquired Asset or Assumed Liability, Seller and its Affiliates shall continue to be bound by the terms of such applicable Acquired Asset or Assumed Liability and Buyer shall pay, perform and discharge fully all of the obligations, to the extent such obligations are Assumed Liabilities, of Seller and its Affiliates thereunder from and after the Closing to the extent that the corresponding benefit is received.  Subject to and in accordance with Section 8.01 hereof and except as otherwise provided in Section 10.02(i) hereof, for not more than nine (9) months following the Closing Date, each party hereto shall continue to use commercially reasonable efforts to obtain all such unobtained consents or approvals required to be obtained by it at the earliest reasonably practicable date.  If and when any such consents or approvals shall be obtained, Seller and its Affiliates shall promptly assign their rights and obligations thereunder and transfer any such Acquired Assets free and clear of all liens other than Permitted Liens to Buyer without payment of consideration and Buyer shall, without the payment of any consideration therefor, assume such rights and obligations to the extent such obligations are Assumed Liabilities.  The relevant party or parties shall execute such good and sufficient instruments as may be reasonably necessary to evidence such assignment and assumption.

8.07        Litigation Arising After the Execution Date.  In the event litigation which could materially interfere with Seller’s performance of its obligations pursuant to this Agreement is commenced after the Execution Date in which Seller or any of its Affiliates is a named defendant, Seller shall have the right, in Seller’s sole discretion, to extend the Closing Date from time to time by no more than ninety (90) days in the aggregate.  Notwithstanding anything to the contrary in this Section 8.07, in the event litigation which could materially interfere with Seller’s performance of its obligations pursuant to this Agreement is commenced after the Execution

Date in which Seller or any of its Affiliates is a named defendant, Seller may terminate this Agreement at any time prior to the Closing Date, provided that Buyer, as Buyer’s sole remedy, receives (a) a reimbursement from Seller for Buyer’s reasonably and actually incurred and verifiable professional fees and out-of-pocket expenses, incurred in connection with this Agreement and (b) the Deposit Amount, both (a) and (b) subject to Seller’s receipt of a quitclaim deed for the Real Property from Buyer (Seller being responsible for all recording costs and transfer or similar taxes thereon).

ARTICLE 9

EMPLOYEE BENEFITS MATTERS

9.01        Employee and Employee Benefit Matters.

(a)           Prior to or on the Closing Date, Buyer shall make offers of employment, effective as of the Closing Date, to all Employees.  Each offer of employment made by Buyer pursuant to this Section 9.01 shall be for employment (i) at the same rate of base pay as is applicable at the Closing Date, (ii) with benefits no less favorable in the aggregate than the benefits applicable in regards to each respective Employee as of the Closing Date to the extent required to comply with WARN or any similar state or local laws and (iii) with such other terms and conditions of employment as are determined by Buyer in its sole discretion.  Those Employees who are offered employment by Buyer and who accept such offers of employment shall be referred to herein as the “Transferred Employees”, and the parties hereto intend that there shall be continuity of employment following the Closing with respect to all Transferred Employees.  Buyer shall, or, as applicable, shall cause its Subsidiaries or Affiliates to, pay, and indemnify Seller for (i) any and all termination or severance Liabilities incurred on or after the Closing Date as a result of the actions of Buyer, and (ii) honor all obligations under any contracts, agreements, Plans and commitments of Seller or any of its Affiliates to any Employee or former employee of Seller or any of its Affiliates which are Assumed Liabilities; provided, however, that this undertaking is not intended to prevent Buyer from amending, modifying, suspending, revoking or terminating any such contract, agreement, collective bargaining agreement or commitment.  For the first ninety (90) days after the Closing, Buyer shall provide, or shall cause to be provided, to each Transferred Employee (exclusive of any Employees who are subject to a collective bargaining agreement) compensation and benefits from time to time that are no less favorable, in the aggregate, than the compensation and benefits provided to each such Transferred Employee immediately prior to the Closing.  Notwithstanding anything to the contrary in this Section 9.01, Buyer shall have the right to terminate the employment of any Transferred Employee after the Closing Date; provided, however, for the first ninety (90) days after the Closing, Buyer shall retain, at a minimum, the number of Transferred Employees required to avoid liability arising from WARN or any similar state or local laws.

(b)           Subject to its obligations under applicable law and applicable collective bargaining agreements, Buyer and its Affiliates shall give credit under each of their respective employee benefit plans, programs and arrangements (if any) in which Transferred Employees participate to Transferred Employees for all service prior to the Closing with Seller or any of its Affiliates, or any predecessor employer to the extent that such credit was given under similar plans, programs and arrangements by Seller or any of its Affiliates for all purposes for which such service was taken into account or recognized by Seller or any of its Affiliates, but not (i) to the extent crediting such service would result in duplication of benefits, or (ii) for purposes of benefit accrual under any defined benefit pension plan.  As of the Closing Date, Seller shall take all actions necessary to terminate the participation of all Employees in the Plans (except as may be required by the continuation coverage rules of Section 4980B of the Code and part 6 of Subtitle B of Title I of ERISA (“COBRA”), and any similar state or local law).

(c)           Buyer hereby agrees to pay, and to indemnify Seller from, (i) any and all termination or severance liability relating to any Employee with respect to any such liability incurred on or after the Closing Date, including any liability related to or arising out of WARN, COBRA, and any similar state or local laws with respect to the Employees, and (ii) any Liability incurred on or after the Closing Date under any of the Acquired Plans.  Subject to Sections 2.05(d) and 2.07 hereof and except as provided in Sections 2.03 or 2.04 hereof, Seller hereby agrees to pay, and to indemnify Buyer from, (x) any Liabilities relating to Employees with respect to any periods prior to the Closing, excluding any Liability payable after the Closing relating to or arising out of WARN or any similar state or local laws with respect to Employees, and (y) any Liability under any of the Plans with respect to any periods prior to the Closing.  Seller shall not take any action to terminate any ERISA Plan intended to qualify under Section 4.01(a) of the Code for at least sixty (60) days following the Closing Date.

ARTICLE 10

CONDITIONS TO CLOSING

10.01      Conditions to Obligations of Buyer and the Seller Entities.  The obligations of Buyer and the Seller Entities to consummate the Closing are subject to the satisfaction or waiver by Buyer and the Seller Entities of the following conditions: (i) no statute, rule or regulation shall have been enacted or promulgated by any Governmental Authority which specifically prohibits the consummation of the Closing, and (ii) no judgment, decree, order or injunction of a court of competent jurisdiction sponsored by a Person other than Buyer or any of its Affiliates or Governmental Authority shall be in effect seeking to prohibit or prohibiting the consummation of the Closing.

10.02      Conditions to Obligations of Buyer.  The obligation of Buyer to consummate the Closing is subject to the satisfaction or waiver by Buyer of the following further conditions:

(a)           Representations and Warranties; Covenants.  Subject to the terms of this Agreement, the representations and warranties of the Seller Entities contained in this Agreement and in any certificate executed by any of the Seller Entities pursuant to this Agreement shall be true and correct as of the Execution Date and as of the Closing Date, as modified or amended from time to time pursuant to this Agreement, as though made on the Closing Date except (i) to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date, and (ii) for any failure of such representations and warranties to be true and correct that would not, either individually or in the aggregate, constitute a Material Adverse Effect.  Seller and Parent shall have complied in all material respects with all agreements on their part to be performed or satisfied under this Agreement at or prior to the Closing.

(b)           Officer’s Certificate and Certificate of General Partner.  Receipt of certificates, substantially in the form of Exhibit 10.02(b) attached hereto, executed by a duly authorized officer of each of Seller and GTA GP, Inc., the general partner of Parent, to the effect that the conditions set forth in Sections 10.02(a) hereof shall have been satisfied.

(c)           Bill of Sale.  Receipt of a bill of sale and assignment duly executed by Seller, substantially in the form of Exhibit 10.02(c) attached hereto (the “Bill of Sale”), which shall provide for the sale, transfer, assignment, conveyance and delivery of the Acquired Assets that are not Real Property to Buyer.

(d)           Assignment and Assumption Agreements.  Receipt of the assignment and assumption agreements duly executed by Seller with respect to the assignable Material Contracts assumed by Buyer pursuant to this Agreement, substantially in the form of Exhibit 10.02(d) attached hereto (collectively, the “Assignment and Assumption Agreements”), which shall provide for the assumption of the Assumed Liabilities under each such Material Contract by Buyer.

(e)           Real Property.  Receipt of a special warranty deed duly executed by Seller with respect to the Innisbrook Real Property and a special warranty deed duly executed by Condo Owner with respect to the Condo Property, substantially in the form of Exhibit 10.02(e) attached hereto (collectively, the “Deeds”).

(f)            Leases.  Receipt of the assignment and assumption agreements duly executed by Seller with respect to any Lease assumed by Buyer pursuant to this Agreement, substantially in the form of Exhibit 10.02(f) attached hereto (collectively, the “Lease Assignments”), which shall provide for the assumption of the Assumed Liabilities under each such Lease by Buyer.

(g)           Title Insurance.  There shall have been issued and delivered to Buyer from Stewart Title Guaranty Company (the “Title Company”), a fee owner’s proforma title insurance policy with respect to the Innisbrook Real Property and the Condo Property and a leasehold owners proforma title insurance policy with respect to the Leased Real Property (each, a “Title Policy” and collectively, the “Title Insurance Policies”) in form and substance reasonably satisfactory to Buyer, together with endorsements reasonably requested by Buyer, insuring Buyer and issued as of the Closing Date by the Title Company, showing Buyer to have fee simple title to the Innisbrook Real Property and the Condo Property, in each case subject only to Permitted Liens.  Buyer and Seller shall deliver to the Title Company any instruments, affidavits or indemnities required by the Title Company in connection with the issuance and delivery of the Title Insurance Policies.

(h)           1445 Certificate.  Receipt of a duly executed valid certificate of non-foreign status of Parent in compliance with Section 1445 of the Code, substantially in the form of Exhibit 10.02(h) attached hereto.

(i)            Consents.  Receipt of all Required Consents listed in Schedule 10.02(i) attached hereto.

(j)            Condition of Acquired Assets and Business.  No Material Adverse Effect with respect to the Acquired Assets or the Business shall exist as of the Closing Date.

(k)           GH Securities Regulatory Approvals.

(i)            Holding Company shall (i) have filed, or shall have caused GH Securities to file, an application for change of ownership with the NASD, and (ii) have diligently pursued, or caused GH Securities to diligently pursue, such application through all appropriate channels, including participating in any interviews requested by the NASD.  Holding Company shall have filed, or shall have caused GH Securities to file and diligently pursue, all applications and notifications relating to the change of ownership that may be required by the securities authorities of the State of Florida and any other state in which GH Securities is licensed as a securities broker and/or as a real estate broker.  Such applications and notifications need not be approved by the NASD or the applicable state securities authorities before the Closing.

(ii)           In light of NASD Rule 1017, which requires that the application for change of ownership be filed no less than thirty (30) days before such change is effected, until the 31st day after the date on which such application is filed, title to the GH Securities Stock Interests shall remain in the name of Holding Company, notwithstanding the delivery of a stock certificate or other documentation respecting the GH Securities Stock Interests to Buyer at the Closing Date.

(iii)          Upon receipt of NASD approval of such change of ownership, which need not occur prior to the Closing, Holding Company shall deliver to Buyer letters of resignation from all officers and directors of GH Securities, except for the current principal of GH Securities.

(iv)          In the event that NASD approval of such change of ownership has not been obtained within nine (9) months of the Closing Date, Buyer shall have the right to require Holding Company to transfer the GH Securities Stock Interests for nominal consideration to any transferee designated by Buyer within the period of thirty (30) days beginning at the end of nine (9) months after the Closing Date.

(v)           Pending the transfer of the GH Securities Stock Interest to Buyer or Buyer’s designee, (1) Holding Company shall cause GH Securities to continue to conduct the Condominium sales and Rental Pool Business in the same manner as currently conducted by GH Securities and to comply fully with its compliance manual (2) Holding Company shall cause GH Securities to file on a timely basis and prosecute all reports required to be filed by GH Securities with the NASD or any Governmental Agency, (3) Holding Company shall deliver or cause GH Securities to deliver to Buyer all reports filed by GH Securities with, and any written notices and communications that GH Securities receives from the NASD or any Governmental Agency and (4) Holding Company shall deliver or cause GH Securities to deliver to Buyer copies of any complaints received by customers of GH Securities and any compliance officer investigation reports of such complaints and responses associated therewith.

(vi)          The foregoing conditions are for the sole benefit of Buyer and may be waived by Buyer, in whole or in part, at any time and from time to time in the sole discretion of Buyer.  The failure by Buyer at any time to exercise any of the foregoing rights shall be deemed a waiver of any such right.  Buyer shall use commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, and cooperate with Seller, Holding Company and their Affiliates to do all things reasonably necessary or desirable to effect the receipt of NASD approval of the change of ownership of GH Securities contemplated in this Section 10.02(k).

(l)            Stock Interests.  Subject to the provisions of Section 10.02(k) above, receipt of a duly executed stock power certificate, stock transfer certificate and such other documents as may be necessary to cause the transfer of the GH Securities Stock Interests to Buyer.

10.03      Conditions to Obligations of the Seller Entities.  The obligation of the Seller Entities to consummate the Closing is subject to the satisfaction or waiver by the Seller Entities of the following further conditions:

(a)           Representations and Warranties; Covenants.  The representations and warranties of Buyer contained in this Agreement and in any certificate executed by Buyer pursuant to this Agreement shall be true and correct as of the date of the Execution Date and as of the Closing Date as though made on the Closing Date except (i) to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date, and (ii) for any failure of such representations and warranties to be true and correct that would not, either individually or in the aggregate, constitute a Material Adverse Effect.  Buyer shall have complied in all material respects with all agreements on its part to be performed or satisfied under this Agreement at or prior to the Closing.

(b)           Officer’s Certificate.  Receipt of a certificate, substantially in the form of Exhibit 10.03(b) attached hereto, executed by a duly authorized officer of Buyer to the effect that the conditions set forth in Section 10.03(a) hereof have been satisfied.

(c)           Bill of Sale.  Receipt of the Bill of Sale duly executed by Buyer.

(d)           Assignment and Assumption Agreements.  Receipt of the Assignment and Assumption Agreements duly executed by Buyer, including the Assignment and Assumption Agreements regarding the Rental Pool Agreement.

(e)           Leases.  Receipt of the Lease Assignments duly executed by Buyer.

(f)            Consents.  Receipt of all Required Consents listed in Schedule 10.03(f) attached hereto.

(g)           Fairness Opinion.  Seller and Parent shall have received from the Financial Advisor a fairness opinion in a form satisfactory to the GTA Board of Directors in their sole discretion concluding that the transactions contemplated by this Agreement are fair to Seller from a financial point of view and Seller shall have received the Final Board Approval.

(h)           Closing Transfer Amount.  Receipt of the Closing Transfer Amount in immediately available funds by wire transfer to an account of Seller with a bank designated by Seller, by notice to Buyer, which notice shall be delivered no later than two (2) Business Days prior to the Closing Date, or if not so designated, then by certified or official bank check payable in immediately available funds to the order of Seller in such amount; provided, however, that the amount of funds to be delivered shall be reduced to the extent that Buyer is required to withhold any portion of the Purchase Price in respect of Taxes in any jurisdiction.

(i)            Escrow Funds.  Buyer shall have delivered to Escrow Agent in immediately available same-day funds by wire transfer to an account of Escrow Agent designated by Escrow Agent any amounts required by this Agreement.

ARTICLE 11

SURVIVAL; INDEMNIFICATION

11.01      Survival.  The representations, warranties and covenants of the parties contained in this Agreement or in any certificate delivered pursuant to this Agreement shall survive until March 31, 2008, unless otherwise provided in this Agreement, at which point they shall automatically expire.

11.02      Indemnification.

(a)           Subject to the other provisions of this Article 11, GTA, Seller and Parent, jointly and severally, hereby agree to indemnify Buyer and its Affiliates (collectively, the “Buyer Parties”) against and agree to hold each of them harmless from any and all Damages incurred or suffered after the Closing by the Buyer Parties, or any of them, arising out of (i) any misrepresentation or breach of warranty by the Seller Entities, (ii) any breach of covenant or agreement made or to be performed by the Seller Entities pursuant to this Agreement, or (iii) any Retained Liability (collectively, the “GTA/Seller/Parent Indemnified Claims”); provided, however, that with respect to indemnification by GTA, Seller or Parent for any GTA/Seller/Parent Indemnified Claims, (1) GTA, Seller and Parent shall not be liable unless the aggregate amount of Damages with respect to such GTA/Seller/Parent Indemnified Claims exceeds One Hundred Thousand Dollars ($100,000) and then from the first dollar after the first One Hundred Thousand Dollars ($100,000) of such Damages, and (2) GTA’s, Seller’s and Parent’s aggregate maximum liability for all such GTA/Seller/Parent Indemnified Claims shall not exceed Two Million Dollars ($2,000,000), except that Seller shall be liable for the full amount (such amounts, if any, not to count toward the Two Million Dollars ($2,000,000) aggregate maximum liability provided above in this Section 11.02(a)) of any GTA/Seller/Parent Indemnified Claims arising under (A) Section 2.07(d)(vi), (B) Section 11.02(a)(iii) or (C) any obligations arising pursuant to the Troon Management Agreement or the Westin Management Agreement (other than the payment required from Buyer pursuant to Section 7.04).

(b)           Subject to the other provisions of this Article 11, Buyer hereby agrees to indemnify the Seller Parties against and agrees to hold each of them harmless from any and all Damages incurred or suffered after the Closing by the Seller Parties, or any of them, arising out of (i) any misrepresentation or breach of warranty by Buyer, (ii) any breach of covenant or agreement made or to be performed by Buyer pursuant to this Agreement, or (iii) any Assumed Liability (collectively, the “Buyer Indemnified Claims”); provided, however, that with respect to indemnification by Buyer for any Buyer Indemnified Claims, (1) Buyer shall not be liable unless the aggregate amount of Damages with respect to such Buyer Indemnified Claims exceeds One Hundred Thousand Dollars ($100,000) and then from the first dollar after the first One Hundred Thousand Dollars ($100,000) of such Damages, and (2) the aggregate maximum liability of Buyer for all such Buyer Indemnified Claims shall not exceed Two Million Dollars ($2,000,000), except that Buyer shall be liable for the full amount (such amounts, if any, not to count toward the Two Million Dollar ($2,000,000) aggregate maximum liability provided above in this Section 11.02(b)) of any Buyer Indemnified Claims arising under Sections 2.05(f), 2.07(d)(vi), 7.04, 7.05 or 11.02(b)(iii) hereof or from Assumed Liabilities assumed by Buyer pursuant to Section 2.03(f) hereof, or the Rental Pool Agreement, including liability for any payments to be made after the Closing Date to any lessor thereunder regarding certain completed refurbishments.

11.03      Procedures.

(a)           The party seeking indemnification under Section 11.02 hereof (the “Indemnified Party”) agrees to give reasonably prompt written notice to the party against whom indemnity is sought (the “Indemnifying Party”) of the assertion of any claim, or the commencement of any suit, action or proceeding (each, an “Action”) in respect of which indemnity may be sought under Section 11.02 hereof and will provide the Indemnifying Party such information with respect thereto that the Indemnifying Party may reasonably request.  The parties hereby acknowledge and agree that the failure by any Indemnified Party to give notice as provided herein shall not relieve the Indemnifying Party of its indemnification obligation under this Agreement except to the extent that (i) such failure results in a failure of actual notice to the Indemnifying Party and (ii) such Indemnifying Party is prejudiced as a result of such failure to give notice.

(b)           The Indemnifying Party shall be entitled to participate in the defense of, investigation of, or corrective action required to be undertaken in response to, any Action asserted by a third party, including any Governmental Authority (a “Third Party Action”) and, subject to the limitations set forth in this Section 11.03 or in Section 11.04 hereof, shall be entitled to control and appoint lead counsel for such defense, in each case at its own expense subject to the “basket” and “cap”, if applicable, as described in Section 11.02 hereof.

(c)           If the Indemnifying Party shall assume the control and cost of the defense of any Third Party Action in accordance with the provisions of this Section 11.03 or of Section 11.04 hereof, (i) the Indemnifying Party shall obtain the prior written consent of the Indemnified Party, which shall not be unreasonably withheld, before entering into any settlement of such Third Party Action if the settlement does not provide for the unconditional written release of the Indemnified Party from any and all liabilities and obligations with respect to such Third Party Action or if the settlement imposes any form of relief other than monetary against the Indemnified Party and (ii) the Indemnified Party shall be entitled to participate in the defense of such Third Party Action and to employ separate legal counsel of its choice for such purpose.  The fees and expenses of such separate counsel shall be paid by the Indemnified Party, subject to the “basket” and “cap”, if applicable, as described in Section 11.02 hereof.  In the event that the

Indemnified Party shall in good faith determine that the conduct of the defense of any claim subject to indemnification hereunder or any proposed settlement of any such claim by the Indemnifying Party might be expected to affect adversely the ability of the Indemnifying Party to conduct its business, or that the Indemnified Party may have available to it one or more defenses or counterclaims that are inconsistent with one or more of those that may be available to the Indemnifying Party in respect of such claim or any litigation relating thereto, the Indemnified Party shall have the right at all times to take over and assume control over the defense, settlement, negotiations or litigation relating to any such claim at the sole cost of the Indemnifying Party subject to the “basket” and “cap”, if applicable, as described in Section 11.02 hereof, provided that if the Indemnified Party does so take over and assume control, the Indemnified Party shall not settle such claim or litigation without the written consent of the Indemnifying Party, such consent not to be unreasonably withheld.

(d)           Each party shall cooperate, and cause their respective Affiliates to cooperate, in the defense or prosecution of any Third Party Action, including any counterclaims filed by Seller, Parent or Buyer, and shall provide access to properties and individuals as reasonably requested and furnish or cause to be furnished records, information and testimony, and attend such conferences, discovery proceedings, hearings, trials or appeals, as may be reasonably requested in connection therewith.  This cooperation shall be provided without cost or expense of the other party other than reimbursement of out-of-pocket travel or similar expenses subject to Section 11.02 hereof.

(e)           Each Indemnified Party shall use reasonable efforts to collect any amounts available under insurance coverage, or from any other Person alleged to be responsible, for any Damages payable under Section 11.02 hereof.

11.04      Additional Procedures.

(a)           Except as required by law or to prevent injury to human health or the environment, no party to this Agreement shall, and each such party agrees to use commercially reasonable efforts to ensure that, its Affiliates do not, voluntarily or by discretionary action, accelerate the timing or increase the cost of any obligations of the other party under this Article 11.

(b)           Any Damages payable by GTA, Seller or Parent pursuant to this Article 11 shall be paid first from Seller’s Escrow Amount.

11.05      Calculation of Damages.  The Indemnifying Party shall not be liable under Section 11.02 hereof for any Damages relating to any matter to the extent that the Indemnified Party had otherwise been compensated for such matter pursuant to the Purchase Price adjustment under Section 2.07 hereof.

11.06      Dispute Resolutions.  If the parties cannot resolve any claim for indemnification within thirty (30) days after the notification of such claim pursuant to Section 11.03 hereof, excluding any Third Party Action, the parties agree to settle such claim by arbitration in accordance with the then-prevailing Commercial Arbitration Rules of the American Arbitration Association, as modified herein.  The place of arbitration shall be Tampa, Florida.  There shall be three neutral and impartial arbitrators and each arbitrator shall be a duly admitted and practicing attorney with at least ten (10) years experience as an attorney in the field of commercial law.  Seller and Buyer shall each appoint one arbitrator within fifteen (15) days after the commencement of the arbitration and the two arbitrators selected shall select the third arbitrator within fifteen (15) days of their appointment.  The arbitrators shall permit and facilitate such pre-hearing discovery and exchange of documents and information to which the parties in writing agree or that the arbitrators determine is relevant to the dispute between the parties and is appropriate taking into account the needs of the parties and desirability of making discovery expeditious and cost effective.  Any discovery permitted hereunder shall be completed within forty-five (45) days from the date on which the respondent(s) communicate(s) its or their answer(s) to the claimant(s).  The arbitration shall be governed by the United States Arbitration Act, 9 U.S.C. §§ 1-16.  Judgment upon the award of the arbitrators may be entered in the United States District Court for the Middle District of Florida or any state court located in the 13th Judicial Circuit of the State of Florida, provided such court is a court of competent jurisdiction.  The decision of the arbitrators shall be binding and non-appealable.  Nothing herein shall justify, allow, excuse or give rise to any extension of the Closing Date or the parties’ obligations to close the transactions contemplated by this Agreement as of the Closing Date.  The cost of such arbitration shall be split equally and the parties shall be responsible for their own attorneys’ and other fees and expenses.

11.07      Effect of Investigation.  No party shall have any liability for any inaccuracy in or breach of any representation, warranty or agreement by such party if the other party or any of its officers, employees, counsel or other representatives had actual knowledge on or before the Closing Date of the facts as a result of which such representation, warranty or agreement was inaccurate or breached.

11.08      Tax Treatment of Indemnification Payments.  Any indemnification payment made pursuant to this Article 11 shall be treated as an adjustment to the Purchase Price for Tax purposes.

11.09      Exclusive Remedy.  Except for remedies explicitly set forth herein or remedies that cannot be waived as a matter of law and injunctive and provisional relief (including specific performance), if the Closing occurs, this Article 11 shall be the exclusive remedy of Buyer for breaches of this Agreement (including any covenant, obligation, representation or warranty contained in this Agreement or in any certificate delivered pursuant to this Agreement) or otherwise in respect of the transactions contemplated hereby.  In furtherance of the foregoing, Buyer hereby waives, to the fullest extent permitted under applicable law, any and all rights, claims and causes of action of Buyer against the Seller Parties as a matter of equity or under or based upon any federal, state, provincial, local or foreign statute, law, ordinance, rule or regulation (including those relating to Environmental Laws) or arising under or based upon common law or otherwise, except to the extent provided in Section 11.02.

ARTICLE 12

TERMINATION

12.01      Termination.  This Agreement may be terminated at any time prior to the Closing:

(a)           by mutual written agreement of Seller and Buyer;

(b)           by either Seller or Buyer, if the Closing shall not have been consummated on or before July 31, 2007, so long as the terminating party is not in material breach of this Agreement and has not acted or failed to act in a manner which has prevented satisfaction of a condition to Closing;

(c)           by either Seller or Buyer, if consummation of the transactions contemplated hereby would violate any non-appealable final order, decree or judgment of any court or Governmental Authority having competent jurisdiction, or any Governmental Authority shall have adopted any applicable state, federal or foreign law specifically and permanently restraining, enjoining or otherwise prohibiting the transactions contemplated hereby;

(d)           by Seller, so long as none of the Seller Entities is then in material breach of its obligations under this Agreement, upon a material breach of any covenant or agreement on the part of Buyer set forth in this Agreement, or if any representation or warranty of Buyer shall have been or become untrue in a manner which could reasonably be expected to prevent the consummation of the transactions contemplated by this Agreement; provided, however, that if any such breach is curable prior to the Closing Date by Buyer through the use of its commercially reasonable efforts, for so long as Buyer following written notice with respect to such breach from Seller, shall be using its commercially reasonable efforts to cure such breach, Seller may not terminate this Agreement pursuant to this Section 12.01(d) at any time prior to the Closing Date;

(e)           by Buyer, so long as Buyer is not then in material breach of its obligations under this Agreement, upon a material breach of any covenant or agreement on the part of any of the Seller Entities set forth in this Agreement, or if any representation or warranty of the Seller Entities shall have been or become untrue in a manner which could reasonably be expected to prevent the consummation of the transactions contemplated by this Agreement; provided, however, that if any such breach is curable prior to the Closing Date by the Seller Entities or Parent through the use of their commercially reasonable efforts, for so long as the Seller Entities, following written notice with respect to such breach from Buyer, shall be using their commercially reasonable efforts to cure such breach, Buyer may not terminate this Agreement pursuant to this Section 12.01(e) at any time prior to the Closing Date;

(f)            by Buyer, if Seller or any of its Affiliates shall have filed a voluntary petition under the United States Bankruptcy Code or becomes the subject of an involuntary petition in a case under the United States Bankruptcy Code, or otherwise seeks protection from its or their creditors or becomes voluntarily or involuntarily the subject of insolvency, liquidation, arrangement, receivership or similar case or proceeding under any law or regulation;

(g)           by Seller, if Buyer or any of its Affiliates shall have filed a voluntary petition under the United States Bankruptcy Code or becomes the subject of an involuntary petition in a case under the United States Bankruptcy Code, or otherwise seeks protection from its or their creditors or becomes voluntarily or involuntarily the subject of insolvency, liquidation, arrangement, receivership or similar case or proceeding under any law or regulation;

(h)           by Seller, pursuant to Section 6.07(c) hereof; provided, however, that in order for the termination of this Agreement pursuant to this Section 12.01(h) to be deemed effective, Seller shall have complied with Section 6.07 hereof;

(i)            by Buyer, in the event of a Change of Recommendation pursuant to Section 6.07;

(j)            by either Seller or Buyer, pursuant to Section 13.01 hereof;

(k)           by Seller, pursuant to Section 8.07 hereof; or

(l)            by Buyer, pursuant to the Preamble to Article 4 or Section 6.06 hereof.

The party desiring to terminate this Agreement pursuant to any of Sections 12.01(b) through 12.01(l) hereof shall promptly give written notice of such termination to the other party.

12.02      General Effect of Termination.

(a)           If this Agreement is terminated pursuant to Section 12.01 hereof, (i) such termination shall be without liability of any party, or any stockholder, director, officer or employee of such party, to any other party to this Agreement, and (ii) this Agreement shall thereafter become void and have no effect, except as otherwise set forth in this Agreement.

(b)           In the event that this Agreement is terminated (i) by Buyer pursuant to Sections 12.01(e), 12.01(f) or 12.01(i) hereof or (ii) by Seller pursuant to Section 12.01(h) hereof, Buyer, as Buyer’s sole remedy, shall be entitled to (A) receive the Deposit Amount and (B) payment by Seller in the amount of One Million Dollars ($1,000,000) (the “Seller Termination Fee”), (A) and (B) subject to Seller’s receipt of a quitclaim deed for the Real Property (Seller being responsible for all recording costs and transfer or similar taxes thereon).

(c)           In the event this Agreement is terminated by Seller pursuant to Sections 12.01(d) or 12.01(g) hereof, Seller shall be entitled to payment of the Deposit Amount as liquidated damages hereunder.

(d)           If one or more material conditions to Closing set forth in Section 10.01 or 10.02 have not been satisfied or waived and this Agreement is terminated by Buyer pursuant to Section 12.01(b) hereof, Buyer, as Buyer’s sole remedy, shall be entitled to receive the Deposit Amount, subject to Seller’s receipt of a quitclaim deed for the Real Property (Seller being responsible for all recording costs and transfer or similar taxes thereon); provided, however, that prior to such termination Buyer shall have given Seller notice of its intent to terminate pursuant to Section 12.01(b) and a period of at least five (5) Business Days to satisfy such condition(s) to Closing, and Seller must have failed to satisfy such condition(s) to Closing prior to the expiration of such period.

(e)           In the event Seller shall be entitled to payment of the Deposit Amount, Escrow Agent shall deliver the Deposit Amount to Seller as liquidated damages hereunder without demand, deduction, offset or delay, and Buyer, on behalf of itself and its Affiliates, as applicable, hereby covenants and agrees to execute, acknowledge and deliver to Seller any and all instruments and documents requested by Seller in order to legally transfer such Deposit Amount to Seller and/or evidence such transfer.  ANY DEPOSIT AMOUNT PAID TO OR RETAINED BY SELLER AS LIQUIDATED DAMAGES UNDER THIS AGREEMENT SHALL, EXCEPT AS OTHERWISE SET FORTH IN THIS AGREEMENT, BE SELLER’S SOLE REMEDY IN THE EVENT BUYER FAILS TO CLOSE THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.  THE PARTIES HERETO EXPRESSLY AGREE AND ACKNOWLEDGE THAT SELLER’S ACTUAL MONETARY DAMAGES IN SUCH EVENT WOULD BE EXTREMELY DIFFICULT OR IMPRACTICABLE TO ASCERTAIN AND THAT THE LIQUIDATED DAMAGES (I.E., THE VALUE OF THE DEPOSIT AMOUNT) STATED ABOVE REPRESENT THE PARTIES’ REASONABLE ESTIMATE OF THE DAMAGES SELLER WOULD SUFFER AS A RESULT OF BUYER’S FAILURE TO CLOSE THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, EXCEPT AS OTHERWISE SET FORTH IN THIS AGREEMENT.  THE PAYMENT OF ANY SUCH DEPOSIT AMOUNT BY BUYER TO SELLER AS LIQUIDATED DAMAGES IS NOT INTENDED AS A FORFEITURE OR PENALTY, BUT IS INTENDED TO CONSTITUTE LIQUIDATED DAMAGES TO SELLER.

12.03      Cure Rights.  Notwithstanding anything to the contrary provided herein, neither party shall exercise any remedy under this Agreement as a result of a breach or default hereunder by the other until such party has given the defaulting party notice of the alleged breach or default and a period of at least five (5) business days to cure the alleged default.

ARTICLE 13

MISCELLANEOUS

13.01      Casualty and Condemnation; Risk of Loss.

(a)           In the event that between the Execution Date and the Closing there is any Non-Material (as defined herein) loss or damage to the Acquired Assets, or any part thereof, resulting from casualty and any business interruption therefrom attributable to any acts or events occurring between the Execution Date and the Closing (a “Casualty Loss”), Seller shall not be deemed in breach of this Agreement, and, at Seller’s election, either (i) Seller shall at its cost and in a reasonable manner repair or replace such damaged Acquired Assets prior to the Closing, or (ii) Buyer shall accept such Acquired Assets in their then-current condition, with an abatement or reduction in the Purchase Price in an amount reasonably necessary to repair and restore such damaged Acquired Assets, less the amount of insurance proceeds to be received by Buyer with respect to such damage, and Buyer and Seller shall proceed with the Closing.  For purposes of completing any repairs or replacements under this Section 13.01, the Closing may be extended for a reasonable time to allow such repairs or replacements to be made by Seller.

(b)           In the event that between the Execution Date and the Closing, any Non-Material portion of the Acquired Assets is subject to a taking pursuant to the power of eminent domain, or any proposed sale in lieu thereof (in each case, a “Taking”), Seller shall not be deemed in breach of this Agreement and Buyer shall accept the Acquired Assets in their then-current condition and proceed with the Closing and Buyer shall be entitled to an assignment of all of Seller’s rights to any award in connection with such Taking.  In the event of any such Non-Material Taking, Seller shall not compromise, settle or adjust any claims to such award without Buyer’s prior written consent.

(c)           For the purpose of this Section 13.01, a Casualty Loss or a Taking shall be deemed “Non-Material” if the reasonably estimated cost of restoration or repair of such damage or the amount of the condemnation award with respect of such Taking shall not exceed Seven Hundred Fifty Thousand Dollars ($750,000).

(d)           Seller agrees to give Buyer prompt notice of any Taking or extraordinary damage or destruction of the Acquired Assets.

(e)           If a Casualty Loss or Taking exceeds   Seven Hundred Fifty  Thousand Dollars ($750,000), Seller shall not be in breach of this Agreement and either of Seller or Buyer may elect to terminate this Agreement upon written notice to the other within three (3) Business Days after the Casualty Loss or Taking, in which case (A) Seller shall have the right to terminate this Agreement and to consummate a transaction with a third party for the Real Property, the Acquired Assets and the Business without any obligation to Buyer whatsoever, and (B) the Deposit Amount shall be returned to Buyer, as Buyer’s sole remedy, in accordance with the provisions of Article 3 hereof, subject to Seller’s receipt of a quitclaim deed for the Real Property (Seller being responsible for all recording costs and transfer or similar taxes thereon) ; provided, however, in the event Seller elects to terminate this Agreement pursuant to this Section 13.01(e), Buyer shall have five (5) Business Days from Seller’s written notice thereof to elect by written notice to Seller in a form reasonably satisfactory to Seller to (x) waive all rights to any Purchase Price reduction, proceeds, awards or Damages relating to the Casualty Loss or Taking, if any, and (y) acquire the Acquired Assets and assume the Assumed Liabilities on an “AS IS-WHERE IS” basis with no Purchase Price reduction, proceeds, awards or Damages and with all faults related to the Casualty Loss or Taking.  In the event neither of Seller nor Buyer elects to terminate this Agreement pursuant to this Section 13.01(e), Seller and Buyer shall proceed to the Closing and, at the Closing, Seller shall assign all insurance proceeds, if any, and all rights of Seller to any award in connection with such Casualty Loss or Taking, if any, to Buyer, except to the extent that the relevant insurance is related to business interruption or extraordinary expenses incurred prior to the Closing.  If insurance proceeds in respect of such Casualty Loss or Taking that are available for the costs of repair and restoration of the Acquired Assets are reasonably estimated by Buyer to be insufficient to cover the Casualty Loss or Taking, or if the Casualty Loss or Taking is uninsured, the parties shall reduce the Purchase Price by the amount of the estimated shortfall, as assessed by an independent third party mutually agreed to by Seller and Buyer, in insurance proceeds available for such costs.  Such third-party assessment shall occur within thirty (30) days after the Casualty Loss or Taking and Buyer and Seller shall each pay one half (½) of the third party’s fees for such assessment.  In any case where the Casualty Loss or Taking is insured, at the Closing the Purchase Price shall be reduced by any deductible applicable to the insurance coverage.

(f)            In the event of a Casualty Loss, Seller shall, in cooperation with Buyer, promptly and diligently file and pursue recovery of all appropriate insurance claims and to the extent of any insurance proceeds recovered apply such proceeds to the restoration of the Acquired Assets.  Insurance proceeds for business interruption losses, if any, shall be applied to such losses and shall not be counted against property casualty losses.  At the Closing, if any, subject to any limitations in the applicable policy, Seller shall pay to Buyer any business interruption proceeds actually received by Seller after the Execution Date for a Casualty Loss or Taking occurring after the Execution Date, net of any applicable premium or collection costs, or assign to Buyer the right to receive the same.

(g)           All risk of loss or damage to the Acquired Assets and any part thereof, including loss or damage resulting from a Casualty Loss, Taking or any business interruption resulting therefrom shall be borne by Buyer upon the Closing.

(h)           The provisions of this Section 13.01 supersede the provisions of any applicable statutory or decisional law with respect to the subject matter of this Section 13.01.

13.02      Notices.  All notices, requests and other communications to any party hereunder shall be in writing, to include facsimile transmission, and shall be given (i) by personal delivery to the appropriate address as set forth below, or at such other address for the party as shall have been previously specified in writing to the other parties, (ii) by reliable overnight courier service with confirmation to the appropriate address as set forth below, or at such other address for the party as shall have been previously specified in writing to the other parties, or (iii) by facsimile transmission with confirmation to the appropriate facsimile number set forth below, or at such other facsimile number for the party as shall have been previously specified in writing to the other parties, with follow up copy by reliable overnight courier service the next Business Day:

if to Buyer, to:

Salamander Innisbrook, LLC

P.O. Box 1767

Middleburg, VA 20118

Attention:  Stuart Haney

Fax:  (540) 364-3504

with a copy to:

Ain & Bank, P.C.

1900 M Street, N.W. - Suite 600

Washington, D.C.  20036-3565

Attention:  Sanford K. Ain, Esquire

Fax:  (202) 530-4411

with a copy to:

DLA Piper US LLP

101 E. Kennedy Blvd., Suite 2000

Tampa, Florida 33602

Attention:  Michael A. Bedke, Esq.

Fax:  (813) 371-1163

if to Seller, to:

GTA-IB, LLC

10 North Adger’s Wharf

Charleston, SC  29401

Attention:  Mr. W. Bradley Blair, II

Fax:  (843) 723-0479

with a copy to:

Parker, Poe, Adams & Bernstein L.L.P.

200 Meeting Street, Suite 301

Charleston, SC 29401

Attention:  Matthew J. Norton, Esq.

Fax:  (843) 727-2680

All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5:00 p.m. in the place of receipt and such day is a Business Day in the place of receipt.  Otherwise, any such notice, request or communication shall be deemed not to have been received until the next succeeding Business Day in the place of receipt.  Any notice provided to Seller shall be deemed simultaneously received by all Seller Entities.

13.03      Confidentiality.

(a)           The Confidentiality Agreement shall be fully binding on Seller and Buyer.

(b)           Except as hereinafter provided or as provided in the Confidentiality Agreement, from and after the Execution Date, Buyer and Seller shall keep the terms, conditions and provisions of this Agreement and all information delivered by Seller to Buyer or by Buyer to Seller under, pursuant to or in connection with this Agreement confidential and no party shall make any public announcements thereof unless the Buyer or Seller, as relevant, approves the same in writing, nor shall either disclose the terms, conditions and provisions of this Agreement, except to their respective consultants, advisors, attorneys, accountants, engineers, surveyors, financiers, Seller’s proposed third-party purchasers and bankers (but only to the extent necessary to accomplish the purposes of this Agreement and only if such party first obtains such Person’s agreement to maintain the confidentiality of such information; provided, however, that in the case of engineers, surveyors and other third-party consultants consulted during the due diligence process, the disclosing party shall use its best efforts to cause such Person to maintain the confidentiality of such information) or as may be required by law or court order, or as may be required in connection with any litigation between the parties hereto relating to this Agreement or the transactions contemplated hereby.  Notwithstanding the foregoing, it is acknowledged that GTA is a public company and Seller is a reporting company and that GTA and Seller intend to make a public announcement concerning, among other things, this transaction.  GTA and Seller shall have the absolute right to prepare and file all necessary or required proxy statements and other papers, documents and instruments necessary or required in GTA’s, Parent’s or Seller’s and their respective legal counsel’s judgment in order to enter into and consummate, among other things, the transactions contemplated by this Agreement and to disclose the terms, conditions and provisions of this Agreement therein to the SEC and/or similar federal or state authorities and the public as necessary or advisable in GTA’s, Parent’s or Seller’s and their respective legal counsel’s judgment.  The obligations of this Section 13.03 shall survive any termination of this Agreement; provided, however, that the obligations of this Section 13.03 shall not survive the Closing, if any, except in respect to information regarding matters set forth in Schedule 13.03 attached hereto.

13.04      Amendments and Modifications.  This Agreement may be amended, modified or supplemented in any and all respects, but only by a written instrument signed by all of the parties hereto expressly stating that such instrument is intended to amend, modify or supplement this Agreement.

13.05      Expenses.  Except as otherwise provided in this Agreement, all costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense.

13.06      Attorneys’ Fees.  Should any action or other proceeding be necessary to enforce any of the provisions of this Agreement or the various transactions contemplated hereby, the prevailing party will be entitled to recover its reasonable and actually incurred attorneys’ fees and expenses from the non-prevailing party.

13.07      Successors and Assigns.  The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns; provided, however, that the Seller Entities and Buyer may not assign, delegate or otherwise transfer any of their rights or obligations under this Agreement without the consent of the other parties hereto, except that Buyer may assign its rights and delegate its duties under this Agreement in whole or in part to one or more of its Affiliates, provided in no event shall such assignment relieve Buyer of Buyer’s obligations hereunder.

13.08      Governing Law.  THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAW OF THE STATE OF FLORIDA WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OR CHOICE OF LAWS OR ANY OTHER LAW THAT WOULD MAKE THE LAWS OF ANY OTHER JURISDICTION OTHER THAN THE STATE OF FLORIDA APPLICABLE HERETO.

13.09      Consent to Jurisdiction.  Each of the parties hereto (a) consents to submit itself to the personal jurisdiction of the United States District Court for the Middle District of Florida or of any state court located in the 13th Judicial Circuit of the State of Florida in the event any dispute arises out of this Agreement or the transactions contemplated hereby, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, and (c) agrees that it will not bring any action relating to this Agreement or the transactions contemplated by this Agreement in any court other than a Federal court located in the State of Florida or a state court located in the State of Florida.  Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court.  Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 13.02 hereof shall be deemed effective service of process on such party.

13.10      WAIVER OF JURY TRIAL.  EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

13.11      Counterparts; Third Party Beneficiaries.  This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.  This Agreement shall become effective when Parent, Seller and Buyer shall have received a counterpart hereof signed by the other parties hereto.  No provision of this Agreement is intended to confer upon any Person other than the parties hereto any rights or remedies hereunder except for Indemnified Parties pursuant to Article 11 hereof.

13.12      Entire Agreement.  This Agreement and the documents, agreements, certificates, and instruments referred to herein and therein, including the Confidentiality Agreement, constitute the entire agreement between the parties with respect to the subject matter of this Agreement and supersede all prior agreements and understandings, both oral and written, between the parties with respect to the subject matter of this Agreement.

13.13      Headings.  The article, section, paragraph and other headings contained in this Agreement are inserted for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

13.14      Severability.  Any term or provision of this Agreement that is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.  If the final judgment of a court of competent jurisdiction or other authority declares that any term or provision hereof is invalid, void or unenforceable, the parties agree that the court making such determination shall have the power to reduce the scope, duration, area or applicability of the term or provision, to delete specific words or phrases, or to replace any invalid, void or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision.

13.15      Specific Performance.  The Seller Entities and Buyer acknowledge and agree that in the event of a material breach of this Agreement by the Seller Entities prior to the Closing and Buyer elects to proceed with the Closing, Buyer would be irreparably harmed and could not be made whole by monetary damages.  Therefore, the Seller Entities and Buyer agree that Buyer shall have the right to (i) seek specific performance of this Agreement and injunctive or other equitable relief as Buyer’s exclusive remedy for any such material breach (provided, however, as a condition thereof Buyer shall file a judicial action for specific performance in the United States District Court for the Middle District of Florida or any state court located in the 13th Judicial Circuit of the State of Florida no later than the Closing Date) or (ii) seek monetary damages pursuant to this Agreement and waive Buyer’s right to seek specific performance.  Subject to Buyer’s rights pursuant to Article 11 hereof, in the event Buyer elects to seek specific performance, Buyer shall not be entitled, and shall waive its rights, to any other remedies available at law or at equity in relation to this Agreement.  In the event Buyer seeks a remedy other than specific performance as aforesaid, the Seller Entities shall have the right to consummate a transaction with a third party for the Acquired Assets, the Real Property and the Business, including a transaction similar to the transactions contemplated by this Agreement on terms and conditions more or less favorable than the terms and conditions of the transactions contemplated by this Agreement and Buyer shall be prohibited from interfering or seeking to interfere, and shall waive its rights to interfere or seek to interfere, in any such transaction with such third party in any respect whatsoever, including by the filing of a lis pendens or any other act or action seeking to encumber and/or place a lien on any of the Acquired Assets or creating an exception to title to any of the Acquired Assets.

13.16      Extension; Waiver.  At any time prior to the Closing, all of the parties hereto may mutually agree to (i) extend the time for the performance of any of the obligations or acts of any party hereto, (ii) waive any inaccuracies in the representations and warranties of any party contained herein or in any document delivered hereby, (iii) waive compliance with any of the agreements of any party contained herein, or (iv) waive any condition to any party’s obligations hereunder.  Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of all parties hereto.  Except as otherwise provided in this Agreement, no failure or delay in exercising any right, power or privilege hereunder will operate as a waiver thereof, nor will any single or partial exercise thereof preclude any other or further exercise of any right, power or privilege hereunder.

13.17      Radon Disclosure.  The following notice is given to comply with Section 404.056(5), Florida Statutes:  Radon is a naturally occurring radioactive gas that, when it has accumulated in a building in sufficient quantities, may present health risks to persons who are exposed to it over time.  Levels of radon that exceed federal and state guidelines have been found in buildings in Florida.  Additional information regarding radon and radon testing may be obtained from your county public health unit.

13.18      Construction.  Unless the context of this Agreement otherwise clearly requires, (a) references to the plural include the singular, and references to the singular include the plural, (b) references to any gender include the other genders, (c) the words “include,” “includes” and “including” do not limit the preceding terms or words and shall be deemed to be followed by the words “without limitation”, (d) the term “or” has the inclusive meaning represented by the phrase “and/or”, (e) the terms “hereof”, “herein”, “hereunder”, “hereto” and similar terms in this

Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement, (f) the terms “day” and “days” mean and refer to calendar day(s), and (g) the terms “year” and “years” mean and refer to calendar year(s).  Unless otherwise set forth herein, references in this Agreement to any document, instrument or agreement (including this Agreement) (A) includes and incorporates all exhibits, schedules and other attachments thereto, (B) includes all documents, instruments or agreements issued or executed in replacement thereof, and (C) means such document, instrument or agreement, or replacement or predecessor thereto, as amended, modified or supplemented from time to time in accordance with its terms and in effect at any given time.  All Article, Section, Exhibit and Schedule references herein are to Articles, Sections, Exhibits and Schedules of this Agreement, unless otherwise specified.  This Agreement shall not be construed as if prepared by one of the parties hereto, but rather according to its fair meaning as a whole, as if all parties hereto had prepared it.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the Execution Date.

“GTA”

GOLF TRUST OF AMERICA, INC.

By:			/s/W. Bradley Blair, II
Name:		W. Bradley Blair, II
Title:	President

“PARENT”

GOLF TRUST OF AMERICA, L.P.

By:	GTA GP, Inc., its general partner

	By:	/s/W. Bradley Blair, II
		Name:	W. Bradley Blair, II
		Title:	President

“SELLER”

GTA-IB, LLC

By:	GTA-IB Golf Resort, LLC, its Member

	By:	/s/W. Bradley Blair, II
		Name:	W. Bradley Blair, II
		Title:	President

“HOLDING COMPANY”

GTA-IB GOLF RESORT, LLC

By:	Golf Trust of America, L.P., its Member

	By:	GTA GP, Inc., its general partner

		By:	/s/W. Bradley Blair, II
Name: W. Bradley Blair, II
Title: President

“CONDO OWNER”

GTA-IB CONDOMINIUM, LLC

By:	GTA-IB Golf Resort, LLC, its Member

	By:	/s/W. Bradley Blair, II
		Name:	W. Bradley Blair, II
		Title:	President

“MANAGEMENT COMPANY”

GTA-IB MANAGEMENT, LLC

By:	GTA-IB Golf Resort, LLC, its Member

	By:	/s/W. Bradley Blair, II
		Name:	W. Bradley Blair, II
		Title:	President

“SI”

SALAMANDER INNISBROOK, LLC, a Florida
limited liability company

By:	SALAMANDER FARMS, L.L.C., as sole Member

	By:		/s/ Sheila C. Johnston
	Name:		Sheila C. Johnston
	Title:		Sole Member & Manager

“SIC”

SALAMANDER INNISBROOK
CONDOMINIUM, LLC, a Florida limited liability
company

By:	SALAMANDER INNISBROOK, LLC, as
sole Member

	By:	SALAMANDER FARMS, L.L.C., as
sole Member

		By:	/s/ Sheila C. Johnston
			Name:	Sheila C. Johnston
			Title:	Sole Member & Manager

“SIS”

SALAMANDER INNISBROOK SECURITIES,
LLC, a Florida limited liability company

By:	SALAMANDER INNISBROOK, LLC, as
sole Member

	By:	SALAMANDER FARMS, L.L.C., as
sole Member

		By:	/s/ Sheila C. Johnston
			Name:	Sheila C. Johnston
			Title:	Sole Member & Manager

Agreed as to Article 3:

“ESCROW AGENT”

STEWART TITLE GUARANTY COMPANY

By:	/s/ Wilhelmina Kightlinger
	Name:	Wilhelmina Kightlinger
	Title:	Title Agent